Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN
RENASANT CORPORATION
AND
THE FIRST BANCSHARES, INC.
Dated as of July 29, 2024

TABLE OF CONTENTS

ARTICLE 1 TRANSACTIONS AND TERMS OF MERGER		2

1.1.	Merger	2
1.2.	Time and Place of Closing	2
1.3.	Effective Time	2
1.4.	Charter	2
1.5.	Bylaws	2
1.6.	Directors and Officers	2
1.7.	Bank Merger	3
1.8.	Tax Consequences	3

ARTICLE 2 MANNER OF CONVERTING SHARES		3

2.1.	Conversion of Shares	3
2.2.	Anti-Dilution Provisions	4
2.3.	Treatment of Seller Equity Awards	4
2.4.	Fractional Shares	5

ARTICLE 3 EXCHANGE OF SHARES		5

3.1.	Exchange Procedures	5

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLER		8

4.1.	Organization, Standing, and Power	8
4.2.	Authority of Seller; No Breach by Agreement	8
4.3.	Capitalization of Seller	9
4.4.	Seller Subsidiaries	10
4.5.	Regulatory Reports	11
4.6.	Financial Matters	12
4.7.	Books and Records	14
4.8.	Absence of Undisclosed Liabilities	14
4.9.	Absence of Certain Changes or Events	14
4.10.	Tax Matters	14
4.11.	Assets	16
4.12.	Intellectual Property; Privacy	17
4.13.	Environmental Matters	18
4.14.	Compliance with Laws	19
4.15.	Community Reinvestment Act Performance	20
4.16.	Labor Relations	20
4.17.	Employee Benefit Plans	22
4.18.	Material Contracts	25
4.19.	Agreements with Regulatory Authorities	25
4.20.	Investment Securities; BOLI	26
4.21.	Derivative Instruments and Transactions	26
4.22.	Legal Proceedings	26
4.23.	Statements True, Complete and Correct	27
4.24.	State Takeover Statutes and Takeover Provisions	27
4.25.	Opinion of Financial Advisor	27

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4.26.	Tax and Regulatory Matters	27
4.27.	Loan Matters	28
4.28.	Deposits	28
4.29.	Allowance for Credit Losses	29
4.30.	Insurance	29
4.31.	OFAC; Sanctions	29
4.32.	Brokers and Finders	30
4.33.	Transactions with Affiliates and Insiders	30
4.34.	Investment Adviser Subsidiary	30
4.35.	No Broker-Dealer Subsidiary	30
4.36.	Insurance Subsidiary and Insurance Agency Matters	30
4.37.	Indemnification	31
4.38.	No Other Representations and Warranties	31

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER		31

5.1.	Organization, Standing, and Power	31
5.2.	Authority of Buyer; No Breach by Agreement	32
5.3.	Capitalization of Buyer	33
5.4.	Buyer Subsidiaries	33
5.5.	Regulatory Reports	34
5.6.	Financial Matters	35
5.7.	Books and Records	37
5.8.	Absence of Undisclosed Liabilities	37
5.9.	Absence of Certain Changes or Events	37
5.10.	Tax Matters	37
5.11.	Assets	38
5.12.	Compliance with Laws	39
5.13.	Community Reinvestment Act Performance	39
5.14.	Material Contracts	40
5.15.	Legal Proceedings	40
5.16.	Agreements with Regulatory Authorities	40
5.17.	Investment Securities	40
5.18.	Derivative Instruments and Transactions	41
5.19.	Statements True, Complete and Correct	41
5.20.	State Takeover Statutes and Takeover Provisions	41
5.21.	Opinion of Financial Advisor	42
5.22.	Tax and Regulatory Matters	42
5.23.	Loan Matters	42
5.24.	Deposits	42
5.25.	Allowance for Credit Losses	43
5.26.	Insurance	43
5.27.	OFAC; Sanctions	43
5.28.	Brokers and Finders	43
5.29.	Transactions with Affiliates and Insiders	43
5.30.	No Other Representations and Warranties	44

ARTICLE 6 CONDUCT OF BUSINESS PENDING CONSUMMATION		44

6.1.	Affirmative Covenants of Seller	44
6.2.	Negative Covenants of Seller	44

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6.3.	Covenants of Buyer	48

ARTICLE 7 ADDITIONAL AGREEMENTS		48

7.1.	Registration Statement; Joint Proxy/Prospectus; Shareholder Approval	48
7.2.	Acquisition Proposals	50
7.3.	Exchange Matters	53
7.4.	Consents of Regulatory Authorities	53
7.5.	Access to Information; Confidentiality and Notification of Certain Matters	54
7.6.	Press Releases	55
7.7.	Tax Treatment	55
7.8.	Employee Benefits	55
7.9.	Indemnification	57
7.10.	Operating Functions	59
7.11.	Litigation	59
7.12.	Legal Conditions to Merger; Additional Agreements	59
7.13.	Dividends	60
7.14.	Change of Method	60
7.15.	Restructuring Efforts	60
7.16.	Corporate Governance	60
7.17.	Takeover Statutes	61
7.18.	Exemption from Liability Under Section 16(b)	61
7.19.	Treatment of Seller Indebtedness	61

ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE		62

8.1.	Conditions to Obligations of Each Party	62
8.2.	Conditions to Obligations of Buyer	63
8.3.	Conditions to Obligations of Seller	64

ARTICLE 9 TERMINATION		64

9.1.	Termination	64
9.2.	Effect of Termination	65
9.3.	Non-Survival of Representations and Covenants	66

ARTICLE 10 MISCELLANEOUS		66

10.1.	Definitions	66
10.2.	Referenced Pages	76
10.3.	Expenses	79
10.4.	Entire Agreement; No Third Party Beneficiaries	80
10.5.	Amendments	80
10.6.	Waivers	80
10.7.	Assignment	80
10.8.	Notices	81
10.9.	Governing Law; Jurisdiction; Waiver of Jury Trial	82
10.10.	Counterparts; Signatures	82
10.11.	Interpretation	83
10.12.	Enforcement of Agreement	83
10.13.	Severability	83
10.14.	Confidential Supervisory Information	83

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Exhibit A-1 – Form of Seller Voting Agreement

Exhibit A-2 – Form of Buyer Voting Agreement

Exhibit B – Form of Subsidiary Plan of Merger

Exhibit C – Employment Agreement Signatories

Seller’s Disclosure Memorandum

Buyer’s Disclosure Memorandum

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 29, 2024, by and between Renasant Corporation, a Mississippi corporation (“Buyer“), and The First Bancshares, Inc., a Mississippi corporation (“Seller”).

Preamble

The respective boards of directors of Seller and Buyer have adopted this Agreement and determined and declared that this Agreement and the transactions contemplated hereby are advisable and in the best interests of their respective companies and their respective shareholders.

Upon the terms and subject to the conditions of this Agreement and in accordance with the Mississippi Business Corporation Act (the “MBCA”), Seller will merge with and into Buyer (the “Merger”), with Buyer as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”).

Immediately after the Merger, The First Bank, a Mississippi state-chartered bank and wholly owned subsidiary of Seller (“Seller Bank”), will merge with and into Renasant Bank, a Mississippi state-chartered bank and wholly owned subsidiary of Buyer (“Buyer Bank”), with Buyer Bank as the surviving bank (the “Bank Merger,” and together with the Merger, the “Mergers”).

As a condition and an inducement for Buyer to enter into this Agreement, each of the directors and executive officers of Seller have simultaneously herewith entered into a voting agreement (the “Seller Voting Agreements”), in the form of Exhibit A-1.

As a condition and an inducement for Seller to enter into this Agreement, each of the directors and certain executive officers of Buyer have simultaneously herewith entered into a voting agreement (the “Buyer Voting Agreements”), in the form of Exhibit A-2.

As a condition and an inducement for Buyer to enter into this Agreement, the employees of Seller listed on Exhibit C will enter into employment agreements, to be effective upon the Closing.

It is the intention of the Parties that the Merger and the Bank Merger for federal income tax purposes shall each qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354, 361, and 368 of the Code for each such Merger.

The Parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe certain conditions to the Mergers.

Capitalized terms used in this Agreement and not otherwise defined herein are defined in Section 10.1 of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual warranties, representations, covenants, and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1
TRANSACTIONS AND TERMS OF MERGER

1.1.         Merger.

Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Seller shall be merged with and into Buyer in accordance with applicable provisions of the MBCA with the effects set forth in the MBCA. Buyer shall be the surviving corporation resulting from the Merger, and shall (a) continue its corporate existence under the laws of the State of Mississippi and (b) succeed to and assume all the properties, rights, liabilities and obligations of Seller in accordance with the MBCA. Upon consummation of the Merger, the separate corporate existence of Seller shall cease.

1.2.         Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at the offices of Covington & Burling LLP, located at The New York Times Building, 620 Eighth Avenue, New York, New York 10018-1405, or by electronic exchange of documents at 10:00 A.M., Central Time, on the date that the Effective Time occurs, or at such other place, date and time as the Parties, acting through their authorized officers, may mutually agree in writing (the “Closing Date”).

1.3.         Effective Time.

The Merger shall become effective (the “Effective Time”) on the date and at the time specified in the articles of merger to be filed with the Secretary of State of Mississippi. Upon the terms and subject to the conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall cause the Effective Time to occur no later than the first calendar day of the calendar month following the calendar month in which the satisfaction or waiver (subject to applicable Law) of all of the conditions set forth in ARTICLE 8 first occurs (other than those conditions that by their nature are to be satisfied at the Effective Time, but subject to the satisfaction or waiver (subject to applicable Law) of those conditions at the Effective Time).

1.4.         Charter.

The Articles of Incorporation, as amended, of Buyer in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until duly amended or repealed in accordance with its terms and applicable Law.

1.5.         Bylaws.

The Amended and Restated Bylaws, as amended, of Buyer in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until duly amended or repealed in accordance with its terms and applicable Law.

1.6.         Directors and Officers.

Subject to Section 7.16, the directors of Buyer in office immediately prior to the Effective Time shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the articles of incorporation and bylaws of the Surviving Corporation. The officers of Buyer in office immediately prior to the Effective Time shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

1.7.         Bank Merger.

Immediately following the Merger, Seller Bank will merge with and into Buyer Bank, with Buyer Bank as the surviving bank (sometimes referred to in such capacity as the “Surviving Bank”). Following the Bank Merger, the separate existence of Seller Bank shall cease. The Parties agree that the Bank Merger shall become effective simultaneously with the Merger. The Bank Merger shall be implemented pursuant to a subsidiary plan of merger, in the form attached as Exhibit B hereto (the “Subsidiary Plan of Merger”). In order to obtain the necessary regulatory approvals for the Bank Merger, the Parties shall cause the following to be accomplished prior to the filing of applications for regulatory approval of the Bank Merger: (a) Seller shall cause the board of directors of Seller Bank to approve the Subsidiary Plan of Merger, Seller, as the sole shareholder of Seller Bank, shall approve the Subsidiary Plan of Merger and Seller shall cause the Subsidiary Plan of Merger to be duly executed by Seller Bank and delivered to Buyer, and (b) Buyer shall cause the board of directors of Buyer Bank to approve the Subsidiary Plan of Merger, Buyer, as the sole shareholder of Buyer Bank, shall approve the Subsidiary Plan of Merger and Buyer shall cause the Subsidiary Plan of Merger to be duly executed by Buyer Bank and delivered to Seller. Prior to the Effective Time, Seller shall cause Seller Bank, and Buyer shall cause Buyer Bank, to execute and file such applicable articles of merger, and such other documents and certificates as are necessary to make the Bank Merger effective simultaneously with the Merger.

1.8.         Tax Consequences.

It is intended that the Merger and the Bank Merger shall each qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a “plan of reorganization” for the purposes of Sections 354, 361 and 368 of the Code for each such Merger.

ARTICLE 2
MANNER OF CONVERTING SHARES

2.1.         Conversion of Shares.

Subject to the provisions of this ARTICLE 2, at the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Seller or the shareholders of either of the foregoing, the shares of the consolidated corporations shall be converted as follows:

(a)            Each share of capital stock of Buyer issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of capital stock of Buyer from and after the Effective Time and shall not be affected by the Merger.

(b)            All shares of capital stock of Seller issued and outstanding immediately prior to the Effective Time that are held by Seller, any Seller Subsidiary, Buyer or any Buyer Subsidiary (in each case other than shares held in any Employee Benefit Plans or related trust accounts or otherwise held in any fiduciary or agency capacity or as a result of debts previously contracted, collectively, the “Canceled Shares”) shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(c)            Each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time (excluding the Canceled Shares) shall be converted into the right to receive 1.00 share (the “Exchange Ratio”) of Buyer Common Stock (the “Merger Consideration”).

(d)            Each share of Seller Common Stock, when so converted pursuant to Section 2.1(c), shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate (a ”Certificate”) or book-entry share (a “Book-Entry Share”) registered in the transfer books of Seller that immediately prior to the Effective Time represented shares of Seller Common Stock shall cease to have any rights with respect to such Seller Common Stock other than the right to receive the Merger Consideration in accordance with ARTICLE 3, including the right, if any, to receive pursuant to Section 2.4, a Fractional Share Payment payable with respect to such Seller Common Stock or any dividends or distributions pursuant to Section 3.1(d).

2.2.         Anti-Dilution Provisions.

Without limiting the other provisions of this Agreement and subject to Sections 6.2(d) and (f), if at any time during the period between the date of this Agreement and the Effective Time, the issued and outstanding shares of Seller Common Stock or securities convertible or exchangeable into or exercisable for shares of Seller Common Stock or the issued and outstanding shares of Buyer Common Stock or securities convertible or exchangeable into or exercisable for shares of Buyer Common Stock, shall have been changed into a different number of shares or a different class by reasons of any reclassification, stock split (including reverse stock split), stock dividend or distribution, reorganization, recapitalization, redenomination, merger, issuer tender or exchange offer or other similar transaction, then the Merger Consideration (including the Exchange Ratio) shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect fully the effect of any such change; provided that, in any case, nothing in this Section 2.2 shall be construed to permit either Party to take any action with respect to its securities that is prohibited by the terms of this Agreement.

2.3.         Treatment of Seller Equity Awards.

(a)            At the Effective Time, each award in respect of a share of Seller Common Stock subject to vesting, repurchase or other lapse restriction, or conditioned upon the achievement of any performance metrics, granted under the Seller Stock Plans that are outstanding immediately prior to the Effective Time (a “Seller Restricted Stock Award”) shall be assumed and converted into a restricted stock award in respect of shares of Buyer Common Stock (an “Adjusted Restricted Stock Award”) subject to the same terms and conditions as were applicable under such Seller Restricted Stock Award immediately prior to the Effective Time (including vesting terms), and relating to the number of shares of Buyer Common Stock equal to the product of (i) the number of shares of Seller Common Stock subject to such Seller Restricted Stock Award immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share of Buyer Common Stock; provided that, with respect to any Seller Restricted Stock Awards subject to conditions relating to the achievement of any performance metrics, it shall be assumed that such performance metrics were achieved at the target level. On or prior to the Effective Time, Buyer shall reserve for future issuance a number of shares of Buyer Common Stock at least equal to the number of shares of Buyer Common Stock that will be subject to Adjusted Restricted Stock Awards as a result of the actions contemplated by this Section 2.3(a). Immediately following the Effective Time, if required, Buyer shall file a post-effective amendment to the Form S-4 or an effective registration statement on Form S-8 (or other applicable form) with respect to the shares of Buyer Common Stock subject to such Adjusted Restricted Stock Awards, shall distribute a prospectus relating to such registration statement, if applicable, and shall use reasonable commercial efforts to maintain the effectiveness of such registration statement for so long as such Adjusted Restricted Stock Awards remain outstanding.

(b)            At the Effective Time, each option granted by Seller to purchase shares of Seller Common Stock under the Seller Stock Plans, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (a “Seller Stock Option”) shall be canceled and converted into the right to receive from Buyer a cash payment equal to the product of (a) the difference, if positive, between (i) the Per Share Cash Equivalent Consideration and (ii) the exercise price of the Seller Stock Option immediately prior to the Effective Time, multiplied by (b) the number of shares of Seller Common Stock underlying such Seller Stock Option immediately prior to the Effective Time, rounding up to the nearest cent. Any Seller Stock Option with an exercise price that equals or exceeds the Per Share Cash Equivalent Consideration shall be canceled with no consideration being paid to the optionholder with respect to such Seller Stock Option. Buyer shall pay, or cause to be paid, the consideration described in this Section 2.3(b) within 10 Business Days following the Effective Time. Buyer and its Affiliates shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration described in this Section 2.3(b) all such amounts as it is required to deduct and withhold under the Code or any provisions of applicable Tax Law.

(c)            As of the Effective Time, the Seller Stock Plans and equity awards shall be terminated, effective as of the Closing Date and contingent upon the occurrence of the Closing, and no further Seller Restricted Stock Awards, options, shares of restricted stock, restricted stock units, equity interests or other equity awards or rights with respect to shares of capital stock of Seller shall be granted thereunder.

(d)            At or prior to the Effective Time, Seller, the board of directors of Seller or its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 2.3.

2.4.         Fractional Shares.

No certificate, book-entry share or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, no dividend or distribution of Buyer shall be payable on or with respect to any such fractional share interests, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of Buyer. Notwithstanding any other provision of this Agreement, each holder of shares of Seller Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all Certificates or Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, a cash payment, rounded up to the nearest cent (without interest), which payment shall be determined by multiplying (a) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Buyer Common Stock that such holder of shares of Seller Common Stock would otherwise have been entitled to receive pursuant to Section 2.1(c) by (b) the Average Closing Price (the “Fractional Share Payment”). Buyer and its affiliates shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration described in this Section 2.4 all such amounts as it is required to deduct and withhold under the Code or any provisions of applicable Tax Law.

ARTICLE 3
EXCHANGE OF SHARES

3.1.         Exchange Procedures.

(a)            Deposit of Merger Consideration. At or promptly following the Effective Time, Buyer shall deposit, or shall cause to be deposited, with Broadridge Corporate Issuer Solutions, Inc., Buyer’s transfer agent, or another exchange agent selected by Buyer (the “Exchange Agent”), for the benefit of the holders of record of shares of Seller Common Stock (excluding the Canceled Shares) issued and outstanding immediately prior to the Effective Time (collectively, the “Holders”), for exchange in accordance with this ARTICLE 3, (i) evidence of Buyer Common Stock in book-entry form issuable pursuant to Section 2.1(c) for shares of Buyer Common Stock equal to the aggregate Merger Consideration and (ii) immediately available funds, to the extent determinable, for (A) any Fractional Share Payments and (B) after the Effective Time, if applicable, any dividends or distributions which such Holders have the right to receive pursuant to Section 3.1(d) (collectively, the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Buyer, provided, that no such investment or losses thereon shall affect the amounts payable to the Holders. Any interest and other income resulting from such investments shall be paid to Buyer. Buyer shall instruct the Exchange Agent to timely issue the Merger Consideration and pay the Fractional Share Payment, dividends or distributions, if any, in accordance with this Agreement.

(b)            Delivery of Merger Consideration. As soon as reasonably practicable after the Effective Time, Buyer shall cause the Exchange Agent to mail to each Holder of a Certificate (and Book-Entry Share, if required by the Exchange Agent or at the request of Buyer) a notice advising such Holders of the effectiveness of the Merger, including appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, if applicable, shall pass, only upon proper delivery of the Certificates or Book-Entry Shares, if applicable, and instructions for surrendering the Certificates or Book-Entry Shares, if applicable, to the Exchange Agent (such materials and instructions to include customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares). Upon proper surrender of a Certificate or Book-Entry Shares, if applicable, for exchange and cancelation to the Exchange Agent, together with the appropriate transmittal materials, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the Holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor (i) the Merger Consideration in non-certificated book-entry form and (ii) a check representing the amount of (A) any Fractional Share Payment (if any), and (B) any dividends or distributions (if any) which the Holder thereof has the right to receive pursuant to Section 3.1(d), and the Certificate or Book-Entry Share so surrendered shall forthwith be canceled. No interest will be paid or accrued for the benefit of Holders on the Merger Consideration or any Fractional Share Payment (if any) payable upon the surrender of the Certificates or Book-Entry Shares.

(c)            Share Transfer Books. At the Effective Time, the share transfer books of Seller shall be closed, and thereafter there shall be no further registration of transfers of shares of Seller Common Stock. From and after the Effective Time, Holders who held shares of Seller Common Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. Until surrendered for exchange in accordance with the provisions of this Section 3.1, each Certificate or Book-Entry Share theretofore representing shares of Seller Common Stock (other than the Canceled Shares) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in this Agreement in exchange therefor, subject, however, to the Buyer’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Seller in respect of such shares of Seller Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. On or after the Effective Time, any Certificates or Book-Entry Shares presented to the Exchange Agent or the Surviving Corporation for any reason shall be canceled and exchanged for the Merger Consideration, any Fractional Share Payment (if any) and any dividends or distributions (if any) pursuant to Section 3.1(d) with respect to the shares of Seller Common Stock formerly represented thereby.

(d)            Dividends with Respect to Buyer Common Stock. No dividends or other distributions declared with respect to Buyer Common Stock with a record date after the Effective Time shall be paid to the Holder of any unsurrendered Certificate or Book-Entry Shares with respect to the whole shares of Buyer Common Stock issuable with respect to such Certificate or Book-Entry Shares in accordance with this Agreement until the surrender of such Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate or Book-Entry Share (or affidavit of loss and other documentation required by the Exchange Agent or Surviving Corporation hereunder in lieu thereof) there shall be paid to the record holder of the whole shares of Buyer Common Stock, if any, issued in exchange therefor, without interest, (i) all dividends and other distributions payable in respect of any such whole shares of Buyer Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Buyer Common Stock.

(e)            Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) which remains undistributed to the former Holders on the first anniversary of the Effective Time shall be delivered to the Surviving Corporation, and any former Holders who have not theretofore received any Merger Consideration (including any Fractional Share Payment and any applicable dividends or other distributions with respect to Buyer Common Stock) to which they are entitled under this Agreement shall thereafter look only to the Surviving Corporation for payment of their claims with respect thereto (subject to applicable abandoned property, escheat or similar Law, as general creditors thereof).

(f)            No Liability. None of Buyer, Seller, the Surviving Corporation, the Exchange Agent or any of their respective Affiliates, or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any Holder in respect of any amount that would have otherwise been payable in respect of any Certificate or Book-Entry Shares from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by Holders immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Regulatory Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

(g)            Withholding Rights. Each and any of Buyer, the Surviving Corporation or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Fractional Share Payments, dividends or distributions payable pursuant to Section 3.1(d) or any other cash amounts otherwise payable pursuant to this Agreement to any Person such amounts or property (or portions thereof) as Buyer, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment or distribution under the Code, and the rules and regulations promulgated thereunder, or any provision of applicable Tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Regulatory Authority by Buyer, the Surviving Corporation, or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Buyer, the Surviving Corporation, or the Exchange Agent, as applicable.

(h)            Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or Surviving Corporation, the posting by such Person of a bond in such reasonable and customary amount as the Exchange Agent or Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any Fractional Share Payment and dividend or distributions to which the Holder thereof is entitled pursuant to this Agreement.

(i)            Transferred Ownership. In the event of a transfer of ownership of Seller Common Stock that is not registered in the transfer records of Seller, payment of the Merger Consideration (including any Fractional Share Payment and any applicable dividends or other distributions with respect to Buyer Common Stock) may be made to a Person other than the Person in whose name the Certificate or Book-Entry Shares so surrendered are registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer or such Book-Entry Shares shall be properly transferred and the Person requesting such issuance shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or Book-Entry Shares or establish to the satisfaction of Buyer and Exchange Agent that such Tax has been paid or is not applicable.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF Seller

Except as Previously Disclosed, Seller hereby represents and warrants to Buyer as follows:

4.1.         Organization, Standing, and Power.

(a)            Status of Seller. Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Mississippi, is authorized under the Laws of the State of Mississippi to engage in its business as currently conducted and otherwise has the corporate power and authority to own, lease and operate all of its Assets and to conduct its business in the manner in which its business is now being conducted. Seller is duly qualified or licensed to transact business as a foreign corporation in good standing in each jurisdiction in which its ownership of its Assets or conduct of its business requires such qualification or licensure, except where failure to be so qualified or licensed has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller. Seller is a bank holding company duly registered with the Federal Reserve under the BHC Act. True, complete and correct copies of the articles of incorporation and the bylaws of Seller, each as in effect as of the date of this Agreement, have been delivered or made available to Buyer. The articles of incorporation and bylaws of Seller comply with applicable Law.

(b)            Status of Seller Bank. Seller Bank is a direct, wholly owned Subsidiary of Seller, is duly organized, validly existing and in good standing under the Laws of the State of Mississippi, is authorized under the Laws of the State of Mississippi to engage in its business as currently conducted and otherwise has the corporate power and authority to own, lease and operate all of its properties and to conduct its business in the manner in which its business is now being conducted. Seller Bank is authorized by the Mississippi Department of Banking and Consumer Finance (“DBCF”) and the Federal Deposit Insurance Corporation (the “FDIC”) to engage in the business of banking as a Mississippi state-chartered bank. Seller Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in each jurisdiction in which its ownership of its properties or conduct of its business requires such qualification or licensure, except where failure to be so qualified or licensed has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller. True, complete and correct copies of the articles of incorporation and bylaws of Seller Bank, each as in effect as of the date of this Agreement, have been delivered or made available to Buyer.

4.2.         Authority of Seller; No Breach by Agreement.

(a)            Authority. Seller has the corporate power and authority necessary to execute, deliver, and, other than with respect to the consummation of the Merger, perform its obligations under this Agreement, and with respect to the consummation of the Merger, upon the approval of this Agreement and the Merger by Seller’s shareholders as required by applicable Law and Seller’s articles of incorporation and bylaws as contemplated by Section 7.1 (the “Seller Shareholder Approval”), to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Mergers, have been duly and validly authorized and approved by all necessary corporate action in respect thereof on the part of Seller and Seller Bank (including, adoption by, and a determination by all of the members of the board of directors of Seller that this Agreement is advisable and in the best interests of Seller’s shareholders and directing the submission of this Agreement and the Merger to a vote at a meeting of shareholders), subject to the Seller Shareholder Approval. This Agreement has been duly executed and delivered by Seller. Subject to the Seller Shareholder Approval, and assuming the due authorization, execution and delivery by Buyer, this Agreement represents a legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought (the “Bankruptcy and Equity Exceptions”)).

(b)            No Conflicts. Subject to the receipt of the Seller Shareholder Approval, none of the execution, delivery or performance of this Agreement by Seller, nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Seller’s articles of incorporation, bylaws or other governing instruments, or the articles of incorporation, bylaws or other governing instruments of Seller Bank and any other Seller Entity or any resolution adopted by the board of directors or the equityholders of any Seller Entity, or (ii) subject to receipt of the Requisite Regulatory Approvals, (A) violate any Law or Order applicable to any Seller Entity or any of their respective Assets, or (B) constitute or result in a Default under or the loss of any benefit under, or result in the creation of any Lien upon any of the respective Assets of any Seller Entity under, any of the terms, conditions or provisions of any Contract or Permit of any Seller Entity or under which any of their respective Assets may be bound, except in the case of clause (B) above where such Defaults, losses or Liens have not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller.

(c)            Consents. Other than in connection or compliance with the provisions of the Securities Laws (including the filing and declaration of effectiveness of the Registration Statement), applicable state securities Laws, the rules of NYSE, Nasdaq, the MBCA, the BHC Act, the Bank Merger Act, the Riegle-Neal Interstate Banking and Branching Efficiency Act, and the Requisite Regulatory Approvals, no notice to, filing with, or Consent of, any Regulatory Authority or any third party is necessary for the consummation by Seller or Seller Bank, as applicable, of the Mergers and other transactions contemplated in this Agreement. Subject to section 10.14, as of the date hereof, Seller has no Knowledge of any reason why the Requisite Regulatory Approvals will not be received in order to permit consummation of the Mergers on a timely basis.

(d)            Seller Debt. Seller has no debt that is secured by Seller Bank capital stock or that has the right to vote on any matters on which shareholders may vote.

4.3.         Capitalization of Seller.

(a)            Ownership. The authorized capital stock of Seller consists of (i) 80,000,000 shares of Seller Common Stock, $1.00 par value per share and (ii) 10,000,000 shares of preferred stock, $1.00 par value per share. As of the close of business on the date of this Agreement, (A) 31,204,694 shares of Seller Common Stock (excluding treasury shares) were issued and outstanding, (B) 1,249,607 shares of Seller Common Stock were held by Seller in its treasury, (C) 525,790 shares of Seller Restricted Stock Awards were issued and outstanding, (D) no shares of Seller preferred stock were issued and outstanding or held by Seller in treasury; and (E) 310,427 shares of Seller Common Stock were underlying Seller Stock Options. As of the Effective Time, no more than (1) 31,782,488 shares of Seller Common Stock will be issued and outstanding (excluding treasury shares), and (2) no shares of Seller preferred stock will be issued and outstanding or held by its treasury. As of immediately prior to the Effective Time, no more than 793,337 shares of Seller Restricted Stock Awards will be issued and outstanding.

(b)            Other Rights or Obligations. All of the issued and outstanding shares of capital stock of Seller are duly authorized and validly issued and outstanding, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and have been issued or granted, as applicable, in material compliance with all applicable Laws. None of the outstanding shares of capital stock of Seller has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past shareholders of Seller.

(c)            Outstanding Equity Rights. Other than the Seller Restricted Stock Awards outstanding prior to the date of this Agreement and set forth in Section 4.3(a)(ii)(E), there are no (i) existing Equity Rights with respect to the securities of Seller, (ii) Contracts under which Seller are or may become obligated to sell, issue, deliver, transfer or otherwise dispose of or redeem, purchase or otherwise acquire any securities of Seller, (iii) Contracts under which Seller is or may become obligated to register shares of Seller’s capital stock or other securities under the Securities Act, (iv) shareholder agreements, voting trusts or other agreements, arrangements or understandings to which Seller is a party or of which Seller has Knowledge, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of Seller, or (v) outstanding bonds, debentures, notes or other indebtedness having the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which the shareholders of Seller may vote. There are no Contracts pursuant to which Seller is or could be required to register shares of Seller’s capital stock or other securities under the Securities Act or to issue, deliver, transfer or sell any shares of capital stock, Equity Rights or other securities of Seller. No Seller Subsidiary owns any capital stock of Seller.

4.4.         Seller Subsidiaries.

(a)            Capitalization of Seller Bank. The authorized capital stock of Seller Bank consists of 10,000,000 shares of common stock, par value $5.00 per share (the “Seller Bank Common Stock”), and 1,029,896 shares of Seller Bank Common Stock are outstanding as of the date of this Agreement. All of the outstanding shares of Seller Bank Common Stock (and other equity interests in Seller Bank) are directly and beneficially owned and held by Seller, free and clear of any Lien (other than any restriction on the right to sell or otherwise dispose of such capital stock under applicable securities Laws).

(b)            Ownership of Seller Subsidiaries. Section 4.4(b) of Seller’s Disclosure Memorandum contains a complete and accurate listing of each Seller Subsidiary (other than Seller Bank), indicating for each such Seller Subsidiary its respective jurisdiction of organization and amount and ownership of equity securities thereof issued and outstanding and the owner thereof. Seller or Seller Bank owns all of the issued and outstanding shares of capital stock (and other equity interests) of the Seller Subsidiaries free and clear of any Lien (other than any restriction on the right to sell or otherwise dispose of such capital stock under applicable securities Laws). Except for the capital stock or other voting securities of, or ownership interests in, the Seller Subsidiaries, Seller does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person.

(c)            Other Rights or Obligations. All of the issued and outstanding shares of capital stock of each Seller Subsidiary are duly authorized and validly issued and outstanding, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and have been issued or granted, as applicable, in compliance in all material respects with applicable Laws. None of the outstanding shares of capital stock of any Seller Subsidiary has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past shareholders of Seller.

(d)            Outstanding Equity Rights. There are no (i) existing Equity Rights with respect to the securities of any Seller Subsidiary, (ii) Contracts under which any Seller Subsidiary are or may become obligated to sell, issue, deliver, transfer or otherwise dispose of or redeem, purchase or otherwise acquire any securities of any Seller Subsidiary, (iii) Contracts under which any Seller Subsidiary is or may become obligated to register shares of Seller’s capital stock or other securities under the Securities Act, (iv) shareholder agreements, voting trusts or other agreements, arrangements or understandings to which any Seller Subsidiary is a party or of which Seller has Knowledge, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of any Seller Subsidiary, or (v) outstanding bonds, debentures, notes or other indebtedness having the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which the shareholders of any Seller Subsidiary may vote. There are no Contracts pursuant to which any Seller Subsidiary is or could be required to register shares of any Seller Subsidiary’s capital stock or other securities under the Securities Act or to issue, deliver, transfer or sell any shares of capital stock, Equity Rights or other securities of any Seller Subsidiary.

(e)            Status of Seller Subsidiaries. Each Seller Subsidiary is a corporation duly organized, validly existing, and in good standing under the Laws of the State of its jurisdiction, is authorized under the Laws of the State of its jurisdiction to engage in its business as currently conducted and otherwise has the corporate power and authority to own, lease and operate all of its Assets and to conduct its business in the manner in which its business is now being conducted. Each Seller Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in each jurisdiction in which its ownership of Assets or conduct of business requires such qualification or licensure, except where failure to be so qualified or licensed has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller. True, complete and correct copies of the articles of incorporation, bylaws or other or other governing instruments of each Seller Subsidiary, each as in effect as of the date of this Agreement, have been delivered or made available to Buyer. The articles of incorporation, bylaws and other governing instruments of each Seller Subsidiary complies with applicable Law.

4.5.         Regulatory Reports.

(a)            Regulatory Filings. Since January 1, 2021, each Seller Entity has filed on a timely basis all forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports and documents required to be filed or furnished by it with any Regulatory Authority except where a failure to timely make such filings has not had and would not reasonably be expected to have, either individually or in the aggregate, a material impact on the operations or financial condition of Seller. All such forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports and documents were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law and the requirements of the applicable Regulatory Authority. Subject to Section 10.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any form, filing, registration, submission, statement, certification, return, information, data, report or document relating to any examinations, inspections or investigations of any Seller Entity, and (ii) have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of any Seller Entity. Subject to Section 10.14 and except for normal examinations conducted by a Regulatory Authority in the Ordinary Course, no Regulatory Authority has initiated or has pending any proceeding or, to the Knowledge of Seller, investigation into the business or operations of the Seller or the Seller Subsidiaries since January 1, 2021, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller. From January 1, 2021, until May 29, 2024, Seller was in compliance with the then-applicable listing and corporate governance rules and regulations of Nasdaq, and since May 30, 2024, Seller has been in compliance with the then-applicable listing and corporate governance rules and regulations of NYSE.

(b)            Seller SEC Reports. An accurate and complete copy of each SEC Report of Seller (the “Seller SEC Reports”) is publicly available. No such Seller SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements, prospectuses and proxy statements, on the dates of effectiveness, dates of first sale of securities and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Seller SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Seller has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date of this Agreement, there are no outstanding comments from, or material unresolved issues raised by the SEC with respect to any of the Seller SEC Reports.

4.6.         Financial Matters.

(a)            Financial Statements. The Seller Financial Statements included or incorporated by reference in the Seller SEC Reports (i) are true, accurate and complete in all material respects, and have been prepared from, and are in accordance with, the Books and Records of the Seller Entities, (ii) have been prepared in accordance with GAAP, regulatory accounting principles and the applicable accounting requirements and with the published rules and regulations of the SEC, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to the interim financial statements for the omission of footnotes, and (iii) fairly present in all material respects the consolidated financial condition of the Seller Entities as of the respective dates set forth therein and the consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows of the Seller Entities for the respective periods set forth therein, subject in the case of the interim Financial Statements to year-end adjustments. The Seller Financial Statements to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, and will be prepared from, and will be in accordance with, the Books and Records of the Seller Entities, (B) will have been prepared in accordance with GAAP, regulatory accounting principles and the applicable accounting requirements and with the published rules and regulations of the SEC, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to unaudited financial statements for the omission of footnotes, and (C) will fairly present in all material respects the consolidated financial condition of the Seller Entities as of the respective dates set forth therein and the consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows of the Seller Entities for the respective periods set forth therein, subject in the case of unaudited financial statements to year-end adjustments.

(b)            Call Reports. The financial statements contained in the Call Reports of Seller Bank for the periods ended on or after December 31, 2020, (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes, and (iii) fairly present in all material respects the financial condition of Seller Bank as of the respective dates set forth therein and the results of operations and shareholders’ equity for the respective periods set forth therein, subject to year-end adjustments. The financial statements contained in the Call Reports of Seller Bank to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes, and (C) will fairly present in all material respects the financial condition of Seller Bank as of the respective dates set forth therein and the results of operations and shareholders’ equity of Seller Bank for the respective periods set forth therein, subject to year-end adjustments.

(c)            Systems and Processes. Seller and each Seller Entity has in place sufficient systems and processes that are customary for a financial institution the size of Seller and such Seller Entity and that are designed to (i) provide reasonable assurances regarding the reliability of financial reporting and the preparation of the Seller Financial Statements and such Seller Entity’s financial statements, including the Call Reports, (ii) in a timely manner accumulate and communicate to Seller and such Seller Entity’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in Seller Financial Statements and such Seller Entity’s financial statements, including the Call Reports, or any forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports or documents required to be filed or provided to any Regulatory Authority, (iii) ensure access to Seller and such Seller Entity’s Assets is permitted only in accordance with management’s authorization, and (iv) ensure the reporting of such Assets is compared with existing Assets at regular intervals. Since December 31, 2020, neither Seller nor any Seller Entity nor, to Seller’s Knowledge, any Representative of any Seller Entity has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of Seller Financial Statements, any Seller Entity’s financial statements, including the Call Reports, or the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of any Seller Entity or their respective internal accounting controls, including any complaint, allegation, assertion or claim that any Seller Entity has engaged in questionable accounting or auditing practices. No attorney representing any Seller Entity, whether or not employed by any Seller Entity, has reported evidence of a violation of Securities Laws, breach of fiduciary duty or similar violation by Seller or any of its officers, directors or employees to the board of directors of Seller or any Seller Entity or any committee thereof, or to any director or officer of Seller or any Seller Entity. To Seller’s Knowledge, there has been no instance of fraud by any Seller Entity, whether or not material.

(d)            Records. The records, systems, controls, data and information of the Seller Entities are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of a Seller Entity or its accountants (including all means of access thereto and therefrom), except where such non-exclusive ownership and non-direct control has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller. Seller and Seller Bank (i) have implemented, and maintain, disclosure controls and procedures (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) to ensure the reliability of the Seller Financial Statements and to ensure that information relating to the Seller Entities is made known to the principal executive officer, principal financial officer, or other members of executive management of Seller by others within those entities as appropriate (A) to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, (B) which allow for maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the Assets of the Seller Entities, (C) that provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Seller Entities are being made only in accordance with authorizations of management and directors of Seller, and (D) that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Assets of the Seller Entities that could have a material effect on its financial statements, and (ii) have disclosed, based on its most recent evaluation prior to the date hereof, to Seller’s outside auditors and the audit committee of the board of directors of Seller (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rules 13a-15(f) and 13d-15(f) of the Exchange Act) that would be reasonably likely to adversely affect Seller’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Seller’s internal controls over financial reporting. To the Knowledge of Seller, there is no reason to believe that Seller’s outside auditors, its principal executive officer and principal financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due, if required.

(e)            Auditor Independence. The independent registered public accounting firm engaged to express its opinion with respect to the Seller Financial Statements included in the Seller SEC Reports is, and has been throughout the periods covered thereby, “independent” within the meaning of Rule 2-01 of Regulation S-X. As of the date hereof, the external auditor for Seller and the Seller Bank has not resigned or been dismissed as a result of or in connection with any disagreements with Seller or Seller Bank on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

4.7.         Books and Records.

The Books and Records of the Seller Entities have been and are being maintained in the Ordinary Course in accordance and in compliance with all applicable accounting requirements and Laws and are complete and accurate in all material respects to reflect corporate action by the Seller Entities.

4.8.         Absence of Undisclosed Liabilities.

No Seller Entity has incurred any Liability, except for Liabilities (a) incurred in the Ordinary Course since December 31, 2023, (b) incurred in connection with this Agreement and the transactions contemplated hereby, or (c) that are accrued or reserved against in the consolidated balance sheet of Seller as of December 31, 2023 included in the Seller Financial Statements at and for the period ending December 31, 2023.

4.9.         Absence of Certain Changes or Events.

(a)            Since December 31, 2023, there has not been a Material Adverse Effect on Seller.

(b)            Since December 31, 2023, (i) the Sellers Entities have carried on their respective businesses in all material respects only in the Ordinary Course, (ii) there has not been any material damage, destruction or other casualty loss with respect to any material Asset owned, leased or otherwise used by any Seller Entity whether or not covered by insurance, and (iii) none of the Seller Entities have taken any action that would be prohibited by Section 6.2 if taken after the date hereof.

4.10.       Tax Matters.

(a)            All Seller Entities have timely filed with the appropriate Taxing authorities all Tax Returns in all jurisdictions in which such Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. None of the Seller Entities is the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns automatically granted). All material Taxes of the Seller Entities (whether or not shown on any Tax Return) that are due have been fully and timely paid. There are no Liens for Taxes (other than a Lien for Taxes not yet due and payable) on any of the Assets of any of the Seller Entities. No claim has been made in the last six years in writing by an authority in a jurisdiction where any Seller Entity does not file a Tax Return that such Seller Entity may be subject to Taxes by that jurisdiction. The accrual for Taxes on the most recent balance sheet of the Seller Entities would be adequate to pay all Tax liabilities of the Seller Entities if its current tax year were treated as ending on the Closing Date.

(b)            None of the Seller Entities has received any written notice of assessment or proposed assessment in connection with any amount of Taxes that remain unpaid or are unresolved, and there are no threatened in writing or pending disputes, claims, audits or examinations regarding any Taxes of any Seller Entity that have not been fully resolved. None of the Seller Entities has waived any statute of limitations in respect of any Taxes. The Seller Entities have made available to Buyer true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements requested or executed since January 1, 2020.

(c)            Each Seller Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Law.

(d)            The unpaid Taxes of each Seller Entity (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Seller Entity, and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Seller Entities in filing their Tax Returns.

(e)            None of the Seller Entities is a party to any Tax indemnity, allocation or sharing agreement (other than any agreement solely between the Seller Entities and other than any customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes), and none of the Seller Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Seller) or has any Tax Liability of any Person under Section 1.1502-6 of the Treasury Regulations promulgated under the Code (the “Treasury Regulations”) or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which Seller is parent), or as a transferee or successor.

(f)            During the four-year period ending on the date hereof or otherwise as part of a “plan (or series of related transactions”) within the meaning of Section 355(e) of the Code of which the Merger is also a part, none of the Seller Entities was a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a transaction intended to qualify for tax-free treatment under Section 355 of the Code. During the five-year period ending on the date hereof, none of the Seller Entities was a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(g)            No Seller Entity has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1) or any “tax shelter” within the meaning of Section 6662 of the Code.

(h)            Each Seller Benefit Plan, employment agreement, or other compensation arrangement of Seller that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been written, executed, and operated in compliance with Section 409A of the Code and the regulations thereunder. No Seller Entity has any obligation to gross-up or otherwise reimburse any Person for any tax incurred by such person pursuant to Section 409A or Section 280G of the Code.

(i)            None of the Seller Entities (nor Buyer or any of its Affiliates as a result of ownership of any Seller Entity) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or exists on or prior to the Closing Date: (i) a change in a method of accounting for a taxable period ending on or prior to the Closing Date or use of an improper method of accounting (including pursuant to Section 481 of the Code or any similar provision of state, local or foreign Law, or otherwise); (ii) a Tax ruling or agreement entered into with a Regulatory Authority, including a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date; (iii) an installment sale or open transaction disposition made on or prior to the Closing Date; (iv) a prepaid or deferred revenue amount received on or prior to the Closing Date; and (v) “long-term contracts” that are subject to a method of accounting provided in Section 460 of the Code or any deferred income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulation Section 1.451-5, Section 455 of the Code, or Section 456 of the Code (or any corresponding provision of state or local law).

4.11.       Assets.

(a)            Each Seller Entity has good and marketable title, or good and valid leasehold interests in, to those Assets reflected in the most recent Seller Financial Statements as being owned or leased, as applicable, by such Seller Entity or acquired after the date thereof (except Assets sold or otherwise disposed of since the date thereof in the Ordinary Course), free and clear of all Liens, except (a) statutory Liens securing payments not yet due, (b) Liens for real property Taxes not yet due and payable or being contested in good faith pursuant to appropriate proceedings, (c) easements, rights of way, and other similar encumbrances that do not materially affect the use of the Assets subject thereto or affected thereby or otherwise materially impair business operations and use of such Assets, and (d) such imperfections or irregularities of title or Liens as do not materially affect the use of the Assets subject thereto or affected thereby or otherwise materially impair business operations and use of such Assets (collectively, “Permitted Liens”).

(b)            Section 4.11(b) of Seller’s Disclosure Memorandum sets forth a true, complete and correct list of all street addresses and fee owners of all real property owned, leased or licensed by any Seller Entity or otherwise occupied by a Seller Entity or used or held for use by any Seller Entity, including other real estate owned (collectively, the “Real Property”). Other than as set forth on Section 4.11(b) of Seller’s Disclosure Memorandum, there are no Persons in possession of any portion of any of the Real Property other than the Seller Entities, and no Person other than a Seller Entity has the right to use or occupy for any purpose any portion of any of the Real Property owned, leased or licensed by a Seller Entity. A Seller Entity is the fee simple owner of owned by it free and clear of all Liens, except Permitted Liens. There are no outstanding options, rights of first offer or refusal or other pre-emptive rights or purchase rights with respect to any such owned Real Property. All leases of Real Property under which any Seller Entity, as lessee, leases Real Property, are valid, binding and enforceable in accordance with their respective terms and such Seller Entity has good and marketable leasehold interests to all Real Property leased by them. There is not under any such lease any material existing Default by any Seller Entity or, to Seller’s Knowledge, any other party thereto, or any event which with notice or lapse of time would constitute such a material Default and all rent and other sums and charges due and payable under such lease have been paid. There are no pending or, to the Knowledge of Seller, threatened condemnation or eminent domain proceedings against any Real Property.

(c)            The Assets reflected in the most recent Seller Financial Statements which are owned or leased by the Seller Entities, and in combination with the Real Property, the Intellectual Property of any Seller Entity, and contractual benefits and burdens of the Seller Entities, constitute, as of the Closing Date, all of the Assets, rights and interests necessary to enable the Seller Entities to operate consolidated businesses in the Ordinary Course and as the same is expected to be conducted on the Closing Date.

4.12.       Intellectual Property; Privacy.

(a)            Each Seller Entity owns or has a valid license to use (in each case, free and clear of any Liens other than any Permitted Liens) all material Intellectual Property necessary to carry on the business of such Seller Entity as it is currently conducted. Each Seller Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such Seller Entity in connection with its business operations, and such Seller Entity has the right to convey by sale or license any Intellectual Property so conveyed. No Seller Entity is in material Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of Seller threatened, which challenge the rights of any Seller Entity with respect to Intellectual Property used, sold or licensed by such Seller Entity in the course of its business, nor has any Person claimed or alleged any rights to such Intellectual Property. To the Knowledge of Seller, the conduct of the business of each Seller Entity and the use of any Intellectual Property by each Seller Entity does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any other person. No Person has asserted to any Seller Entity in writing that any Seller Entity has infringed, misappropriated or otherwise violated the Intellectual Property rights of such Person. The validity, continuation and effectiveness of all licenses and other agreements relating to Intellectual Property used by any Seller Entity in the course of its business and the current terms thereof will not be affected by the transactions contemplated by this Agreement, the use of the “The First Bancshares, Inc.” and “The First Bank” trademarks will be transferred to Buyer or Buyer Bank in connection with the transactions contemplated by this Agreement and after the Effective Time, no Person besides Buyer shall have right and title to the “The First Bancshares, Inc.” and “The First Bank” trademarks and trade names. All of the Seller Entities’ right to the use of and title to the names “The First Bancshares, Inc.” and “The First Bank” will be transferred to Buyer in connection with the completion of the transactions contemplated by this Agreement.

(b)            (i) The computer, information technology and data processing systems, facilities and services used by the Seller Entities, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Systems”), are sufficient for the conduct of the respective businesses of the Seller Entities as currently conducted, and (ii) the Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of the Seller Entities as currently conducted. There have not been any actual, suspected, or alleged Security Incidents or actual or alleged claims related to Security Incidents, and there are no facts or circumstances which could reasonably serve as the basis for any such allegations or claims. There are no known data security, information security, or other technological vulnerabilities with respect to any Seller Entity or with respect to the Systems that could adversely impact their operations or cause a Security Incident. The Seller Entities have taken commercially reasonable steps and implemented commercially reasonable safeguards consistent with the state of the art for the industry in which the Seller Entities operate to ensure that the Systems are secure from loss, damage, and unauthorized access, use, modification, or other misuse and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Each Seller Entity has implemented commercially reasonable backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably maintain the operation of the respective businesses of the Seller Entities in all material respects. Each Seller Entity has implemented and maintained commercially reasonable measures and procedures designed to mitigate the risks of cybersecurity breaches and attacks. Without limiting the generality of the foregoing, the Seller Entities’ information security programs are designed to (i) identify internal and external risks to the security of the Personal Information, Business Data, and Systems; and (ii) implement, monitor and improve adequate and effective safeguards to control those risks. The Seller Entities have timely and reasonably remediated and addressed any and all material audit or security assessment findings relating to its implementation of administrative, technical, and physical security measures. Each Seller Entity employee has received training regarding information security that is relevant to each such employee’s role and responsibility within the business and such employee’s access to Personal Information, Business Data and Systems.

(c)            Each Seller Entity and, to Seller’s Knowledge, each Third Party Service Provider, has (i) at all times and remains in compliance with all Privacy and Security Requirements, and (ii) taken commercially reasonable measures to ensure that all Personal Information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. There has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such Personal Information by any Seller Entity or any other Person. The Seller Entities have implemented and maintain documented policies and procedures to ensure compliance with the Privacy and Information Security Requirements. Each Seller Entity has provided all requisite notices and obtained all required consents, and satisfied all other requirements, necessary for the conduct of the business as currently conducted and in connection with the consummation of the transaction contemplated hereunder. The consummation of the transaction contemplated hereunder will comply with the Privacy and Information Security Requirements.

(d)            Each Seller Entity has contractually obligated all Third Party Service Providers to appropriate contractual terms relating to the protection and use of Personal Information and Systems, including obligations to (i) comply with applicable Privacy and Information Security Requirements, (ii) implement an appropriate information security program that includes reasonable administrative, technical, and physical safeguards, and (iii) restrict processing of Personal Information and ensure the return or adequate disposal or destruction of Personal Information. Each Seller Entity has taken reasonable measures to ensure that Third Party Service Providers have complied with their contractual obligations.

(e)            There is not currently pending or threatened Litigation against any Seller Entity, including by any privacy regulator or other Regulatory Authority, with respect to privacy, cybersecurity, or the Processing of Personal Information, and there are no facts upon which such Litigation could be based.

(f)            Each Seller Entity has taken commercially reasonable measures to protect the confidentiality of all trade secrets that are included in the Intellectual Property owned by them, and, to the Knowledge of Seller, such trade secrets have not been disclosed by any Seller Entity to any Person except pursuant to appropriate nondisclosure agreements.

(g)            Each current or former employee, consultant or contractor of the Seller Entity who has contributed to the creation or development of any Intellectual Property owned by any Seller Entity has executed a nondisclosure and assignment-of-rights agreement for the benefit of the Seller Entities, and the Seller Entities are the owner of all rights in and to all Intellectual Property created by each such employee, consultant or contractor in performing services for the Seller Entities vesting all rights in work product created in the Seller Entities.

4.13.       Environmental Matters.

(a)            Each Seller Entity, and the Real Property are, and have been since January 1, 2021, in compliance, in all material respects, with all Environmental Laws.

(b)            There is no Litigation pending or, to the Knowledge of Seller, threatened before any Regulatory Authority in which any Seller Entity or any of the Real Property has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law, or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) the Real Property, nor is there any reasonable basis for any Litigation of a type described in this sentence. No Seller Entity is subject to any Order imposing any liability or obligation with respect to any Environmental Law that is or would reasonably be expected to be material to Seller.

4.14.      Compliance with Laws.

(a)            Each Seller Entity has, and since January 1, 2021 has had, in effect all Permits necessary for it to lawfully own, lease, or operate its Assets and to carry on its business as now or then conducted (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such Permit has had or would, reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller. There has occurred no Default under any such Permit and to the Knowledge of Seller no suspension or cancelation of any such Permit is threatened. None of the Seller Entities:

(i)            is in Default under any of the provisions of its articles of incorporation or bylaws (or other governing instruments);

(ii)           is in material Default under any Laws, or in Default under any Orders, applicable to its business or employees conducting its business; or

(iii)          subject to Section 10.14, has since January 1, 2021 received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof asserting that any Seller Entity is not in compliance with any Laws, Orders, or Permits or engaging in an unsafe or unsound activity or in troubled condition.

(b)            Each Seller Entity is, and since January 1, 2021, has been, in material compliance with all applicable Laws, regulatory capital requirements, Consents, Permits, Orders, or conditions imposed in writing by a Regulatory Authority, to which they or their Assets may be subject.

(c)            Each director, officer, shareholder, manager, and employee of the Seller Entities that has been engaged at any time in the development, use, or operation of the Seller Entities and their respective Assets, and each Independent Contractor, is and has been in material compliance with all applicable Laws relating to the development, use, or operation of the Seller Entities and their respective Assets. No proceeding or notice has been filed, given, commenced or, to the Knowledge of Seller, threatened against any of the Seller Entities or any of their respective directors, officers, members, Affiliates, managers, employees or Independent Contractors alleging any failure to so materially comply with all applicable Laws.

(d)            Seller Bank (i) has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts, (ii) has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the U.S. Department of the Treasury, including the United States Internal Revenue Service (“IRS”), and (iii) has timely filed all Suspicious Activity Reports with the Financial Crimes Enforcement Network (bureau of the U.S. Department of the Treasury) required to be filed by it pursuant to all applicable Laws.

(e)            Since January 1, 2021, each Seller Entity has properly administered all accounts for which it acts as a fiduciary, including accounts for which any Seller Entity serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the applicable governing documents and in compliance, in all material respects, with applicable Laws. Since January 1, 2021, no Seller Entity has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are complete and correct and accurately reflect the assets of such fiduciary account.

(f)            None of the Seller Entities, or to Seller’s Knowledge, any director, officer, employee, agent or other Person acting on behalf of any Seller Entity has, directly or indirectly, (i) used any funds of any Seller Entity for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of any Seller Entity, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977 or any similar law, (iv) established or maintained any unlawful fund of monies or other Assets of any Seller Entity, (v) made any fraudulent entry on the Books and Records of any Seller Entity, (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback, or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for any Seller Entity, to pay for favorable treatment for business secured or to pay for special concessions already obtained for any Seller Entity, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, or (vii) violated or is in violation of the Currency and Foreign Transactions Reporting Act of 1970, the Bank Secrecy Act, the USA PATRIOT ACT of 2001, the money laundering Laws of any jurisdiction, and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Regulatory Authority (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any Regulatory Authority or any arbitrator involving any Seller Entity with respect to the Money Laundering Laws is pending or, to the Knowledge of Seller, threatened. Each Seller Entity has been conducting operations at all times in compliance with applicable financial recordkeeping and reporting requirements of all Money Laundering Laws administered and each Seller Entity has established and maintained a system of internal controls designed to ensure compliance by the Seller Entities with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws.

(g)            As of the date hereof, Seller, Seller Bank and each other insured depository institution Subsidiary of Seller is “well-capitalized” (as that term is defined by applicable Law).

4.15.       Community Reinvestment Act Performance.

Seller Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act (the “FDIA”) and applicable regulations thereunder, has received a Community Reinvestment Act of 1977 rating of “satisfactory” or better in its most recently completed performance evaluation, and Seller has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in Seller Bank having its current rating lowered such that it is no longer “satisfactory” or better.

4.16.       Labor Relations.

(a)            No Seller Entity is the subject of any pending or, to the Knowledge of Seller, threatened Litigation asserting that it or any other Seller Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Seller Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment. No Seller Entity, predecessor, or Affiliate of a Seller Entity is or has ever been a party to any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to Seller’s relationship or dealings with its employees, any labor organization or any other employee representative, and no Seller Entity or Affiliate of a Seller Entity is currently negotiating any collective bargaining agreement. There is no strike, slowdown, lockout or other job action or labor dispute involving any Seller Entity pending or threatened and there have been no such actions or disputes since January 1, 2021. To the Knowledge of Seller, since January 1, 2021, there has not been any attempt by any Seller Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Seller Entity. Section 4.16(a) of Seller’s Disclosure Memorandum sets forth each Seller Benefit Plan or other agreement with an employee pursuant to which a Seller Entity incurs a penalty, liability or severance obligation upon the termination of employment of an employee of a Seller Entity. Except as otherwise set forth on Section 4.16(a) of Seller’s Disclosure Memorandum, the employment of each employee of Seller Entity is terminable at will by the relevant Seller Entity without any penalty, liability or severance obligation incurred by any Seller Entity.

(b)            Section 4.16(b) of Seller’s Disclosure Memorandum separately sets forth all of Seller’s employees, including for each such employee: name, job title, hire date, full- or part-time status, status as a regular, temporary or contract employee, Fair Labor Standards Act designation, work location (identified by street address), current compensation paid or payable, all wage arrangements, fringe benefits (other than employee benefits applicable to all employees, which benefits are set forth on Section 4.17(a) of Seller’s Disclosure Memorandum), bonuses, incentives, or commissions paid the past three years, and visa and Green Card application status. To Seller’s Knowledge, no employee of any Seller Entity is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality or non-competition agreement, that in any way that currently adversely affects or restricts, or after the Closing will adversely affect or restrict, the performance of such employee’s duties. No Key Employee of any Seller Entity has provided written notice to a Seller Entity of his or her intent to terminate his or her employment with the applicable Seller Entity as of the date hereof.

(c)            Section 4.16(c) of Seller’s Disclosure Memorandum contains a complete and accurate listing of the name (if an entity, including the name of the individuals employed by or providing service on behalf of such entity) and contact information of each individual who has provided personal services to any Seller Entity as an independent contractor, consultant, freelancer or other service provider (collectively, “Independent Contractors”) during the prior three years. A copy of each Contract relating to the services provided by any such Independent Contractor to a Seller Entity has been made available to Buyer prior to the date hereof. The engagement of each Independent Contractor of each Seller Entity is terminable at will by the relevant Seller Entity without any penalty or liability incurred by any Seller Entity.

(d)            The Seller Entities have no leased employees or employees provided by a third-party staffing or other entity (including any “leased employees” within the meaning of Code Section 414(n)).

(e)            The Seller Entities have, or will have no later than the Closing Date, paid all accrued salaries, bonuses, commissions, and other wages due to be paid through the Closing Date. Each of the Seller Entities is and at all times has been in material compliance with all Laws governing the employment of labor and the withholding of taxes, including all contractual commitments and all such Laws relating to wages, hours, affirmative action, collective bargaining, discrimination, civil rights, disability accommodation, employee leave, unemployment, worker classification, immigration, safety and health, workers’ compensation and the collection and payment of withholding or Social Security taxes and similar taxes. With respect to all split life insurance policies contributed to by a Seller Entity or for which the premiums are paid by a Seller Entity, the Seller Entities have included as compensation for Tax purposes all amounts that are required to be so included.

(f)            There are no, and since January 1, 2021 there have not been any, wage and hour claims, discrimination, disability accommodation, or other employment claims or charges by any employee or prospective employee of any Seller Entity, nor, to Seller’s Knowledge, are there any such claims or charges currently threatened by any employee of any Seller Entity. To Seller’s Knowledge, there are no governmental investigations open with or under consideration by the United States Department of Labor (“DOL”), Equal Employment Opportunity Commission, or any other federal or state governmental body charged with administering or enforcing employment related Laws.

(g)            All of the Seller Entities’ employees are employed in the United States and are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, other United States immigration Laws, and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed. The Seller Entities have completed a Form I-9 (Employment Eligibility Verification) for each employee, and each such Form I-9 has since been updated as required by applicable Laws and is correct and complete in all material respects. Each individual who renders services to any Seller Entity is properly classified as having the status of an employee or independent contractor or other non-employee status (including for purposes of taxation and Tax reporting and under Seller Benefit Plans).

(h)            Since January 1, 2021, none of the Seller Entities has implemented any facility closing or mass layoff, as defined under the WARN Act, without providing notice in accordance with the WARN Act, and no such actions are currently contemplated, planned or announced.

(i)            Since January 1, 2021, (i) to the Knowledge of Seller, no officer or director of any Seller Entity has been the subject of an allegation of sexual harassment, sexual assault, discrimination, harassment or retaliation, and (ii) none of the any Seller Entities has entered into any settlement agreements related to allegations of sexual harassment, other sexual misconduct, discrimination, harassment or retaliation by any employee or director of any Seller Entity.

4.17.       Employee Benefit Plans.

(a)            Seller has made available to Buyer prior to the execution of this Agreement, true, complete and correct copies (or if not written, a written summary of its terms) of each Seller Benefit Plan that is an “employee benefit plan” within the meaning of Section 3(3) of ERISA or provides for retirement, deferred compensation, death or life insurance benefits and each other material Seller Benefit Plan. “Seller Benefit Plan”) means an Employee Benefit Plan (including all amendments thereto), that has been adopted, maintained, sponsored in whole or in part by, or contributed to or required to be contributed to by any Seller Entity or Seller ERISA Affiliate for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate or with respect to which any Seller Entity or any Seller ERISA Affiliate has or may have any obligation or Liability. For the avoidance of doubt, the term “Seller Benefit Plans” includes plans, programs, policies, and arrangements sponsored or maintained by a third-party professional employer organization in which the current or former employees, retirees, dependents, spouses, directors, Independent Contractors, or other beneficiaries of the Seller Entity or any of its Affiliates are eligible to participate. Section 4.17(a) of Seller’s Disclosure Memorandum has a complete and accurate list of all Seller Benefit Plans required to be made available to Buyer pursuant to the first sentence of this Section 4.17(a). No Seller Benefit Plan is subject to any Laws other than those of the United States or any state, county, or municipality in the United States. Seller has made available to Buyer prior to the execution of this Agreement (i) all trust agreements or other funding arrangements for all Seller Benefit Plans, (ii) the most recent determination letter or opinion letter from the IRS, (iii) annual reports or returns, audited or unaudited financial statements, actuarial reports and valuations prepared for any Seller Benefit Plan for the current plan year and the preceding plan year, (iv) the most recent summary plan descriptions and any material modifications thereto, (v) any non-routine notice, letter or other correspondence with the DOL, IRS, Pension Benefit Guaranty Corporation (“PBGC”), or any other governmental entity regarding a Seller Benefit Plan, and (vi) all actuarial valuations of Seller Benefit Plans.

(b)            Each Seller Benefit Plan is and has been maintained in material compliance with the terms of such Seller Benefit Plan, and in material compliance with the applicable requirements of the Code, ERISA, and any other applicable Laws. No Seller Benefit Plan is required to be amended within the 90-day period beginning on the Closing Date in order to continue to comply with ERISA, the Code, and other applicable Laws. Each Seller Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter, or for a prototype plan, opinion letter, from the IRS that applies to the Seller Benefit Plan and on which such Seller Benefit Plan is entitled to rely. To Seller’s Knowledge, nothing has occurred and no circumstance exists that would be reasonably expected to adversely affect the qualified status of such Seller Benefit Plan. Within the past three years, no Seller Entity has taken any action to take material corrective action with respect to any Seller Benefit Plan or make a filing under any voluntary correction program of the IRS, DOL, or any other Regulatory Authority. All assets of each Seller Benefit Plan that is a retirement plan consist exclusively of cash and actively traded securities.

(c)            There are no pending, or to Seller’s Knowledge, threatened or pending claims or disputes under the terms of, or in connection with, the Seller Benefit Plans other than claims for benefits in the Ordinary Course that are not expected to result in material liability to any Seller Entity, and, to Seller’s Knowledge, no action, proceeding, prosecution, inquiry, hearing or investigation or audit has been commenced with respect to any Seller Benefit Plan.

(d)            Neither Seller nor any Affiliate of Seller has engaged in any prohibited transaction for which there is not an exemption, within the meaning of Section 4975 of the Code or Section 406 of ERISA, with respect to any Seller Benefit Plan and no prohibited transaction has occurred with respect to any Seller Benefit Plan that would be reasonably expected to result in any Liability or excise Tax under ERISA or the Code. No Seller Entity, Seller Entity employee, nor any committee of which any Seller Entity employee is a member has breached his or her fiduciary duty with respect to a Seller Benefit Plan in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any Seller Benefit Plan. To Seller’s Knowledge, no fiduciary, within the meaning of Section 3(21) of ERISA, who is not a Seller Entity or any Seller Entity employee, has breached his or her fiduciary duty with respect to a Seller Benefit Plan or otherwise has any Liability in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any Seller Benefit Plan that would reasonably be expected to result in any Liability or excise Tax under ERISA or the Code being imposed on Seller or any Affiliate of Seller. The treatment of the Seller Restricted Stock Awards, Seller Stock Options and any other Seller equity awards as required under Section 2.3 of this Agreement is permitted by applicable Law and the terms of the applicable plan and award agreement.

(e)            Neither Seller nor any Seller ERISA Affiliate has at any time been a party to or maintained, sponsored, contributed to or has been obligated to contribute to, or had any Liability with respect to, or would reasonably be expected to have any such obligation to contribute to or Liability with respect to: (i) any plan subject to Title IV of ERISA; (ii) a “multiemployer plan” (as defined in ERISA Section 3(37) and 4001(a)(3)); (iii) a “multiple employer plan” (within the meaning of ERISA or the Code); (iv) a self-funded health or welfare benefit plan; (v) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code); or (v) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(f)            Each Seller Benefit Plan or other arrangement of a Seller Entity that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has a plan document that satisfies the requirements of Section 409A of the Code and has been operated in compliance with the terms of such plan document and the requirements of Section 409A of the Code, in each case such that no Tax is or has been due or payable under Section 409A of the Code.

(g)            Each Seller Benefit Plan that is a health or welfare plan has been amended and administered in accordance with the requirements of the Patient Protection and Affordable Care Act of 2010. No Seller Entity has any Liability or obligation to provide postretirement health or medical benefits to any Seller Entity’s employees or former employees, officers, or directors, or any dependent or beneficiary thereof, except as otherwise required under state or federal benefits continuation Laws and for which the covered individual pays the full cost of coverage. No Tax under Code Sections 4980B or 5000 has been incurred with respect to any Seller Benefit Plan and no circumstance exists which could give rise to such Tax.

(h)            All contributions required to be made to any Seller Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Seller Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Books and Records of the Seller Entities.

(i)             Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of any Seller Entity, or result in any (i) requirement to fund any benefits or set aside benefits in a trust (including a rabbi trust), (ii) limitation on the right of any Seller Entity to amend, merge, terminate or receive a reversion of assets from any Seller Benefit Plan or related trust, (iii) acceleration of the time of payment or vesting of any such payment, right, compensation or benefit, or (iv) entitlement by any recipient of any payment or benefit to receive a “gross up” payment for any income or other Taxes that might be owed with respect to such payment or benefit.

(j)             Section 4.17(j) of the Seller’s Disclosure Memorandum sets forth a list of each individual who is or might be reasonably expected to be a “disqualified individual” within the meaning of Section 280G of the Code and has a right to pay or benefits (or increase in pay or benefits, including the acceleration of any payment or vesting) triggered by a change in control and the types of payments potentially payable to each such individual in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event). Without limiting the generality of the foregoing, except as set forth in Section 4.17(j) of the Seller’s Disclosure Memorandum, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Seller Entities in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) could be an “excess parachute payment” within the meaning of Section 280G of the Code. No Seller Benefit Plan provides for the gross-up or reimbursement of Taxes, including under Code Section 4999 or 409A, or otherwise.

4.18.       Material Contracts.

(a)             None of the Seller Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound by or subject to, any Contract, (i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) that is an employment, severance, termination, consulting, or retirement Contract, (iii) relating to the borrowing of money by any Seller Entity or the guarantee by any Seller Entity of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully secured repurchase agreements, advances and loans from the Federal Home Loan Bank, and trade payables, in each case in the Ordinary Course) in excess of $10,000,000, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements, (iv) which prohibits or materially restricts any Seller Entity (or, following consummation of the transactions contemplated by this Agreement, Buyer or any of its Subsidiaries) from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person; (v) relating to the purchase or sale of any goods or services by a Seller Entity (other than Contracts entered into in the Ordinary Course with a term not in excess of two years and involving payments under any individual Contract not in excess of $250,000 over its remaining term or involving Loans, borrowings or guarantees originated or purchased by any Seller Entity in the Ordinary Course), (vi) that grants any “most favored nation” right, right of first refusal, right of first offer or similar right (including any exclusivity obligations) with respect to any material Assets, or rights of any Seller Entity, taken as a whole, (vii) which limits the payment of dividends by any Seller Entity; (viii) pursuant to which any Seller Entity has agreed with any third parties to become a member of, manage or control a joint venture, partnership, limited liability company or other similar entity; (ix) that provides for (A) the disposition of any portion of the assets or business of the Seller Entities, (B) the acquisition, directly or indirectly, of a portion of the assets or business of any other Person (whether by merger, sale of stock or assets or otherwise), or (C) related to any disposition or acquisition that contains continuing representations, covenants, indemnities or other obligations (including “earn out” or other contingent payment obligations); (x) between any Seller Entity, on the one hand, and (A) any officer or director of any Seller Entity, or (B) to the Knowledge of Seller, any (1) record or beneficial owner of 5% or more of the voting securities of Seller, (2) Affiliate or family member of any such officer, director or record or beneficial owner, or (3) any other Affiliate of Seller, on the other hand, except those of a type available to employees of Seller generally; (xi) containing any standstill or similar agreement pursuant to which any Seller Entity has agreed not to acquire Assets or equity interests of another Person; (xii) that provides for indemnification by any Seller Entity of any Person, except for non-material Contracts entered into in the Ordinary Course; (xiii) with or to a labor union or guild (including any collective bargaining agreement); (xiv) that is a settlement, consent or similar Contract and contains any material continuing obligations of any Seller Entity; (xv) that is a consulting Contract or data processing, software programming or licensing Contract involving the payment of more than $250,000 per annum (other than any such contracts which are terminable by Seller or any of its Subsidiaries on thirty days or less notice without any required payment or other conditions, other than the condition of notice); and (xvi) any other Contract or amendment thereto that is material to any Seller Entity or their respective business or Assets and not otherwise entered into in the Ordinary Course. Each Contract of the type described in this Section 4.18(a), whether or not set forth in Seller’s Disclosure Memorandum together with all Contracts referred to in Sections 4.12 and 4.17(a), are referred to herein as the “Seller Contracts.“

(b)            With respect to each Seller Contract: (i) the Seller Contract is legal, valid and binding on a Seller Entity and is in full force and effect and is enforceable in accordance with its terms; (ii) no Seller Entity is in material Default thereunder; (iii) no Seller Entity has repudiated or waived any material provision of any such Contract; (iv) no other party to any such Contract is in material Default or has repudiated or waived any material provision thereunder; and (v) there is not pending or, to the Knowledge of Seller, threatened cancellations of any Seller Contract.

(c)            Seller has made available to Buyer complete and correct copies of each Seller Contract in effect as of the date hereof. All of the indebtedness of any Seller Entity for money borrowed is pre-payable at any time by such Seller Entity without penalty or premium.

4.19.       Agreements with Regulatory Authorities.

Subject to Section 10.14, no Seller Entity is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any Contract with, or is a party to any commitment letter, safety and soundness compliance plan, or similar undertaking to, or is subject to any Order or directive by, or has been ordered to pay any civil money penalty by, or has been a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of any, Regulatory Authority that currently restricts in any respect the conduct of its business or that in any manner relates to its capital adequacy or liquidity, its ability to pay dividends, its credit or risk management policies, its management, its business, or Seller Bank’s acceptance of brokered deposits (each, whether or not set forth in Seller’s Disclosure Memorandum, a “Seller Regulatory Agreement”), nor has any Seller Entity been advised in writing or, to Seller’s Knowledge, orally, since January 1, 2021, by any Regulatory Authority that Seller Bank is in troubled condition or that the Regulatory Authority is considering issuing, initiating, ordering, or requesting any such Seller Regulatory Agreement.

4.20.        Investment Securities; BOLI.

(a)            Each Seller Entity has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements, pledged to secure deposits of public funds, borrowings of federal funds or borrowings from the Federal Reserve Banks or Federal Home Loan Banks or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the financial statements included in the Seller SEC Reports, and (ii) to the extent such securities or commodities are pledged in the Ordinary Course to secure obligations of a Seller Entity. Such securities are valued on the books of Seller in accordance with GAAP.

(b)            Each Seller Entity employs, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Seller believes are prudent and reasonable in the context of their respective businesses, and each Seller Entity has, since January 1, 2021, been in compliance with such policies, practices and procedures in all material respects.

(c)            Seller has taken all actions necessary to comply in all material respects with applicable Law in connection with the purchase of bank owned life insurance (“BOLI”) owned by Seller. The value of such BOLI is and has been fairly and accurately reflected in all material respects in the most recent balance sheet included in the Seller Financial Statements, in accordance with GAAP. All BOLI is owned solely by Seller, and no other person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under such BOLI. Seller has no outstanding borrowings secured in whole or part by its BOLI.

4.21.       Derivative Instruments and Transactions.

All Derivative Transactions whether entered into for the account of any Seller Entity or for the account of a customer of any Seller Entity (a) were entered into in the Ordinary Course and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Regulatory Authorities, (b) are legal, valid and binding obligations of the Seller Entity party thereto and (c) are in full force and effect and enforceable in accordance with their terms, and (d) no counterparty is in Default or has repudiated or waived any provision thereunder. Seller Entities and, to the Knowledge of Seller, the counterparties to all such Derivative Transactions, have duly performed, in all material respects, their obligations thereunder to the extent that such obligations to perform have accrued.  To the Knowledge of Seller, there are no material breaches, violations or Defaults or allegations or assertions of such by any party pursuant to any such Derivative Transactions. The financial position of the Seller Entities on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the Books and Records of the Seller Entities in accordance with GAAP.

4.22.       Legal Proceedings.

There is no Litigation instituted or pending, or, to the Knowledge of Seller, threatened against any Seller Entity, or against any current or former director, officer or employee of a Seller Entity in their capacities as such or against any Seller Benefit Plan, or against any Asset, interest, or right of any of them, nor are there any Orders outstanding against any Seller Entity or the Assets of any Seller Entity, in each case, that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller. Section 4.22(a) of Seller’s Disclosure Memorandum sets forth a list of all Litigation as of the date of this Agreement to which any Seller Entity is a party. Section 4.22(b) of Seller’s Disclosure Memorandum sets forth a list of all Orders to which any Seller Entity is subject.

4.23.       Statements True, Complete and Correct.

(a)             None of the information supplied or to be supplied by any Seller Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Registration Statement to be filed by Buyer with the SEC will, when supplied or when the Registration Statement becomes effective (or when incorporated by reference), be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. The portions of the Registration Statement and the Joint Proxy/Prospectus relating to Seller Entities and other portions within the reasonable control of Seller Entities will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder at the time the Registration Statement becomes effective and at the time the Joint Proxy/Prospectus is filed with the SEC and first mailed.

(b)             None of the information supplied or to be supplied by any Seller Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Joint Proxy/Prospectus, and any other documents to be filed by a Seller Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such information is supplied and such documents are filed (or when incorporated by reference), and with respect to the Joint Proxy/Prospectus, when first mailed to the shareholders of Seller, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy/Prospectus or any amendment thereof or supplement thereto, at the time of the Seller Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Seller Meeting.

4.24.       State Takeover Statutes and Takeover Provisions.

Seller has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “fair price,” “affiliate transaction,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Statutes”). No Seller Entity is the beneficial owner (directly or indirectly) of more than 10% of the outstanding capital stock of Buyer entitled to vote in the election of Buyer’s directors.

4.25.       Opinion of Financial Advisor.

Prior to the execution of this Agreement, the Board of Directors of Seller has received the opinion of Keefe, Bruyette & Woods, Inc., which, if initially rendered verbally has been or will be confirmed by a written opinion, dated the same date, to the effect that, as of the date of such opinion, the Exchange Ratio in the Merger is fair, from a financial point of view, to Holders of Seller Common Stock. Such opinion has not been amended or rescinded.

4.26.       Tax and Regulatory Matters.

No Seller Entity or any Affiliate thereof has taken or agreed to take any action (or failed to take or agreed to fail to take any action), and Seller does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (a) prevent the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (b) impede or delay receipt of any of the Requisite Regulatory Approvals.

4.27.       Loan Matters.

(a)             Each Loan currently outstanding (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of the obligor named therein, and assuming due authorization, execution and delivery thereof by such obligor or obligors, enforceable in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exceptions).

(b)            The information made available by Seller to Buyer with respect to outstanding Loans is correct and complete in all material respects as of the date the information was made available to Buyer. Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, Seller’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of Laws.

(c)            None of the Contracts pursuant to which any Seller Entity has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan. To Seller’s Knowledge, each Loan included in a pool of Loans originated, securitized or acquired by any Seller Entity (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and Loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable Laws, rules and regulations, except where the time for certification or recertification has not yet expired. No Pools have been improperly certified, and, except as would not be material to the Seller Entities, no Loan has been bought out of a Pool without all required approvals of the applicable investors. No events or circumstances have occurred, or are reasonably likely to occur prior to the Effective Time, that would require any Seller Entity to purchase any mortgage loans sold to secondary market investors, nor has any such investor made any assertion to any Seller Entity in writing to that effect.

(d)            Section 4.27(d) of the Seller’s Disclosure Memorandum sets forth a list of all Loans as of June 30, 2024, by Seller to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of any Seller Entity, (ii) there are no employee, officer, director, principal shareholder or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.

(e)            Subject to Section 10.14, no Seller Entity is now, nor has it ever been since January 1, 2021, subject to any material fine, suspension, settlement or other Contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Regulatory Authority relating to the origination, sale or servicing of mortgage or consumer Loans.

4.28.       Deposits.

All of the deposits held by Seller Bank (including the records and documentation pertaining to such deposits) are held in compliance with (a) all applicable policies, practices and procedures of Seller Bank and (b) all applicable Laws, including Money Laundering Laws and anti-terrorism or embargoed Persons requirements. All deposit account applications have been solicited, taken and evaluated and applicants notified in a manner that complied with all applicable Laws. All deposit accounts have been maintained and serviced by Seller or its Affiliates in accordance with the deposit account agreements and Seller’s applicable policies, practices and procedures. The terms and conditions of each deposit account comply with the applicable deposit account agreement to which they relate. All of the deposits held by Seller Bank are insured to the maximum limit set by the FDIC, and the FDIC premium and all assessments have been fully paid, and no proceedings for the termination or revocation of such insurance are pending, or, to the Knowledge of Seller, threatened.

4.29.       Allowance for Credit Losses.

The allowance for credit losses (“ACL”) reflected in the Seller Financial Statements was, as of the date of each of the Seller Financial Statements, in compliance with Seller’s existing methodology for determining the adequacy of the ACL and in compliance with the standards established by the applicable Regulatory Authority, the Financial Accounting Standards Board and GAAP, and is adequate.

4.30.       Insurance.

Seller Entities are insured with reputable insurers against such risks and in such amounts as the management of Seller reasonably has determined to be prudent and consistent with industry practice. The Seller Entities are in material compliance with their insurance policies and are not in Default under any of the material terms thereof. There is no material claim by any Seller Entity against any such policy. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Seller Entities, Seller or Seller Bank is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. To Seller’s Knowledge, no Seller Entity has received any written notice of cancelation or non-renewal of any such policies, nor, to Seller’s Knowledge, is the termination of any such policies threatened.

4.31.       OFAC; Sanctions.

No Seller Entity, nor any director or officer or, to the Knowledge of Seller, any other Representative or other Person acting on behalf of any Seller Entity (a) is engaging or has engaged in the five years prior to the date of this Agreement in the provision or receipt of any services (including financial services), transfers of goods, software, or technology, or any other activity related to (i) Cuba, Iran, North Korea, Syria or the Crimea, Luhansk People’s Republic or Donetsk People’s Republic regions of Ukraine (“Sanctioned Countries”), (ii) the government of any Sanctioned Country, (iii) any Person, entity or organization located in, resident in, formed under the laws of, or owned or controlled by or acting for or on behalf of the government of, any Sanctioned Country, or (iv) any other Person made subject of any sanctions administered or enforced by the United States Government, including, without limitation, Persons on the List of Specially Designated Nationals of the U.S. Department of the Treasury’s Office of Foreign Assets Control, or by the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority or subject to sanctions on account of being owned or controlled by such Persons (collectively, “Sanctions”), (b) engaged in any transfers of goods, technologies or services (including financial services) that may assist the governments of Sanctioned Countries or Persons subject to Sanctions or facilitate money laundering or other activities proscribed by United States Law, (c) is a Person currently the subject of any Sanctions, or (d) is located, organized or resident in any Sanctioned Country.

4.32.       Brokers and Finders.

Except for Keefe, Bruyette & Woods, Inc., neither Seller nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

4.33.       Transactions with Affiliates and Insiders.

There are no Contracts, plans, arrangements or other transactions, including extensions of credit, between any Seller Entity, on the one hand, and (a) any officer, director or record or beneficial owner of 5% or more of the voting securities of any Seller Entity, (b) to Seller’s Knowledge, any (i) record or beneficial owner of 5% or more of the voting securities of Seller or (ii) Affiliate or family member of any such officer, director or record or beneficial owner, or (c) any other Affiliate of Seller, on the other hand, except those, in each case clauses (a) – (c), of a type available to employees of the Seller Entities generally and, in the case of Seller Bank, that are in compliance with Regulation O and Regulation W.

4.34.       Investment Adviser Subsidiary.

No Seller Entity provides investment management, investment advisory or sub-advisory services to any Person (including management and advice provided to separate accounts and participation in wrap fee programs) or otherwise is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940.

4.35.       No Broker-Dealer Subsidiary.

No Seller Entity is a broker-dealer required to be registered under the Exchange Act with the SEC.

4.36.       Insurance Subsidiary and Insurance Agency Matters.

(a)             No Person other than the employees of a Seller Entity is, or has been since January 1, 2021, authorized or permitted to act as an insurance agent or broker (“Producer”) on behalf of any Seller Entity. Each employee permitted to act as a Producer on behalf of a Seller Entity (i) holds the necessary state licenses to conduct its duties on behalf of such Seller Entity and (ii) is in good standing with the state insurance Regulatory Authority in the applicable jurisdiction(s). All insurance brokerage or agency business placed by employees of any Seller Entity since January 1, 2021 has been placed by them through and in the name of such Seller Entity and all commissions on such business have been paid to and are the property of such Seller Entity.

(b)            Any Seller Entity that has at all times acted principally in the capacity of an insurance agent, broker and consultant, has not incurred any risks or Liabilities associated with the underwriting of insurance policies issued in connection with such broker services. No Seller Entity owns, and has not since January 1, 2021 owned, any captive insurance company nor any investment or interest in any Person that assumes underwriting risks. No Contract between any Seller Entity, on the one hand, and any insurance carrier, on the other hand, contemplates, or would cause any Seller Entity to assume, any underwriting risk.

(c)            To the extent required by Law, each Seller Entity engaged in the insurance agent or broker business has disclosed to each client or group of clients the nature and extent of the compensation received by such Seller Entity, directly or indirectly, in respect of business placed from insurers, insurance intermediaries, or premium finance companies or other businesses for placing business with, or otherwise arranging business for, such businesses, including profit sharing, contingent, bonus, override, excess commissions or any other such similar compensation, and the Company has made available to Buyer true, complete and correct copies of all disclosure policies applicable thereto.

(d)            Each Seller Entity engaged in the insurance agency or brokerage business has an appointment to act as an agent or broker for each insurance carrier from which it needs such an appointment to conduct its business.

4.37.       Indemnification.

No present or former director, officer, employee or agent of any Seller Entity has any claim for indemnification from any Seller Entity. To Seller’s Knowledge, no action or failure to take action by any present or former director, officer, employee or agent of any Seller Entity or other event has occurred, or has been alleged to have occurred, which occurrence or allegation would give rise to any claim by any such present or former director, officer, employee or agent for indemnification from any Seller Entity.

4.38.       No Other Representations and Warranties

(a)             Except for the representations and warranties in this ARTICLE 4, Seller does not make any express or implied representation or warranty with respect to the Seller Entities, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Seller hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, and except for the representations and warranties made by Seller in this ARTICLE 4, Seller does not make and has not made any representation to Buyer or any of Buyer’s Affiliates or Representatives with respect to any oral or written information presented to Buyer or any of Buyer’s Affiliates or Representatives in the course of their due diligence investigation of Seller (including any financial projections or forecasts), the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)            Seller acknowledges and agrees that Buyer has not made and is not making any express or implied representation or warranty other than those contained in ARTICLE 5.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as Previously Disclosed, Buyer hereby represents and warrants to Seller as follows:

5.1.          Organization, Standing, and Power.

(a)             Status of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Mississippi, is authorized under the Laws of the State of Mississippi to engage in its business as currently conducted and otherwise has the corporate power and authority to own, lease and operate all of its Assets and to conduct its business in the manner in which its business is now being conducted. Buyer is duly qualified or licensed to transact business as a foreign corporation in good standing in each jurisdiction in which its ownership of its Assets or conduct of its business requires such qualification or licensure, except where failure to be so qualified or licensed has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer. Buyer is a bank holding company duly registered with the Federal Reserve under the BHC Act. True, complete and correct copies of the articles of incorporation and the bylaws of Buyer, each as in effect as of the date of this Agreement, have been delivered or made available to Seller. The articles of incorporation and bylaws of Buyer comply with applicable Law.

(b)            Status of Buyer Bank. Buyer Bank is a direct, wholly owned Subsidiary of Buyer, is duly organized, validly existing and in good standing under the Laws of the State of Mississippi, is authorized under the Laws of the State of Mississippi to engage in its business as currently conducted and otherwise has the corporate power and authority to own, lease and operate all of its properties and to conduct its business in the manner in which its business is now being conducted. Buyer Bank is authorized by the DBCF and the FDIC to engage in the business of banking as a Mississippi state-chartered bank. Buyer Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in each jurisdiction in which its ownership of its properties or conduct of its business requires such qualification or licensure, except where failure to be so qualified or licensed has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer. True, complete and correct copies of the articles of incorporation and bylaws of Buyer Bank, each as in effect as of the date of this Agreement, have been delivered or made available to Seller.

5.2.          Authority of Buyer; No Breach by Agreement.

(a)            Authority. Buyer has the corporate power and authority necessary to execute, deliver, and, other than with respect to the consummation of the Merger or the Buyer Share Issuance, perform its obligations under this Agreement, and with respect to the consummation of the Merger and the Buyer Share Issuance, upon the approval of this Agreement, the Merger and the Buyer Share Issuance by Buyer’s shareholders as required by applicable Law and Buyer’s articles of incorporation and bylaws (the “Buyer Shareholder Approval”), to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Mergers, have been duly and validly authorized and approved by all necessary corporate action in respect thereof on the part of Buyer and Buyer Bank (including, adoption by, and a determination by all of the members of the board of directors of Buyer that this Agreement and the Buyer Share Issuance are advisable and in the best interests of Buyer’s shareholders and directing the submission of this Agreement, the Merger and Buyer Share Issuance to a vote at a meeting of shareholders), subject to the Buyer Shareholder Approval. This Agreement has been duly executed and delivered by Buyer. Subject to the Buyer Shareholder Approval, and assuming the due authorization, execution and delivery by Seller, this Agreement represents a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exceptions).

(b)            No Conflicts. Subject to the receipt of the Buyer Shareholder Approval, none of the execution, delivery or performance of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Buyer’s articles of incorporation, bylaws or other governing instruments, or the articles of incorporation, bylaws or other governing instruments of Buyer Bank and any other Buyer Entity or any resolution adopted by the board of directors or the equityholders of any Buyer Entity, or (ii) subject to receipt of the Requisite Regulatory Approvals, (A) violate any Law or Order applicable to any Buyer Entity or any of their respective Assets, or (B) constitute or result in a Default under or the loss of any benefit under, or result in the creation of any Lien upon any of the respective Assets of any Buyer Entity under, any of the terms, conditions or provisions of any Contract or Permit of any Buyer Entity or under which any of their respective Assets may be bound, except in the case of clause (B) above where such Defaults, losses or Liens have not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer.

(c)            Consents. Other than in connection or compliance with the provisions of the Securities Laws (including the filing and declaration of effectiveness of the Registration Statement), applicable state securities Laws, the rules of NYSE, Nasdaq, the MBCA, the BHC Act, the Bank Merger Act, the Riegle-Neal Interstate Banking and Branching Efficiency Act, and the Requisite Regulatory Approvals, no notice to, filing with, or Consent of, any Regulatory Authority or any third party is necessary for the consummation by Buyer or Buyer Bank, as applicable, of the Mergers and other transactions contemplated in this Agreement. Subject to Section 10.14, as of the date hereof, Buyer has no Knowledge of any reason why the Requisite Regulatory Approvals will not be received in order to permit consummation of the Mergers on a timely basis.

(d)            Buyer Debt. Buyer has no debt that is secured by Buyer Bank capital stock or that has the right to vote on any matters on which shareholders may vote.

5.3.          Capitalization of Buyer.

(a)            Ownership. The authorized capital stock of Buyer consists of (i) 150,000,000 shares of Buyer Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share. As of the close of business on the date of this Agreement, (A) 56,360,242 shares of Buyer Common Stock were issued and outstanding, (B) 1,078,721 shares of Buyer Common Stock were subject to outstanding Buyer Restricted Stock Awards, and (C) no shares of Buyer preferred stock were issued and outstanding.

(b)            Other Rights or Obligations. All of the issued and outstanding shares of capital stock of Buyer are duly authorized and validly issued and outstanding, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and have been issued or granted, as applicable, in material compliance with all applicable Laws. None of the outstanding shares of capital stock of Buyer has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past shareholders of Buyer.

(c)            Outstanding Equity Rights. Other than the Buyer Restricted Stock Awards issued prior to the date of this Agreement and set forth in Sections 5.3(a)(B), as of the date hereof there are no existing Equity Rights with respect to the securities of Buyer.

5.4.          Buyer Subsidiaries.

(a)            Buyer or Buyer Bank owns all of the issued and outstanding shares of capital stock (and other equity interests) of the Buyer Subsidiaries, free and clear of any Lien (other than any restriction on the right to sell or otherwise dispose of such capital stock under applicable securities Laws).

(b)            Other Rights or Obligations. All of the issued and outstanding shares of capital stock of each Buyer Subsidiary are duly authorized and validly issued and outstanding, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and have been issued or granted, as applicable, in compliance in all material respects with applicable Laws. None of the outstanding shares of capital stock of any Buyer Subsidiary has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past shareholders of Buyer.

(c)            Outstanding Equity Rights. There are no (i) existing Equity Rights with respect to the securities of any Buyer Subsidiary, (ii) Contracts under which any Buyer Subsidiary are or may become obligated to sell, issue, deliver, transfer or otherwise dispose of or redeem, purchase or otherwise acquire any securities of any Buyer Subsidiary, (iii) Contracts under which any Buyer Subsidiary is or may become obligated to register shares of Buyer’s capital stock or other securities under the Securities Act, (iv) shareholder agreements, voting trusts or other agreements, arrangements or understandings to which any Buyer Subsidiary is a party or of which Buyer has Knowledge, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of any Buyer Subsidiary, or (v) outstanding bonds, debentures, notes or other indebtedness having the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which the shareholders of any Buyer Subsidiary may vote. There are no Contracts pursuant to which any Buyer Subsidiary is or could be required to register shares of any Buyer Subsidiary’s capital stock or other securities under the Securities Act or to issue, deliver, transfer or sell any shares of capital stock, Equity Rights or other securities of any Buyer Subsidiary.

(d)            Status of Buyer Subsidiaries. Each Buyer Subsidiary is a corporation or limited liability company duly organized, validly existing, and in good standing under the Laws of the State of its jurisdiction, is authorized under the Laws of the State of its jurisdiction to engage in its business as currently conducted and otherwise has the corporate power and authority to own, lease and operate all of its Assets and to conduct its business in the manner in which its business is now being conducted. Each Buyer Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in each jurisdiction in which its ownership of Assets or conduct of business requires such qualification or licensure, except where failure to be so qualified or licensed has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer. True, complete and correct copies of the articles of incorporation, bylaws or other or other governing instruments of each Buyer Subsidiary, each as in effect as of the date of this Agreement, have been delivered or made available to Seller. The articles of incorporation, bylaws and other governing instruments of each Buyer Subsidiary complies with applicable Law.

5.5.          Regulatory Reports.

(a)            Regulatory Filings. Since January 1, 2021, each Buyer Entity has filed on a timely basis all forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports and documents required to be filed or furnished by it with any Regulatory Authority except where a failure to timely make such filings has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer. All such forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports and documents were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law and the requirements of the applicable Regulatory Authority. Subject to Section 10.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any form, filing, registration, submission, statement, certification, return, information, data, report or document relating to any examinations, inspections or investigations of any Buyer Entity, and (ii) have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of any Buyer Entity. Subject to Section 10.14 and except for normal examinations conducted by a Regulatory Authority in the Ordinary Course, no Regulatory Authority has initiated or has pending any proceeding or, to the Knowledge of Buyer, investigation into the business or operations of the Buyer or the Buyer Subsidiaries since January 1, 2021, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer. From January 1, 2021 until October 8, 2023, Buyer was in compliance with the then-applicable listing and corporate governance rules and regulations of Nasdaq, and since October 9, 2023, Buyer has been in compliance with the then-applicable listing and corporate governance rules and regulations of NYSE.

(b)            Buyer SEC Reports. An accurate and complete copy of each SEC Report of Buyer (the “Buyer SEC Reports”) is publicly available. No such Buyer SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements, prospectuses and proxy statements, on the dates of effectiveness, dates of first sale of securities and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Buyer SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Buyer has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Buyer SEC Reports.

5.6.          Financial Matters.

(a)            Financial Statements. The Buyer Financial Statements included or incorporated by reference in the Buyer SEC Reports (i) are true, accurate and complete in all material respects, and have been prepared from, and are in accordance with, the Books and Records of the Buyer Entities, (ii) have been prepared in accordance with GAAP, regulatory accounting principles and the applicable accounting requirements and with the published rules and regulations of the SEC, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to the interim financial statements for the omission of footnotes, and (iii) fairly present in all material respects the consolidated financial condition of the Buyer Entities as of the respective dates set forth therein and the consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows of the Buyer Entities for the respective periods set forth therein, subject in the case of the interim Financial Statements to year-end adjustments. The consolidated Buyer Financial Statements to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, and will be prepared from, and will be in accordance with, the Books and Records of the Buyer Entities, (B) will have been prepared in accordance with GAAP, regulatory accounting principles and the applicable accounting requirements and with the published rules and regulations of the SEC, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to unaudited financial statements for the omission of footnotes, and (C) will fairly present in all material respects the consolidated financial condition of Buyer as of the respective dates set forth therein and the consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows of the Buyer Entities for the respective periods set forth therein, subject in the case of unaudited financial statements to year-end adjustments.

(b)            Call Reports. The financial statements contained in the Call Reports of Buyer Bank for the periods ended on or after December 31, 2020, (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes, and (iii) fairly present in all material respects the financial condition of Buyer Bank as of the respective dates set forth therein and the results of operations and shareholders’ equity for the respective periods set forth therein, subject to year-end adjustments. The financial statements contained in the Call Reports of Buyer Bank to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes, and (C) will fairly present in all material respects the financial condition of Buyer Bank as of the respective dates set forth therein and the results of operations and shareholders’ equity of Buyer Bank for the respective periods set forth therein, subject to year-end adjustments.

(c)            Systems and Processes. Buyer and each Buyer Entity has in place sufficient systems and processes that are customary for a financial institution the size of Buyer and such Buyer Entity and that are designed to (i) provide reasonable assurances regarding the reliability of financial reporting and the preparation of the Buyer Financial Statements and such Buyer Entity’s financial statements, including the Call Reports, (ii) in a timely manner accumulate and communicate to Buyer and such Buyer Entity’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in Buyer Financial Statements and such Buyer Entity’s financial statements, including the Call Reports, or any forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports or documents required to be filed or provided to any Regulatory Authority, (iii) ensure access to Buyer and such Buyer Entity’s Assets is permitted only in accordance with management’s authorization, and (iv) ensure the reporting of such Assets is compared with existing Assets at regular intervals. Since December 31, 2020, neither Buyer nor any Buyer Entity nor, to Buyer’s Knowledge, any Representative of any Buyer Entity has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of Buyer Financial Statements, any Buyer Entity’s financial statements, including the Call Reports, or the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of any Buyer Entity or their respective internal accounting controls, including any complaint, allegation, assertion or claim that any Buyer Entity has engaged in questionable accounting or auditing practices. No attorney representing any Buyer Entity, whether or not employed by any Buyer Entity, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Buyer or any of its officers, directors or employees to the board of directors of Buyer or any Buyer Entity or any committee thereof, or to any director or officer of Buyer or any Buyer Entity. To Buyer’s Knowledge, there has been no instance of fraud by any Buyer Entity, whether or not material.

(d)            Records. The records, systems, controls, data and information of the Buyer Entities are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of a Buyer Entity or its accountants (including all means of access thereto and therefrom), except where such non-exclusive ownership and non-direct control has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer. Buyer and Buyer Bank (i) have implemented, and maintain, disclosure controls and procedures (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) to ensure the reliability of the Buyer Financial Statements and to ensure that information relating to the Buyer Entities is made known to the principal executive officer, principal financial officer, or other members of executive management of Buyer by others within those entities as appropriate (A) to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, (B) which allow for maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the Assets of the Buyer Entities, (C) that provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Buyer Entities are being made only in accordance with authorizations of management and directors of Buyer, and (D) that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Assets of the Buyer Entities that could have a material effect on its financial statements, and (ii) have disclosed, based on its most recent evaluation prior to the date hereof, to Buyer’s outside auditors and the audit committee of the board of directors of Buyer (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rules 13a-15(f) and 13d-15(f) of the Exchange Act) that would be reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal controls over financial reporting. To the Knowledge of Buyer, there is no reason to believe that Buyer’s outside auditors, its principal executive officer and principal financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due, if required.

(e)            Auditor Independence. The independent registered public accounting firm engaged to express its opinion with respect to the Buyer Financial Statements included in the Buyer SEC Reports is, and has been throughout the periods covered thereby, “independent” within the meaning of Rule 2-01 of Regulation S-X. As of the date hereof, the external auditor for Buyer and the Buyer Bank has not resigned or been dismissed as a result of or in connection with any disagreements with Buyer or Buyer Bank on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

5.7.          Books and Records.

The Books and Records of the Buyer Entities have been and are being maintained in the Ordinary Course in accordance and in compliance with all applicable accounting requirements and Laws and are complete and accurate in all material respects to reflect corporate action by the Buyer Entities.

5.8.          Absence of Undisclosed Liabilities.

No Buyer Entity has incurred any Liability, except for Liabilities (a) incurred in the Ordinary Course since December 31, 2023, (b) incurred in connection with this Agreement and the transactions contemplated hereby, or (c) that are accrued or reserved against in the consolidated balance sheet of Buyer as of December 31, 2023 included in the Buyer Financial Statements at and for the period ending December 31, 2023.

5.9.          Absence of Certain Changes or Events.

(a)            Since December 31, 2023, there has not been a Material Adverse Effect on Buyer.

(b)            Since December 31, 2023, (i) the Buyer Entities have carried on their respective businesses in all material respects only in the Ordinary Course, and (ii) there has not been any material damage, destruction or other casualty loss with respect to any material Asset owned, leased or otherwise used by any Buyer Entity whether or not covered by insurance.

5.10.       Tax Matters.

(a)            All Buyer Entities have timely filed with the appropriate Taxing authorities all Tax Returns in all jurisdictions in which such Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. None of the Buyer Entities is the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns automatically granted). All material Taxes of the Buyer Entities (whether or not shown on any Tax Return) that are due have been fully and timely paid. There are no Liens for Taxes (other than a Lien for Taxes not yet due and payable) on any of the Assets of any of the Buyer Entities. No claim has been made in the last six years in writing by an authority in a jurisdiction where any Buyer Entity does not file a Tax Return that such Buyer Entity may be subject to Taxes by that jurisdiction.

(b)            None of the Buyer Entities has received any written notice of assessment or proposed assessment in connection with any amount of Taxes that remain unpaid or are unresolved, and there are no threatened in writing or pending disputes, claims, audits or examinations regarding any Taxes of any Buyer Entity that have not been fully resolved. None of the Buyer Entities has waived any statute of limitations in respect of any Taxes.

(c)            Each Buyer Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Law.

(d)            The unpaid Taxes of each Buyer Entity (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Buyer Entity, and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Buyer Entities in filing their Tax Returns.

(e)            None of the Buyer Entities is a party to any Tax indemnity, allocation or sharing agreement (other than any agreement solely between the Buyer Entities and other than any customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes), and none of the Buyer Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Buyer) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which Buyer is parent), or as a transferee or successor.

(f)            During the four-year period ending on the date hereof or otherwise as part of a “plan (or series of related transactions”) within the meaning of Section 355(e) of the Code of which the Merger is also a part, none of the Buyer Entities was a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a transaction intended to qualify for tax-free treatment under Section 355 of the Code. During the five-year period ending on the date hereof, none of the Buyer Entities was a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(g)            No Buyer Entity has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1) or any “tax shelter” within the meaning of Section 6662 of the Code.

(h)            None of the Buyer Entities will be required to include after the Closing any material adjustment in taxable income pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing.

5.11.       Assets.

Each Buyer Entity has good and marketable title, or good and valid leasehold interests in, to those Assets reflected in the most recent Buyer Financial Statements as being owned or leased, as applicable, by such Buyer Entity or acquired after the date thereof (except Assets sold or otherwise disposed of since the date thereof in the Ordinary Course), free and clear of all Liens, except Permitted Liens.

5.12.       Compliance with Laws.

Each Buyer Entity has, and since January 1, 2021, has had, in effect all Permits necessary for it to lawfully own, lease, or operate its Assets and to carry on its business as now conducted (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such Permit has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer. There has occurred no Default under any such Permit and to the Knowledge of Buyer no suspension or cancelation of any such Permit is threatened. None of the Buyer Entities:

(a)            is in Default under any of the provisions of its articles of incorporation or bylaws (or other governing instruments);

(b)            is in material Default under any Laws, or in Default under any Orders, applicable to its business or employees conducting its business; or

(c)            subject to Section 10.14, has since January 1, 2021 received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof asserting that any Buyer Entity is not in compliance with any Laws, Orders, or Permits or engaging in an unsafe or unsound activity or troubled condition.

(d)            Each Buyer Entity is, and since January 1, 2021 has been, in material compliance with all applicable Laws, regulatory capital requirements, Consents, Permits, Orders, or conditions imposed in writing by a Regulatory Authority, to which they or their Assets may be subject.

(e)            None of the Buyer Entities, or to Buyer’s Knowledge, any director, officer, employee, agent or other Person acting on behalf of any Buyer Entity has, directly or indirectly, (i) used any funds of any Buyer Entity for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of any Buyer Entity, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977 or any similar law, (iv) established or maintained any unlawful fund of monies or other Assets of any Buyer Entity, (v) made any fraudulent entry on the Books and Records of any Buyer Entity, (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback, or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for any Buyer Entity, to pay for favorable treatment for business secured or to pay for special concessions already obtained for any Buyer Entity, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, or (vii) violated or is in violation of the Money Laundering Laws, and no action, suit or proceeding by or before any Regulatory Authority or any arbitrator involving any Buyer Entity with respect to the Money Laundering Laws is pending or, to the Knowledge of Buyer, threatened. Each Buyer Entity has been conducting operations at all times in compliance with applicable financial recordkeeping and reporting requirements of all Money Laundering Laws administered and each Buyer Entity has established and maintained a system of internal controls designed to ensure compliance by the Buyer Entities with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws.

(f)             As of the date hereof, Buyer, Buyer Bank and each other insured depository institution Subsidiary of Buyer is “well-capitalized” (as that term is defined by applicable Law).

5.13.       Community Reinvestment Act Performance.

Buyer Bank is an “insured depository institution” as defined in the FDIA and applicable regulations thereunder, has received a Community Reinvestment Act of 1977 rating of “satisfactory” or better in its most recently completed performance evaluation, and Buyer has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in Buyer Bank having its current rating lowered such that it is no longer “satisfactory” or better.

5.14.       Material Contracts.

(a)            Each contract, arrangement, commitment or understanding (whether written or oral), but excluding any Buyer Benefit Plan, which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Buyer or any Buyer Entity is a party or by which Buyer or any Buyer Entity is bound as of the date hereof has been filed as an exhibit to the most recent Quarterly Report on Form 10-Q filed by Buyer (or a Current Report on Form 8-K subsequent thereto) (each, a “Buyer Contract”).

(b)            With respect to each Buyer Contract: (i) the Buyer Contract is legal, valid and binding on a Buyer Entity and is in full force and effect and is enforceable in accordance with its terms; (ii) no Buyer Entity is in material Default thereunder; (iii) no Buyer Entity has repudiated or waived any material provision of any such Contract; (iv) no other party to any such Contract is in material Default or has repudiated or waived any material provision thereunder; and (v) there is not pending or, to the Knowledge of Buyer, threatened cancellations of any Buyer Contract.

5.15.       Legal Proceedings.

There is no Litigation instituted or pending, or, to the Knowledge of Buyer, threatened against any Buyer Entity, or against any current or former director, officer or employee of a Buyer Entity in their capacities as such or Employee Benefit Plan of any Buyer Entity, or against any Asset, interest, or right of any of them, nor are there any Orders outstanding against any Buyer Entity or the Assets of any Buyer Entity, in each case, that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer.

5.16.        Agreements with Regulatory Authorities.

Subject to Section 10.14, no Buyer Entity is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any Contract with, or is a party to any commitment letter, safety and soundness compliance plan, or similar undertaking to, or is subject to any Order or directive by, or has been ordered to pay any civil money penalty by, or has been a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of any, Regulatory Authority that currently restricts in any respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management, its business, or Buyer Bank’s acceptance of brokered deposits (each, whether or not set forth in Buyer’s Disclosure Memorandum, a “Buyer Regulatory Agreement”), nor has any Buyer Entity been advised in writing or, to Buyer’s Knowledge, orally, since January 1, 2021, by any Regulatory Authority that Buyer Bank is in troubled condition or that the Regulatory Authority is considering issuing, initiating, ordering, or requesting any such Buyer Regulatory Agreement.

5.17.       Investment Securities.

(a)            Each Buyer Entity has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements, pledged to secure deposits of public funds, borrowings of federal funds or borrowings from the Federal Reserve Banks or Federal Home Loan Banks or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the financial statements included in the Buyer SEC Reports, and (ii) to the extent such securities or commodities are pledged in the Ordinary Course to secure obligations of a Buyer Entity. Such securities are valued on the books of Buyer in accordance with GAAP.

(b)            Each Buyer Entity employs, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Buyer believes are prudent and reasonable in the context of their respective businesses, and each Buyer Entity has, since January 1, 2021, been in compliance with such policies, practices and procedures in all material respects.

5.18.       Derivative Instruments and Transactions.

All Derivative Transactions whether entered into for the account of any Buyer Entity or for the account of a customer of any Buyer Entity (a) were entered into in the Ordinary Course and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Regulatory Authorities, (b) are legal, valid and binding obligations of the Buyer Entity party thereto and (c) are in full force and effect and enforceable in accordance with their terms, and (d) no counterparty is in Default or has repudiated or waived any provision thereunder. Buyer Entities and, to the Knowledge of Buyer, the counterparties to all such Derivative Transactions, have duly performed, in all material respects, their obligations thereunder to the extent that such obligations to perform have accrued.  To the Knowledge of Buyer, there are no material breaches, violations or Defaults or allegations or assertions of such by any party pursuant to any such Derivative Transactions. The financial position of the Buyer Entities on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the Books and Records of the Buyer Entities in accordance with GAAP.

5.19.       Statements True, Complete and Correct.

(a)            None of the information supplied or to be supplied by any Buyer Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Registration Statement to be filed by Buyer with the SEC will, when supplied or when the Registration Statement becomes effective (or when incorporated by reference), be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. The portions of the Registration Statement and the Joint Proxy/Prospectus relating to Buyer Entities and other portions within the reasonable control of Buyer Entities will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder at the time the Registration Statement becomes effective and at the time the Joint Proxy/Prospectus is filed with the SEC and first mailed.

(b)            None of the information supplied or to be supplied by any Buyer Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Joint Proxy/Prospectus, and any other documents to be filed by a Buyer Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such information is supplied and such documents are filed (or when incorporated by reference), and with respect to the Joint Proxy/Prospectus, when first mailed to the shareholders of Buyer, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy/Prospectus or any amendment thereof or supplement thereto, at the time of the Buyer Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Buyer Meeting.

5.20.       State Takeover Statutes and Takeover Provisions.

Buyer has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any Takeover Statutes. No Buyer Entity is the beneficial owner (directly or indirectly) of more than 10% of the outstanding capital stock of Seller entitled to vote in the election of Seller’s directors.

5.21.       Opinion of Financial Advisor.

Prior to the execution of this Agreement, the Board of Directors of Buyer has received the opinion of Stephens Inc., which, if initially rendered verbally has been or will be confirmed by a written opinion, dated the same date, to the effect that, as of the date of such opinion, the Exchange Ratio in the Merger is fair, from a financial point of view, to holders of Buyer Common Stock. Such opinion has not been amended or rescinded.

5.22.       Tax and Regulatory Matters.

No Buyer Entity or any Affiliate thereof has taken or agreed to take any action (or failed to take or agreed to fail to take any action), and Buyer does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (a) prevent the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or (b) materially impede or delay receipt of any of the Requisite Regulatory Approvals.

5.23.       Loan Matters.

(a)            Each Loan currently outstanding (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of the obligor named therein, and assuming due authorization, execution and delivery thereof by such obligor and obligors, enforceable in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exceptions).

(b)            Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, Buyer’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of Laws.

(c)            None of the Contracts pursuant to which any Buyer Entity has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(d)            There are no outstanding Loans made by Buyer or any Buyer Entity to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of any Buyer Entity, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(e)            Subject to Section 10.14, no Buyer Entity is now, nor has it ever been since January 1, 2021, subject to any material fine, suspension, settlement or other Contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Regulatory Authority relating to the origination, sale or servicing of mortgage or consumer Loans.

5.24.       Deposits.

All of the deposits held by Buyer Bank (including the records and documentation pertaining to such deposits) are held in compliance with (a) all applicable policies, practices and procedures of Buyer Bank and (b) all applicable Laws, including Money Laundering Laws and anti-terrorism or embargoed Persons requirements. All deposit account applications have been solicited, taken and evaluated and applicants notified in a manner that complied with all applicable Laws. All deposit accounts have been maintained and serviced by Buyer or its Affiliates in accordance with the deposit account agreements and Buyer’s applicable policies, practices and procedures. The terms and conditions of each deposit account comply with the applicable deposit account agreement to which they relate. All of the deposits held by Buyer Bank are insured to the maximum limit set by the FDIC, and the FDIC premium and all assessments have been fully paid, and no proceedings for the termination or revocation of such insurance are pending, or, to the Knowledge of Buyer, threatened.

5.25.       Allowance for Credit Losses.

The ACL reflected in the Buyer Financial Statements was, as of the date of each of the Buyer Financial Statements, in compliance with Buyer’s existing methodology for determining the adequacy of the ACL and in compliance with the standards established by the applicable Regulatory Authority, the Financial Accounting Standards Board and GAAP, and is adequate.

5.26.       Insurance.

Buyer Entities are insured with reputable insurers against such risks and in such amounts as the management of Buyer reasonably has determined to be prudent and consistent with industry practice. The Buyer Entities are in material compliance with their insurance policies and are not in Default under any of the material terms thereof. Each such policy is outstanding and in full force and effect.

5.27.       OFAC; Sanctions.

No Buyer Entity, nor any director or officer or, to the Knowledge of Buyer, any other Representative or other Person acting on behalf of any Buyer Entity (a) is engaging or has engaged in the five years prior to the date of this Agreement in the provision or receipt of any services (including financial services), transfers of goods, software, or technology, or any other activity related to (i) Sanctioned Countries, (ii) the government of any Sanctioned Country, (iii) any Person, entity or organization located in, resident in, formed under the laws of, or owned or controlled by or acting for or on behalf of the government of, any Sanctioned Country, or (iv) any other Person made subject of any Sanctions, (b) engaged in any transfers of goods, technologies or services (including financial services) that may assist the governments of Sanctioned Countries or Persons subject to Sanctions or facilitate money laundering or other activities proscribed by United States Law, (c) is a Person currently the subject of any Sanctions, or (d) is located, organized or resident in any Sanctioned Country.

5.28.       Brokers and Finders.

Except for Stephens Inc., neither Buyer nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

5.29.       Transactions with Affiliates and Insiders.

There are no Contracts, plans, arrangements or other transactions, including extensions of credit, between any Buyer Entity, on the one hand, and (a) any officer, director or record or beneficial owner of 5% or more of the voting securities of any Buyer Entity, (b) to Buyer’s Knowledge, any (i) record or beneficial owner of 5% or more of the voting securities of Buyer or (ii) Affiliate or family member of any such officer, director or record or beneficial owner, or (c) any other Affiliate of Buyer, on the other hand, except those, in each case clauses (a) – (c), of a type available to employees of the Buyer Entities generally and, in the case of Buyer Bank, that are in compliance with Regulation O and Regulation W.

5.30.       No Other Representations and Warranties

(a)            Except for the representations and warranties in this ARTICLE 5, Buyer does not make any express or implied representation or warranty with respect to the Buyer Entities, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Buyer hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, and except for the representations and warranties made by Buyer in this ARTICLE 5, Buyer does not make and has not made any representation to Seller or any of Seller’s Affiliates or Representatives with respect to any oral or written information presented to Seller or any of Seller’s Affiliates or Representatives in the course of their due diligence investigation of Seller (including any financial projections or forecasts), the negotiation of this Agreement, or in the course of the transactions contemplated hereby.

(b)            Buyer acknowledges and agrees that Seller has not made and is not making any express or implied representation or warranty other than those contained in ARTICLE 4.

ARTICLE 6
CONDUCT OF BUSINESS PENDING CONSUMMATION

6.1.         Affirmative Covenants of Seller.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained (such consent not to be unreasonably withheld, conditioned or delayed), and except as otherwise expressly contemplated herein or as set forth in Section 6.1 of Seller’s Disclosure Memorandum, Seller shall, and shall cause each of the Seller Subsidiaries to, (a) operate its business only in the Ordinary Course, and (b) use its reasonable best efforts to preserve intact its business (including its organization, Assets, goodwill and insurance coverage), and maintain its rights, Permits, franchises, business relationships with customers, vendors, strategic partners, suppliers, distributors and others doing business with it, and the services of its officers and Key Employees.

6.2.         Negative Covenants of Seller.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained (such consent not to be unreasonably withheld, conditioned or delayed), and, except as required by Law, otherwise expressly contemplated herein or as set forth in Section 6.2 of Seller’s Disclosure Memorandum, Seller covenants and agrees that it will not do, or permit any of the Seller Subsidiaries to do, any of the following:

(a)            amend, waive, rescind or otherwise modify the articles of incorporation or bylaws or other comparable governing instruments of any Seller Entity;

(b)            incur, assume, guarantee, endorse or otherwise as an accommodation become responsible for any additional debt obligation or other obligation for borrowed money (other than indebtedness of Seller to Seller Bank or of Seller Bank to Seller, or the creation of deposit liabilities, purchases of federal funds, borrowings from any Federal Home Loan Bank, or sales of certificates of deposits, in each case incurred in the Ordinary Course);

(c)            (i) repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into or exchangeable or exercisable for any shares, of the capital stock of any Seller Entity (except for the vesting or settlement of Seller Equity Rights and dividend equivalents thereon, in each case, in the Ordinary Course and in accordance with the terms of the applicable award agreements in effect on the date hereof), or (ii) make, declare, pay or set aside for payment any dividend or set any record date for or declare or make any other distribution in respect of Seller’s capital stock or other equity interests (except for regular quarterly cash dividends by Seller at a rate not in excess of $0.25 per share of Seller Common Stock);

(d)            issue, grant, sell, pledge, dispose of, encumber, authorize or propose the issuance of, enter into any Contract to issue, grant, sell, pledge, dispose of, encumber, or authorize or propose the issuance of, or otherwise permit to become outstanding, (i) any additional shares of Seller Common Stock or any other capital stock of any Seller Entity, or (ii) any Equity Rights with respect to the securities of any Seller Entity;

(e)            adopt or implement any shareholder rights plan or similar arrangement;

(f)            directly or indirectly adjust, split, combine or reclassify any capital stock or other equity interest of any Seller Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Seller Common Stock, or sell, transfer, lease, mortgage, permit any Lien, or otherwise dispose of, discontinue or otherwise encumber (i) any shares of capital stock or other equity interests of any Seller Entity (unless any such shares of capital stock or other equity interest are sold or otherwise transferred to one of the Seller Entities), or (ii) any Asset other than pursuant to Contracts in force at the date of the Agreement or sales of investment securities in the Ordinary Course;

(g)            (i) purchase any securities or make any acquisition of or investment in (except in the Ordinary Course), either by purchase of stock or other securities or equity interests, contributions to capital, Asset transfers, purchase of any Assets (including any investments or commitments to invest in real estate or any real estate development project) or other business combination, or by formation of any joint venture or other business organization or by contributions to capital (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course), of any Person other than a Seller Entity, or otherwise acquire direct or indirect control over any Person, or (ii) enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization, recapitalization or complete or partial liquidation or dissolution (other than consolidations, mergers or reorganizations solely among wholly owned Seller Subsidiaries), or a letter of intent, memorandum of understanding or agreement in principle with respect thereto;

(h)            (i) grant any increase in compensation or benefits to the employees or officers of any Seller Entity, except for merit-based or promotion-based increases in annual base salary or wage rate for employees (other than directors of Seller) in the Ordinary Course that do not exceed, in the aggregate, 4% of the aggregate cost of all employee annual base salaries and wages in effect as of the date hereof, (ii) accelerate the vesting of any equity based awards or other compensation, (iii) pay any (A) severance or termination pay or (B) any bonus, in either case other than pursuant to the terms of a Seller Benefit Plan in effect on the date hereof and in the case of clause (A) subject to receipt of an effective release of claims from the employee, and in the case of clause (B) to the extent required under the terms of the Seller Benefit Plan without the exercise of any upward discretion, (iv) enter into, amend, or increase the benefits payable under any severance, change in control, retention, bonus guarantees, collective bargaining agreement or similar agreement or arrangement with employees or officers of any Seller Entity, (v) waive any stock repurchase rights, or grant, accelerate, amend (except to the extent necessary to comply with Section 2.3) or change the period of exercisability or vesting of any Equity Rights or restricted stock, or authorize cash payments in exchange for any Equity Rights, (vi) fund any rabbi trust or similar arrangement, (vii) terminate the employment or services of any officer or any employee whose annual base compensation is greater than $200,000, other than for cause, (viii) hire any officer, employee, independent contractor or consultant (who is a natural person) who has annual base compensation greater than $200,000, or (ix) implement or announce any employee layoff that would reasonably be expected to implicate the WARN Act;

(i)            enter into, amend or renew any employment or Independent Contractor Contract between any Seller Entity and any Person requiring payments thereunder in excess of $200,000 in any 12-month period that the Seller Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

(j)            except with respect to an existing Seller Benefit Plan that is intended to be tax-qualified and in the opinion of counsel is necessary or advisable to maintain the tax qualified status, (i) adopt or establish any plan, policy, program or arrangement that would be considered a Seller Benefit Plan if such plan, policy, program or arrangement were in effect as of the date of this Agreement, or amend in any material respect any existing Seller Benefit Plan, terminate or withdraw from, or amend, any Seller Benefit Plan, (ii) make any distributions from such Seller Benefit Plans, except as required by the terms of such plans, or (iii) fund or in any other way secure the payment of compensation or benefits under any Seller Benefit Plan;

(k)            except in each case as may be required by applicable Tax Laws, regulatory accounting requirements or GAAP, as applicable, (i) make any change in any accounting principles, practices or methods or systems of internal accounting controls, (ii) make or change any material Tax election, Tax accounting method, taxable year or period, (iii) file any amended material Tax Return, stop maintaining withholding certificates in respect of any Person required to be maintained under the Code or the Treasury Regulations, or agree to an extension or waiver of any statute of limitations with respect to the assessment or determination of Taxes, (iv) settle or compromise any Tax liability of any Seller Entity; enter into any closing agreement with respect to any Tax, or (v) surrender any right to claim a Tax refund;

(l)             write up, write down or write off the book value of any Assets, except in accordance with GAAP;

(m)            (i) commence any Litigation other than in the Ordinary Course, or (ii) settle, waive or release, or agree or consent to the issuance of any Order in connection with any Litigation (A) involving any Liability of any Seller Entity for money damages in excess of $250,000 in the aggregate or that would impose any restriction on the operations, business or Assets of any Seller Entity or the Surviving Corporation, or (B) arising out of or relating to the transactions contemplated hereby;

(n)            (i) enter into, renew, extend, modify, amend or terminate any Seller Contract or any Contract which would be a Seller Contract if it were in existence on the date hereof or any Contract, plan, arrangement or other transaction of the type described in Section 4.18, or (ii) waive, release, compromise or assign any material rights or claims under any Contract, plan, arrangement or other transaction described in the foregoing clause (i);

(o)            (i) enter into any new line of business or change in any material respect its lending, investment, deposit, liquidity, risk and asset-liability management, interest rate, fee pricing or other material banking or operating policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), or (ii) change its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service Loans except as required by rules or policies imposed by a Regulatory Authority;

(p)            make, or commit to make, any capital expenditures that exceed by more than 5% in the aggregate the capital expenditures budget of Seller as in effect on the date hereof;

(q)            make any material changes in its policies and practices with respect to insurance policies including materially reducing the amount of insurance coverage currently in place or failing to renew or replace any existing insurance policies;

(r)             materially change or restructure its investment securities portfolios, its investment securities practice or policies, its hedging practices or policies, or change its policies with respect to the classification or reporting of such portfolios or invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements, or change its interest rate exposure through purchases, sales or otherwise, or the manner in which its investment securities portfolios are classified or reported;

(s)            take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(t)             make or acquire any Loan or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any Loan, or amend or modify in any material respect any Loan (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by Seller); provided, that if Buyer does not respond to a request for consent pursuant to this Section 6.2(t) within three Business Days of having received such request together with the relevant Loan package, such non-response shall be deemed to constitute consent; provided, further, that the foregoing shall not apply to (i) Loans or commitments for Loans with a principal balance less than $10,000,000 in full compliance with Seller Bank’s underwriting policy and related Loan policies in effect as of the date of this Agreement without utilization of any of the exceptions provided in such underwriting policy and related Loan policies (provided that this exception shall not permit any Seller Entity to acquire such Loans), (ii) Loans or commitments for Loans with a principal balance less than $7,500,000 in full compliance with Seller Bank’s underwriting policy and related Loan policies in effect as of the date of this Agreement, including pursuant to an exception to such underwriting policy and related Loan policies that is reasonable in light of the underwriting of the borrower for such Loan or commitment (provided that this exception shall not permit any Seller Entity to acquire such Loans), (iii) amendments or modifications of any existing Loan in full compliance with Seller Bank’s underwriting policy and related Loan policies in effect as of the date of this Agreement without utilization of any of the exceptions provided in such underwriting policy and related loan policies (provided that such Loan is not a Criticized Loan), and (iv) amendments or modifications of any existing Loan with a principal balance less than $5,000,000 in full compliance with Seller Bank’s underwriting policy and related Loan policies in effect as of the date of this Agreement, including pursuant to an exception to such underwriting policy and related Loan policies that is reasonable in light of the underwriting of the borrower for such Loan or commitment (provided that such Loan is not a Criticized Loan);

(u)            cancel, compromise, waive, or release any material indebtedness owed to any Person or any rights or claims held by any Person, except for (i) sales of Loans and sales of investment securities, in each case in the Ordinary Course, or (ii) as expressly required by the terms of any Contracts in force at the date of the Agreement, and in any event without recourse;

(v)            permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or make any application to open, relocate or close any branch or other facility;

(w)           except for non-exclusive licenses and the expiration of Intellectual Property in the Ordinary Course, sell, assign, dispose of, abandon, allow to expire, license or transfer any material Intellectual Property of the Seller Entity;

(x)             enter into any securitizations of any Loans or create any special purpose funding or variable interest entity other than on behalf of clients;

(y)            notwithstanding any other provisions hereof, take any action that could reasonably be expected to (i) impede or materially delay consummation of the transactions contemplated by this Agreement on a timely basis, (ii) require the receipt of any Permit or Consent of any Regulatory Authority or third party not referenced in Section 7.4(a), (iii) result in any of the conditions set forth in ARTICLE 8 not being satisfied, or (iv) impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis; or

(z)             agree to take, make any commitment to take, or adopt any resolutions of Seller’s board of directors in support of, any of the actions prohibited by this Section 6.2.

6.3.         Covenants of Buyer.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Seller shall have been obtained, and except as required by Law, otherwise expressly contemplated herein, or as set forth in Section 6.3 of Buyer’s Disclosure Memorandum, Buyer covenants and agrees that it shall not, or permit any of the Buyer Subsidiaries to:

(a)            amend the articles of incorporation, bylaws or other governing instruments of Buyer or any Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) in a manner that would adversely affect Seller or the holders of Seller Common Stock adversely relative to other holders of Buyer Common Stock;

(b)            take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(c)            notwithstanding any other provisions hereof, take any action (including any proposed acquisition by Buyer of 20% or more of the equity or 25% or more of the assets of an unaffiliated depository institution) that could reasonably be expected to (i) impede or materially delay consummation of the transactions contemplated by this Agreement on a timely basis, (ii) require the receipt of any Permit or Consent of any Regulatory Authority or third party not referenced in Section 7.4(a), (iii) result in any of the conditions set forth in ARTICLE 8 not being satisfied, or (iv) impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis; or

(d)            agree to take, make any commitment to take, or adopt any resolutions of Buyer’s board of directors in support of, any of the actions prohibited by this Section 6.3.

ARTICLE 7
ADDITIONAL AGREEMENTS

7.1.          Registration Statement; Joint Proxy/Prospectus; Shareholder Approval.

(a)            Buyer and Seller shall promptly prepare and file with the SEC the Joint Proxy/Prospectus and Buyer shall prepare and file with the SEC the Registration Statement (including the Joint Proxy/Prospectus) as promptly as reasonably practicable after the date of this Agreement, subject to full cooperation of both Parties and their respective advisors and accountants. Buyer and Seller agree to cooperate, and to cause their respective Subsidiaries to cooperate, with the other Party and its counsel and its accountants in the preparation of the Registration Statement and the Joint Proxy/Prospectus. Each of Buyer and Seller agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof, and to promptly thereafter mail or deliver the Joint Proxy/Prospectus (including the Registration Statement) to its respective shareholders. Buyer also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Seller shall furnish all information concerning Seller and the holders of Seller Common Stock as may be reasonably requested in connection with any such action.

(b)            Each of Seller and Buyer shall duly call, give notice of, establish a record date for, convene and hold a shareholders’ meeting (the “Seller Meeting“ and the “Buyer Meeting”, respectively), to be held as promptly as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of obtaining the Seller Shareholder Approval and the Buyer Shareholder Approval and, if so desired and mutually agreed, such other matters of the type customarily brought before an annual or special meeting of shareholders. Seller and Buyer shall use their reasonable best efforts to cooperate to hold the Seller Meeting and the Buyer Meeting on the same day and at the same time, and to set the same record date for each such meeting. Seller agrees that its obligations pursuant to this Section 7.1(b) shall not be affected by the commencement, proposal, disclosure, or communication to Seller of any Acquisition Proposal.

(c)            The board of directors of each of Seller and Buyer shall (i) unanimously recommend to its shareholders the approval of (A) this Agreement and the transactions contemplated hereby, in the case of Seller (the “Seller Recommendation”), and (B) this Agreement and the transactions contemplated hereby, including the Buyer Share Issuance, in the case of Buyer (the “Buyer Recommendation”), (ii) include such Seller Recommendation, in the case of Seller, and Buyer Recommendation, in the case of Buyer, in the Joint Proxy/Prospectus, and (iii) use its reasonable best efforts to obtain the Seller Shareholder Approval, in the case of Seller, and the Buyer Shareholder Approval, in the case of Buyer. If requested by Buyer, Seller shall retain a proxy solicitor reasonably acceptable to, and on terms reasonably acceptable to, Buyer in connection with obtaining the Seller Shareholder Approval.

(d)            Neither the board of directors of Seller nor any committee thereof shall (i) withhold, withdraw, qualify or modify, in a manner adverse to Buyer, the Seller Recommendation, (ii) fail to make the Seller Recommendation or otherwise submit this Agreement to Seller’s shareholders without recommendation, (iii) adopt, approve, agree to, accept, recommend, submit to its shareholders, or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the Seller Recommendation, in each case of clause (A) and (B), within five Business Days (or such fewer number of days as remains prior to Seller Meeting) after an Acquisition Proposal is made public or any request by Buyer to do so; provided, that the taking of no position or a neutral position by the board of directors of Seller in respect of the acceptance of any such Acquisition Proposal as of the end of such period shall constitute a failure to recommend against such Acquisition Proposal, (v) take any action to exempt any Person (other than any Buyer Entity) or any action taken by any Person (other than any Buyer Entity) from any Takeover Statute, (vi) take any action, or make any public statement, filing or release inconsistent with the Seller Recommendation, or (vii) publicly propose to do any of the foregoing (any of the foregoing being a “Change in the Seller Recommendation”).

(e)             Neither the board of directors of Buyer nor any committee thereof shall (i) withhold, withdraw, qualify or modify in a manner adverse to Seller, the Buyer Recommendation, (ii) fail to make the Buyer Recommendation or otherwise submit this Agreement to Buyer’s shareholders without recommendation, (iii) take any action, or make any public statement, filing or release inconsistent with the Buyer Recommendation, or (iv) publicly propose to do any of the forgoing (any of the foregoing being a “Change in the Buyer Recommendation”).

(f)             Seller or Buyer, as applicable, shall adjourn or postpone its respective shareholder meeting if, as of the time for which such meeting is originally scheduled there are insufficient shares of Buyer Common Stock or Seller Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Seller shall adjourn or postpone the Seller Meeting if, as of the time for which the Seller Meeting is scheduled, Seller has not recorded proxies representing a sufficient number of shares necessary to obtain the Seller Shareholder Approval. Notwithstanding anything to the contrary herein, the Seller Meeting and the Buyer Meeting shall be convened and this Agreement shall be submitted to the shareholders of Seller at the Seller Meeting and to the shareholders of Buyer at the Buyer Meeting for the purpose of voting on the approval of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Seller or Buyer, respectively, of such obligation.

7.2.          Acquisition Proposals.

(a)            No Seller Entity shall, and it shall cause its Representatives not to, directly or indirectly, (i) solicit, initiate, seek, encourage (including by providing information or assistance), facilitate or induce any Acquisition Proposal, (ii) engage or participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any Person any information or data with respect to, or afford access to the business, personnel, Assets or Books and Records of the Seller Entities in connection with, or take any other action to solicit, facilitate or induce the making of, any inquiry, offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (iii) grant any waiver, amendment or release of or under, or fail to enforce, any confidentiality, standstill or similar agreement (or any confidentiality, standstill or similar provision of any other Contract), (iv) adopt, approve, agree to, accept, endorse or recommend any Acquisition Proposal, (v) approve, agree to, accept, endorse or recommend, or propose to approve, agree to, accept, endorse or recommend any Acquisition Agreement contemplating or otherwise relating to any Acquisition Transaction, or (vi) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 7.2 by any Subsidiary or Representative of Seller shall constitute a breach of this Section 7.2 by Seller. In addition to the foregoing, Seller shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger.

(b)            Notwithstanding anything to the contrary in Section 7.2(a), if Seller or any of its Representatives receives an unsolicited, bona fide written Acquisition Proposal by any Person at any time prior to Seller Shareholder Approval in circumstances that did not involve a breach of Section 7.2(a), Seller and its Representatives may, prior to (but not after) the Seller Meeting, take the following actions if the board of directors of Seller (or any committee thereof) has (i) determined, in its good faith judgment (after consultation with Seller’s financial advisors of national reputation and outside legal counsel), that such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal and that the failure to take such actions would reasonably likely cause it to violate its fiduciary duties under applicable Law, (ii) provided Buyer with at least five Business Day prior notice of such determination, and (iii) obtained from such Person an executed confidentiality agreement containing terms at least as restrictive with respect to such Person as the terms of the Confidentiality Agreement is in each provision with respect to Buyer (and such confidentiality agreement shall not provide such Person with any exclusive right to negotiate with Seller or otherwise prevent Seller from providing any information to Buyer in accordance with this Agreement or otherwise comply with its obligations under this Agreement): (A) furnish information to (but only if Seller shall have provided such information to Buyer prior to furnishing it to any such Person), and (B) enter into discussions and negotiations with, such Person with respect to such unsolicited, bona fide written Acquisition Proposal. Seller shall provide Buyer with an accurate and complete copy of any such confidentiality agreement promptly (but in no event more than 24 hours) of the execution thereof and Seller shall not terminate, waive, amend, release or modify any provision of any such confidentiality agreement.

(c)            Promptly (but in no event more than 24 hours) following receipt of any Acquisition Proposal or any inquiry, proposal or offer, including any request for nonpublic information, that expressly contemplates or could reasonably be expected to lead to any Acquisition Proposal, Seller shall advise Buyer in writing of the receipt of such Acquisition Proposal, inquiry, proposal or offer, and the terms and conditions of such Acquisition Proposal, inquiry, proposal or offer (including, in each case, the identity of the Person making any such Acquisition Proposal, inquiry, proposal or offer), and Seller shall as promptly as practicable provide to Buyer (i) a copy of such Acquisition Proposal, inquiry, proposal or offer, if in writing, or (ii) a written summary of the material terms of such Acquisition Proposal, inquiry, proposal or offer, if oral. Seller shall provide Buyer as promptly as practicable (but in no event more than 24 hours) with written notice setting forth all such information as is necessary to keep Buyer informed on a current basis of all developments, discussions, negotiations and communications regarding (including amendments or proposed amendments to) such Acquisition Proposal, inquiry, proposal or offer, including by providing a copy of documentation relating thereto.

(d)            Notwithstanding anything herein to the contrary, at any time prior to the Seller Meeting, the board of directors of Seller may submit this Agreement to Seller’s shareholders without recommendation (although the resolution approving this Agreement as of the date hereof may not be rescinded or amended), if (i) after the date hereof, Seller has received a Superior Proposal (after giving effect to the terms of any revised offer by Buyer pursuant to this Section 7.2(d)), and (ii) the board of directors of Seller has determined in good faith, after consultation with its outside legal counsel and, in the case of financial matters, with its financial advisors of national reputation, that it would reasonably likely to be a violation of the directors’ fiduciary duties under applicable Law to make or continue to make the Seller Recommendation; provided, that the board of directors of Seller may not take the actions set forth in this Section 7.2(d) unless:

 (i)            Seller has complied in all respects with this Section 7.2;

 (ii)           Seller has provided Buyer at least five Business Days prior written notice of its intention to take such action and a reasonable description of the events or circumstances giving rise to its determination to take such action (including all necessary information under Section 7.2(c));

 (iii)          during such five Business Day period, Seller has and has caused its financial advisors of national reputation and outside legal counsel to, consider and negotiate with Buyer in good faith (to the extent Buyer desires to so negotiate) regarding any proposals, adjustments or modifications to the terms and conditions of this Agreement proposed by Buyer; and

 (iv)          the board of directors of Seller has determined in good faith, after consultation with its financial advisors of national reputation and outside legal counsel and considering the results of such negotiations and giving effect to any proposals, amendments or modifications proposed to by Buyer, if any, that such Superior Proposal remains a Superior Proposal and that it would nevertheless would reasonably likely to be a violation of the directors’ fiduciary duties under applicable Law to make or continue to make the Seller Recommendation.

Any material amendment to any Acquisition Proposal, will be deemed to be a new Acquisition Proposal for purposes of this Section 7.2(d) and will require a new determination and notice period as referred to in this Section 7.2(d).

(e)            Notwithstanding anything herein to the contrary, at any time prior to the Buyer Meeting, the board of directors of Buyer may submit this Agreement to Buyer’s shareholders without recommendation (although the resolution approving this Agreement as of the date hereof may not be rescinded or amended), if the board of directors of Buyer has determined in good faith, after consultation with outside legal counsel, that it would reasonably likely to be a violation of the directors’ fiduciary duties under applicable Law to make or continue to make the Buyer Recommendation; provided, that the board of directors of Buyer may not take the actions set forth in this Section 7.2(e) unless:

 (i)            Buyer has provided Seller at least five Business Days prior written notice of its intention to take such action and a reasonable description of the events or circumstances giving rise to its determination to take such action;

 (ii)           during such five Business Day period, Buyer has and has caused its financial advisors of national reputation and outside legal counsel to, consider and negotiate with Seller in good faith (to the extent Seller desires to so negotiate) regarding any proposals, adjustments or modifications to the terms and conditions of this Agreement proposed by Seller; and

 (iii)          the board of directors of Buyer has determined in good faith, after consultation with its financial advisors of national reputation and outside legal counsel and considering the results of such negotiations and giving effect to any proposals, amendments or modifications proposed by Seller, if any, that it would nevertheless would reasonably likely to be a violation of the directors’ fiduciary duties under applicable Law to make or continue to make the Buyer Recommendation.

The provisions of this Section 7.2(e)  are not available to Buyer and Buyer must submit this Agreement to its shareholders with a Buyer Recommendation in the event the proposed basis for submitting this Agreement to Buyer’s shareholders without a Buyer Recommendation would be (i) a proposed acquisition by Buyer of 20% or more of the equity or 25% or more of the assets of an unaffiliated depository institution or (ii) a proposed acquisition by an unaffiliated depository institution of 20% or more of the equity or 25% or more of the assets of Buyer.

(f)            Seller and Seller Subsidiaries shall, and Seller shall direct its Representatives to, (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) immediately terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal, and (iii) promptly (but in no event later than 48 hours following the execution of this Agreement) request the prompt return or destruction of all confidential information previously furnished to any Person (other than Buyer and its Representatives) that has made or indicated an intention to make an Acquisition Proposal.

(g)            Nothing contained in this Agreement shall prevent Seller or its board of directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal or from making any legally required disclosure to the shareholders of Seller; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

7.3.          Exchange Matters.

Buyer shall use its reasonable best efforts to list, prior to the Effective Time, on NYSE, subject to official notice of issuance, the shares of Buyer Common Stock to be issued to the holders of Seller Common Stock pursuant to this Agreement, and Buyer shall give all notices and make all filings with NYSE required in connection with the transactions contemplated herein.

7.4.          Consents of Regulatory Authorities.

(a)            The Parties shall, and shall cause their respective Subsidiaries to, cooperate with each other and use their respective reasonable best efforts to prepare all documentation, to effect all applications, notices, petitions, and filings, and to obtain all Permits and Consents of all third parties and Regulatory Authorities, including the Requisite Regulatory Approvals, that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Mergers), and to comply with the terms and conditions of all such Permits, Consents, and Requisite Regulatory Approvals. Each of Buyer and Seller shall use its respective reasonable best efforts to resolve objections, if any, which may be asserted with respect to this Agreement or the transactions contemplated hereby by any Regulatory Authority or under any applicable Law or Order. Notwithstanding the foregoing, in no event shall any Buyer Entities be required, and the Seller Entities shall not be permitted (without Buyer’s prior written consent in its sole discretion), to take any action, or commit to take any action, or to accept any restriction, commitment or condition, involving the Buyer Entities or the Seller Entities, which would reasonably be expected to be materially financially burdensome to the business, operations, financial condition or results of operations on of the business of the Buyer Entities or on the business of Seller Entities, in each case, following the Closing (any such condition or restriction, a “Burdensome Condition”); provided, that the matters set forth in Section 7.4(a) of Buyer’s Disclosure Memorandum shall not be deemed to be a Burdensome Condition.

(b)            Each of the Parties shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, all material written information submitted to any third party or Regulatory Authority in connection with the transactions contemplated by this Agreement, provided, that Seller shall not have the right to review portions of material filed by Buyer with a Regulatory Authority that contain competitively sensitive business or other proprietary information or confidential supervisory information. In exercising the foregoing right, each of the Parties agrees to act reasonably and as promptly as practicable. Each Party agrees that, subject to applicable Law, it will consult with the other Party with respect to the obtaining of all Permits and Consents of third parties and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other Party apprised of the status of material matters relating to completion of the transactions contemplated hereby, including advising the other Party upon receiving any communication from a Regulatory Authority the Consent of which is required for the consummation of the Mergers and the other transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of such Requisite Regulatory Approval may be materially delayed. Seller shall consult with Buyer in advance of any meeting or conference with any Regulatory Authority in connection with the transactions contemplated by this Agreement (other than non-material and routine communications between counsel and a Regulatory Authority regarding the regulatory approval process or status) and, to the extent permitted by such Regulatory Authority, give Buyer and/or its counsel the opportunity to attend and participate in such meetings and conferences.

(c)            Subject to Section 10.14 and applicable Laws, each Party agrees, upon request, to promptly furnish the other Party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, Joint Proxy/Prospectus or any other statement, filing, notice or application made by or on behalf of Buyer, Seller or any of their respective Subsidiaries to any third party or Regulatory Authority in connection with the transactions contemplated by this Agreement.

7.5.         Access to Information; Confidentiality and Notification of Certain Matters.

(a)            Seller and Buyer shall each promptly advise the other of any (i) fact, change, event, effect, condition, occurrence, development or circumstance (A) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it, (B) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in ARTICLE 8, or (C) which it believes would or would be reasonably likely to cause the failure of any of the conditions in ARTICLE 8, or (ii) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated hereby; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 7.5(a) or the failure of any condition set forth in ARTICLE 8 to be satisfied, or otherwise constitute a breach of this Agreement by the Party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in ARTICLE 8 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 7.5(a) shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to Buyer. Seller shall promptly advise Buyer of any actions taken between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement by or on behalf of Seller or any of the Seller Subsidiaries that are outside the Ordinary Course, except for actions that are expressly contemplated herein (other than Section 6.2).

(b)            Prior to the Effective Time, subject to Section 10.14, Seller shall permit, and cause each of the Seller Subsidiaries and the Representatives of the Seller Entities to afford to, the Representatives of Buyer to make or cause to be made such investigation of the business, Assets, information technology systems, Contracts, Books and Records, and personnel and such other information of the Seller Entities and of their respective financial and legal conditions as Buyer may reasonably request and furnish to Buyer promptly all other information concerning its business, Assets, information technology systems, Contracts, Books and Records, and personnel and such other information as Buyer may reasonably request, provided that such investigation or requests shall not unreasonably interfere with normal operations of the Party. No investigation by Buyer shall affect or be deemed to modify or waive the representations, warranties, covenants and agreements of Seller in this Agreement, or the conditions of Buyer’s obligation to consummate the transactions contemplated by this Agreement. Neither Buyer nor Seller nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Buyer’s or Seller’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the Parties) or contravene any Law, fiduciary duty or binding Contract entered into prior to the date of this Agreement. The Parties will make appropriate substitute arrangements to permit reasonable disclosure under circumstances in which the restrictions of the preceding sentence apply.

(c)            Each Party shall, and shall cause its Subsidiaries and Representatives to, hold and use any information obtained in connection with this Agreement and the transactions contemplated hereby in accordance with the terms of the Mutual Confidentiality and Nondisclosure Agreement dated March 7, 2024, between Buyer and Seller (the “Confidentiality Agreement”).

7.6.         Press Releases.

Seller shall consult with Buyer before issuing any press release or other public disclosure or communication (including communications to employees, agents and contractors) related to this Agreement or the transactions contemplated hereby and shall not issue such press release or other public disclosure without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that nothing in this Section 7.6 shall be deemed to prohibit Seller from (a) making any press release or other public disclosure as, upon the advice of the outside counsel, is required by Law or the rules or regulations of any securities exchange, in which case Seller shall use its reasonable best efforts to allow Buyer reasonable time to comment on such release or disclosure in advance of the issuance thereof, and (b) making any public disclosure in response to questions from the press, analysts, investors or those attending industry conferences, making internal announcements to employees or making disclosures in any documents filed with or furnished to the SEC, in each case, to the extent that such statements are consistent with previous press releases or public disclosures made jointly by the Parties and otherwise in compliance with this Section 7.6. The Parties have agreed upon the form of a joint press release and investor presentation announcing the execution of this Agreement.

7.7.         Tax Treatment.

(a)            Each of the Parties intends, and undertakes and agrees to use its reasonable best efforts to cause the Merger to, and to take no action which would cause the Merger not to, in each case, qualify as a “reorganization” within the meaning of Section 368(a) of the Code for federal income tax purposes. The Parties shall cooperate and use their reasonable best efforts in order to obtain the Tax Opinion. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354, 361 and 368 of the Code.

(b)            Each of the Parties shall use its reasonable best efforts to cause their appropriate officers to execute and deliver to Covington & Burling LLP and Alston & Bird LLP certificates containing appropriate representations and covenants, reasonably satisfactory in form and substance to such counsel, at such time or times as may be reasonably requested by such counsel, including as of the effective date of the Joint Proxy/Prospectus and the Closing Date, in connection with such counsel’s deliveries of Tax Opinions with respect to the Tax treatment of the Merger.

(c)            Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, each of the Parties shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and shall not take any inconsistent position therewith in any Tax Return.

7.8.         Employee Benefits.

(a)            For a period of one year following the Effective Time, except as contemplated by this Agreement, Buyer shall cause to be provided to employees who are actively employed by a Seller Entity on the Closing Date (“Covered Employees”) while employed by Buyer following the Closing Date employee benefits under Buyer Benefit Plans, on terms and conditions which are, in the aggregate, substantially comparable to those provided by Buyer Entities to their similarly situated employees; provided, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of any Buyer Entity. Until such time as Buyer shall cause the Covered Employees to participate in the applicable Buyer Benefit Plans, the continued participation of the Covered Employees in the Seller Benefit Plans shall be deemed to satisfy the foregoing provisions of this clause (it being understood that participation in Buyer Benefit Plans may commence at different times with respect to each of Buyer Benefit Plans). For purposes of determining eligibility to participate and vesting under Buyer Benefit Plans, and for purposes of determining a Covered Employee’s entitlement to paid time off under Buyer’s paid time off program, the service of the Covered Employees with a Seller Entity prior to the Effective Time shall be treated as service with a Buyer Entity participating in such Buyer Benefit Plans, to the same extent that such service was recognized by the Seller Entities for purposes of a similar benefit plan; provided, that such recognition of service shall not (i) operate to duplicate any benefits of a Covered Employee with respect to the same period of service, or (ii) apply for purposes of any plan, program or arrangement (A) under which similarly-situated employees of Buyer Entities do not receive credit for prior service, (B) that is grandfathered or frozen, either with respect to level of benefits or participation, or (C) for purposes of retiree medical benefits or level of benefits under a defined benefit pension plan.

(b)            From and after the Effective Time, without limiting the generality of Section 7.8(a), with respect to each Covered Employee (and their beneficiaries) Buyer shall use commercially reasonable efforts to cause each life, disability, medical, dental or health plan of Buyer or its Subsidiaries in which each such Covered Employee becomes eligible to participate (to the extent permitted by the applicable carrier) to (i) waive any preexisting condition limitations to the extent such conditions were covered under the applicable life, disability, medical, dental or health plans of the Seller Entities, (ii) provide credit under medical, dental and health plans for any deductibles, co-payment and out-of-pocket expenses incurred by the Covered Employees (and their beneficiaries) under analogous plans of the Seller Entities prior to the Effective Time during the portion of the applicable plan year prior to participation, and (iii) waive any waiting period limitation, actively-at-work requirement or evidence of insurability requirement that would otherwise be applicable to such Covered Employees and their beneficiaries on or after the Effective Time to the extent such employee or beneficiary had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time.

(c)            Prior to the Closing Date, the Seller Entities shall take all necessary action (including without limitation the adoption of resolutions and plan amendments and the delivery of any required notices) to terminate, effective as of no later than the day before the Closing Date, any Seller Benefit Plan that is intended to constitute a tax-qualified plan under Code Section 401(a) (a “401(a) Plan”). Seller shall provide Buyer with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the termination of the 401(a) Plans in advance and give Buyer a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Closing Date, Seller shall provide Buyer with the final documentation evidencing that the 401(a) Plans have been terminated.

(d)            Upon request by Buyer in writing prior to the Closing Date, the Seller Entities shall cooperate in good faith with Buyer prior to the Closing Date to amend, freeze, terminate or modify any other Seller Benefit Plan, including the termination of any Seller Benefit Plan this is a nonqualified deferred compensation plan (as defined in Section 409A of the Code) (collectively, “Seller Nonqualified Plans”), to the extent and in the manner determined by Buyer effective upon the Closing Date (or at such different time mutually agreed to by the parties) and consistent with applicable Law. Seller shall provide Buyer with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the actions contemplated by this Section 7.8(d), as applicable, and give Seller a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Closing Date, Seller shall provide Buyer with the final documentation evidencing that the actions contemplated herein have been effectuated. Buyer shall make all payments due under any Seller Nonqualified Plans terminated as contemplated by this Section 7.8(d) in accordance with the terms of the applicable Seller Benefit Plan and the termination documentation.

(e)            Without limiting the generality of Section 10.4, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, including any current or former employee, officer, director or consultant of Seller or any of its Subsidiaries or Affiliates, any rights, remedies, obligations, or liabilities under or by reason of this Agreement. In no event shall the terms of this Agreement: (i) establish, amend, or modify any Seller Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Buyer, Seller or any of their respective Affiliates; (ii) alter or limit the ability of Surviving Corporation, Buyer or any of their Subsidiaries or Affiliates to amend, modify or terminate any Seller Benefit Plan, employment agreement, or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, officer, director or consultant of Seller or any of its Subsidiaries or Affiliates, any right to employment or continued employment or continued service with Buyer or any Buyer Subsidiaries, the Surviving Corporation or the Seller Entities, or constitute or create an employment agreement with any employee, or interfere with or restrict in any way the rights of the Surviving Corporation, Seller, Buyer or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Seller or any of its Subsidiaries or Affiliates at any time for any reason whatsoever, with or without cause.

(f)            On the Closing Date, Seller shall provide Buyer with a list of employees who have suffered an “employment loss” (as defined in the WARN Act) in the 90 days preceding the Closing Date or had a reduction in hours of a least 50% in the 180 days preceding the Closing Date, each identified by date of employment loss or reduction in hours, employing entity, and facility location.

(g)            To the extent any payments or benefits made with respect to, or which could arise as a result of, this Agreement or the transactions contemplated hereby, could be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code, Seller shall, prior to the Closing Date, cooperate in good faith with Buyer to effect reasonable measures to minimize any such payments or benefits from being characterized as “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code.

(h)            For any Covered Employee whose position is eliminated and who is not offered a comparable position with a Buyer Entity, Buyer shall cause such Covered Employee to be eligible to receive severance benefits as set forth on Section 7.8(h) of Buyer’s Disclosure Memorandum; provided, that no Covered Employee who is party to an employment, change in control, or similar agreement that provides for severance benefits shall be eligible to receive the severance benefits set forth on Section 7.8(h) of Buyer’s Disclosure Memorandum.

7.9.          Indemnification.

(a)            For a period of six years after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former directors or officers of the Seller Entities (each, an “Indemnified Party”), against all Liabilities incurred in connection with any Litigation arising out of or pertaining to, the fact that such Person is or was a director or officer of the Seller Entities or, at Seller’s request, of another corporation, partnership, joint venture, trust or other enterprise, and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement) (each a “Claim”), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under Seller’s articles of incorporation and bylaws as in effect as of the date of this Agreement (subject to applicable Law), including provisions relating to advances of expenses incurred in the defense of any Litigation; provided, that the Indemnified Party to whom expenses are advanced provides a written undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

(b)            The Surviving Corporation shall use its reasonable best efforts (and Seller shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of six years after the Effective Time Seller’s existing directors’ and officers’ liability insurance policy (provided that the Surviving Corporation may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous to the insured, or (ii) with the consent of Seller given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time; provided, that the Surviving Corporation shall not be obligated to make aggregate premium payments for such six year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Seller’s directors and officers, 200% of the annual premium payments currently paid on Seller’s current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Surviving Corporation shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount. In lieu of the foregoing, Buyer, or Seller in consultation with Buyer, may obtain on or prior to the Effective Time, a six year “tail” prepaid policy providing equivalent coverage to that described in this Section 7.9(b) at a premium not to exceed the Maximum Amount. If the premium necessary to purchase such “tail” prepaid policy exceeds the Maximum Amount, Buyer or Seller in consultation with Buyer may purchase the most advantageous “tail” prepaid policy obtainable for a premium equal to the Maximum Amount, and in each case, Buyer and the Surviving Corporation shall have no further obligations under this Section 7.9(b) other than to maintain such “tail” prepaid policy.

(c)            Any Indemnified Party wishing to claim indemnification under Section 7.9(a), upon learning of any such Claim, shall promptly notify the Surviving Corporation thereof. In the event of any such Claim (whether arising before or after the Effective Time): (i) Buyer or the Surviving Corporation shall have the right to assume the defense thereof and Buyer and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Buyer or the Surviving Corporation elects not to assume such defense or independent legal counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Buyer or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Buyer or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties as required under, and in accordance with, Seller’s articles of incorporation and bylaws as in effect as of the date of this Agreement (subject to applicable Law); provided, that Buyer or the Surviving Corporation shall be obligated pursuant to this Section 7.9(c) to pay for only one firm of counsel for all Indemnified Parties; (ii) the Indemnified Parties will cooperate in the defense of any such Claim; and (iii) Buyer and the Surviving Corporation shall not be liable for any settlement effected without its prior written consent; and provided, further, that Buyer and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law or not required by Seller’s articles of incorporation and bylaws as in effect as of the date of this Agreement (subject to applicable Law).

(d)            If the Surviving Corporation or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger, or if the Surviving Corporation (or any successors or assigns) shall transfer all or substantially all of its Assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 7.9.

(e)            The provisions of this Section 7.9 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and Representatives.

(f)            Notwithstanding anything in this Section 7.9 to the contrary, no indemnification payments will be made to an Indemnified Party with respect to an administrative proceeding or civil action initiated by any Regulatory Authority that is a federal banking agency unless all of the following conditions are met: (i) the Buyer’s board of directors determines in writing that the Indemnified Party acted in good faith and in the best interests of Seller or Seller Bank; (ii) the Buyer’s board of directors determines that the payment will not materially affect the Buyer’s or Buyer Bank’s safety and soundness; (iii) the payment does not fall within the definition of a prohibited indemnification payment under 12 C.F.R. Part 359; and (iv) the Indemnified Party agrees in writing to reimburse Buyer, to the extent not covered by permissible insurance, for payments made in the event that the administrative or civil action instituted by a banking Regulatory Authority results in a final order or settlement in which the Indemnified Party is assessed a civil money penalty, is prohibited from banking, or is required to cease an action or perform an affirmative action.

7.10.       Operating Functions.

Seller and each Seller Entity shall cooperate with Buyer and Buyer Bank in connection with planning for the efficient and orderly combination of the Parties and the operation of the Surviving Corporation and Surviving Bank, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as Buyer may decide. Each Party shall cooperate with the other Party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers or the other Party). Prior to Effective Time, each Party shall exercise, consistent with terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

7.11.       Litigation.

Each of Seller and Buyer shall promptly notify each other in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Regulatory Authority or arbitrator pending or, to the Knowledge of Seller or Buyer, as applicable, threatened against Seller, Buyer or any of their respective Subsidiaries or Representatives that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Seller, Buyer or their respective Subsidiaries with respect hereto or thereto, (b) would reasonably be expected to cause any of the conditions set forth in Section 8.1(b) not to be satisfied or to be materially delayed in their satisfaction, or (c) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. Seller shall give Buyer prompt notice of any shareholder litigation against Seller or its directors or officers relating to the transactions contemplated by this Agreement and shall give Buyer every opportunity to participate in the defense or settlement of such litigation, provided that no such settlement shall be agreed to by any Seller Entity without Buyer’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

7.12.       Legal Conditions to Merger; Additional Agreements.

Subject to Sections 7.1 and 7.4 of this Agreement, each of Seller and Buyer shall, and shall cause each of their Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such Party or its Subsidiaries with respect to the Mergers and, subject to the conditions set forth in ARTICLE 8 hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other Party to obtain) any Permit or Consent by any Regulatory Authority and any other third party that is required to be obtained by Seller or Buyer or any of their respective Subsidiaries in connection with, or to effect, the Mergers and the other transactions contemplated by this Agreement and to ensure that each Party has legal, good and marketable title to its respective Assets as of the Closing Date. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, any merger between a Buyer Subsidiary, on the one hand, and a Seller Subsidiary on the other hand) or to vest the Surviving Corporation and the Surviving Bank with full title to all Assets, rights, Consents, Permits, immunities and franchises of any of the Parties to the Mergers, the proper officers and directors of each Party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Buyer.

7.13.       Dividends.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, each of Buyer and Seller shall coordinate with the other regarding the declaration of any dividends in respect of Buyer Common Stock and Seller Common Stock (to the extent permitted by this Agreement) and the record dates and payment dates relating thereto, it being the intention of the Parties that holders of Seller Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Seller Common Stock and any shares of Buyer Common Stock any such holder receives in exchange therefor in the Merger.

7.14.       Change of Method.

Buyer may at any time prior to the Effective Time change the method or structure of effecting the combination of the Seller and Buyer (including by providing for the merger of Seller with a wholly owned Subsidiary of Buyer) if and to the extent requested by Buyer, and Seller agrees to enter into such amendments to this Agreement as Buyer may reasonably request in order to give effect to such restructuring; provided, that no such change or amendment shall (a) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (b) adversely affect the Tax treatment of the Mergers with respect to Seller’s shareholders, or (c) materially delay or impede the consummation of the transactions contemplated by this Agreement on a timely basis.

7.15.       Restructuring Efforts.

If either Seller or Buyer shall have failed to obtain the Seller Shareholder Approval or the Buyer Shareholder Approval, as applicable, at the duly convened Seller Meeting or Buyer Meeting, as applicable, or any adjournment or postponement thereof, each of the Parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither Party shall have any obligation to alter or change any material terms, including the amount or kind of the Merger Consideration, in a manner adverse to such Party or its shareholders or adversely affect the Tax treatment of the Mergers with respect to Seller’s shareholders) and resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section 7.15) to its respective shareholders for approval.

7.16.       Corporate Governance.

On or prior to the Effective Time, the board of directors of Buyer shall cause the number of directors that will comprise the full board of directors of the Surviving Corporation at the Effective Time to be increased by four members, and as of the Effective Time shall appoint four directors of Seller’s board of directors to the board of directors of the Surviving Corporation, one of which shall be the President, Chief Executive Officer and Chairman of Seller and three of which directors shall be independent directors (as determined under NYSE standards governing director independence) and shall be mutually agreed to by Buyer and Seller (the “Seller Directors”). In addition, on or prior to the Effective Time, the board of directors of Buyer Bank shall cause the number of directors that will comprise the full board of directors of the Surviving Bank at the Effective Time to be increased by six members and as of the Effective Time shall appoint the Seller Directors and two additional independent directors of Seller Bank’s board of directors which shall be mutually agreed to by Buyer and Seller (the “Additional Directors”) to the board of directors of the Surviving Bank. Notwithstanding the foregoing, Buyer’s obligation to appoint any Seller Director and any Additional Director is subject to each such director’s compliance with the standard interview and corporate governance process applicable to all potential new directors of Buyer.

7.17.       Takeover Statutes.

Neither Seller nor its board of directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Mergers, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Mergers and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, Seller and the members of its board of directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

7.18.       Exemption from Liability Under Section 16(b).

Seller and Buyer agree that, in order to most effectively compensate and retain those officers and directors of Seller subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Seller Insiders”), both prior to and after the Effective Time, it is desirable that Seller Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the conversion of shares of Seller Common Stock in the Merger, and for those compensatory and retentive purposes agree to the provisions of this Section 7.18. The boards of directors of Buyer and of Seller, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall promptly, and in any event prior to the Effective Time, take all such steps as may be necessary or appropriate to cause (a) any dispositions of Seller Common Stock, and (b) any acquisitions of Buyer Common Stock pursuant to the transactions contemplated by this Agreement and by any Seller Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable Law.

7.19.       Treatment of Seller Indebtedness.

At the Effective Time, Buyer shall assume the due and punctual performance and observance of the covenants to be performed by Seller under the indentures set forth in Section 7.19 of Seller’s Disclosure Memorandum, and the due and punctual payment of the principal of (and premium, if any) and interest on, the debt securities governed thereby. In connection therewith, Seller and Buyer shall, and shall cause their respective Subsidiaries to, as applicable, (a) execute and deliver, at or prior to the Effective Time, to the relevant agents and trustees under each of the indentures and related agreements governing Seller’s and its Subsidiaries’ debt securities set forth in Section 7.19 of Seller’s Disclosure Memorandum, such documents or instruments as are required to comply with the requirements of each such indenture in connection with the Merger and the other transactions contemplated hereby and to make such assumption effective as of the Effective Time, which documents or instruments shall be effective at, or conditioned upon the occurrence of, the Effective Time, and (b) take all actions reasonably necessary in connection with obtaining the execution of such instruments by the other parties required to execute such documents and instruments and take any other actions that are customary or necessary in connection therewith, including the execution and delivery by Seller, Buyer or their respective Subsidiaries (as applicable) of customary officers’ certificates, supplemental indentures and legal opinions, respectively, to the relevant trustee under the applicable indenture, to the extent such certificates, supplemental indentures and opinions are required thereby or requested by the applicable trustee pursuant to the terms of the applicable indenture to make such assumption effective as of the Effective Time.

ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1.         Conditions to Obligations of Each Party.

The respective obligations of each Party to consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by both Parties pursuant to Section 10.6:

(a)            Shareholder Approvals. Each of the Buyer Shareholder Approval and the Seller Shareholder Approval shall have been obtained.

(b)            Regulatory Approvals. (i) All required regulatory Permits or Consents from the Federal Reserve, the FDIC, the DBCF, and any other Regulatory Authority, and (ii) any other regulatory Permits or Consents contemplated by Section 7.4 the failure of which to obtain has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer and Seller (considered as a consolidated entity), in each case required to consummate the transactions contemplated by this Agreement, including the Mergers, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”).

(c)            Legal Proceedings. No court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal the consummation of the transactions contemplated by this Agreement (including the Mergers).

(d)            Registration Statement. The Registration Statement shall be effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

(e)            Exchange Listing. The shares of Buyer Common Stock issuable pursuant to the Merger shall have been approved for listing on NYSE, subject to official notice of issuance.

(f)            Tax Matters. Each of Buyer and Seller shall have received a written opinion of Covington & Burling LLP and Alston & Bird LLP, respectively, in form and substance reasonably satisfactory to such Party (each, a “Tax Opinion”), to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of Seller and Buyer reasonably satisfactory in form and substance to such counsel.

8.2.         Conditions to Obligations of Buyer.

The obligations of Buyer to consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by Buyer pursuant to Section 10.6:

(a)            Representations and Warranties. For purposes of this Section 8.2(a), the accuracy of the representations and warranties of Seller set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 4.1, 4.2(a), 4.2(c), 4.2(d), 4.3(a) (except for inaccuracies which are de minimis in amount), 4.3(c), 4.4 (other Sections 4.4(c) and 4.4(e)), 4.9(a), 4.24, and 4.32 shall be true, complete and correct. The representations and warranties set forth in Sections 4.2(b), 4.3(b), 4.4(c), 4.4(e) and 4.25 shall be true, complete and correct in all material respects; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” shall be deemed not to include such qualifications. The representations and warranties set forth in each other Section in ARTICLE 4 shall, in the aggregate, be true, complete and correct in all respects except where the failure of such representations and warranties to be true, complete and correct has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b)            Performance of Agreements and Covenants. Seller shall have performed in all material respects all obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time.

(c)            Certificates. Seller shall have delivered to Buyer (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as such conditions relate to Seller and in Sections 8.2(a) and 8.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Seller’s board of directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Buyer and its counsel shall request.

(d)            Burdensome Condition. No Requisite Regulatory Approval contains, shall have resulted in or would reasonably be expected to result in, the imposition of a Burdensome Condition.

(e)            No Seller Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any fact, circumstance, event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seller.

8.3.         Conditions to Obligations of Seller.

The obligations of Seller to consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by Seller pursuant to Section 10.6:

(a)            Representations and Warranties. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of Buyer set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Buyer set forth in Sections 2.4, 5.1, 5.2(a), 5.2(c), 5.2(d), 5.3(a) (except for inaccuracies which are de minimis in amount), 5.3(c), 5.4(a) and 5.28 shall be true, complete and correct. The representations and warranties of Buyer set forth in Sections 5.2(b) and 5.3(b) shall be true, complete and correct in all material respects; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” shall be deemed not to include such qualifications. The representations and warranties set forth in each other Section in ARTICLE 5 shall, in the aggregate, be true, complete and correct in all respects except where the failure of such representations and warranties to be true, complete and correct has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b)            Performance of Agreements and Covenants. Buyer shall have performed in all material respects all obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time.

(c)            Certificates. Buyer shall have delivered to Seller (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as such conditions relate to Buyer and in Sections 8.3(a) and 8.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Buyer’s board of directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Seller and its counsel shall request.

ARTICLE 9
TERMINATION

9.1.          Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Seller and Buyer, this Agreement may be terminated and the Mergers abandoned at any time prior to the Effective Time:

(a)            by mutual written agreement of Buyer and Seller;

(b)            by either Party, by written notice to the other Party, in the event (i) (A) any Regulatory Authority has denied a Requisite Regulatory Approval and such denial has become final, or has advised either Party that it will not grant (or intends to rescind or revoke if previously approved) a Requisite Regulatory Approval, or (B) any Regulatory Authority shall have requested that Buyer, Seller, or any of their respective Affiliates withdraw (other than for technical reasons), and not be permitted to resubmit within 60 days, any application with respect to a Requisite Regulatory Approval; provided, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, such denial, lack of grant or request, (ii) the shareholders of Seller fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Seller Meeting where such matters were presented to such shareholders for approval and voted upon (taking into account any adjournment or postponement thereof as required by this Agreement), (iii) the shareholders of Buyer fail to vote their approval of this Agreement and the transactions contemplated hereby at the Buyer Meeting where such matters were presented to such shareholders for approval and voted upon (taking into account any adjournment or postponement thereof as required by this Agreement), or (iv) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have become final and nonappealable, provided that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(iv) shall have used its reasonable best efforts to contest, appeal and remove such Law or Order;

(c)            by either Party, by written notice to the other Party, in the event that the Mergers shall not have been consummated by June 5, 2025; provided, that such date shall be automatically extended to September 5, 2025, if the only outstanding condition to Closing under Article VIII is the receipt of all Requisite Regulatory Approvals (the “Termination Date”), if the failure to consummate the transactions contemplated hereby on or before the Termination Date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1(c);

(d)            by Buyer, by written notice to Seller, in the event that the board of directors of Seller has (i) effected a Change in the Seller Recommendation, (ii) breached the terms of Section 7.2, or (iii) breached its obligations under Section 7.1 by failing to call, give notice of, convene or hold the Seller Meeting in accordance with Section 7.1;

(e)            by Seller, by written notice to Buyer, in the event that the board of directors of Buyer has (i) effected a Change in the Buyer Recommendation, or (ii) breached its obligations under Section 7.1 by failing to call, give notice of, convene or hold the Buyer Meeting in accordance with Section 7.1;

(f)            by either Party, by written notice to the other Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true, complete and correct) set forth in this Agreement on the part of Seller, in the case of a termination by Buyer, or Buyer, in the case of a termination by Seller, which breach, either individually or in the aggregate with all other breaches by such Party, would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 8.2, in the case of a termination by Buyer, or Section 8.3, in the case of a termination by Seller, and which is not cured within 45 days following written notice to Seller, in the case of a termination by Buyer, or Buyer, in the case of a termination by Seller, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the date specified in Section 9.1(c)); or

(g)            by Buyer, if any Regulatory Authority has granted a Requisite Regulatory Approval but such Requisite Regulatory Approval contains, or shall have resulted in or would reasonably be expected to result in, the imposition of a Burdensome Condition.

9.2.         Effect of Termination.

In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall become void and have no further force or effect and there shall be no Liability on the part of any Party for any matters addressed herein or other claim relating to this Agreement and the transactions contemplated hereby, except that (a) the provisions of this Section 9.2, Section 7.5(c), and ARTICLE 10, shall survive any such termination and abandonment, and (b) no such termination shall relieve the breaching Party from any Liability resulting from any fraud or breach by that Party of this Agreement occurring prior to such termination or abandonment.

9.3.         Non-Survival of Representations and Covenants.

The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 9.3, Sections 7.5, 7.7, 7.8 and 7.9, and ARTICLE 1, ARTICLE 2, ARTICLE 3, and ARTICLE 10, which shall survive in accordance with their respective terms.

ARTICLE 10
MISCELLANEOUS

10.1.       Definitions.

Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Agreement” means a term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement (whether written or oral, binding or nonbinding).

“Acquisition Proposal” means any offer, inquiry, proposal or indication of interest (whether communicated to Seller or publicly announced to Seller’s shareholders and whether binding or non-binding and whether written or oral) by any Person (other than a Buyer Entity) for an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (a) any acquisition or purchase, direct or indirect, by any Person (other than a Buyer Entity) of 20% or more in interest of the total outstanding voting securities of any Seller Entity whose Assets, either individually or in the aggregate, constitute more than 25% of the consolidated Assets of the Seller Entities, or any tender offer or exchange offer that if consummated would result in any Person (other than a Buyer Entity) beneficially owning 20% or more in interest of the total outstanding voting securities of any Seller Entity whose Assets, either individually or in the aggregate, constitute more than 25% of the consolidated Assets of the Seller Entities, or any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving any Seller Entity whose Assets, either individually or in the aggregate, constitute more than 25% of the consolidated Assets of the Seller Entities; or (b) any sale, lease, exchange, transfer, license, acquisition or disposition of 20% or more of the consolidated Assets of the Seller Entities, taken as a whole.

“Affiliate” of a Person means any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person, and “control” means (a) the ownership, control, or power to vote 25% or more of any class of voting securities of the other Person, (b) control in any manner of the election of a majority of the directors, trustees, managing members or general partners of the other Person, or (c) the possession, directly or indirectly, of the power to exercise a controlling influence over the management or policies of such Person, whether through the ownership of voting securities, as trustee or executor, by Contract or any other means.

“Assets” of a Person means all of the assets, properties, deposits, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the Books and Records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Average Closing Price” means the average of the daily closing prices for the shares of Buyer Common Stock for the 20 consecutive full trading days on which such shares are actually traded on NYSE (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) ending at the close of trading on the Determination Date.

“BHC Act” means the federal Bank Holding Company Act of 1956, as amended.

“Books and Records” means all files, ledgers and correspondence, all manuals, reports, texts, notes, memoranda, invoices, receipts, accounts, accounting records and books, financial statements and financial working papers and all other records and documents of any nature or kind whatsoever, including those recorded, stored, maintained, operated, held or otherwise wholly or partly dependent on discs, tapes and other means of storage, including any electronic, magnetic, mechanical, photographic or optical process, whether computerized or not, and all software, passwords and other information and means of or for access thereto, belonging to any specified Person or relating to the business.

“Business Data” means all data, information, and works of authorship in any medium collected, generated, or used in the conduct of the business of the Seller Entities, including all proprietary information of or relating to the business and all Personal Information in the possession, custody, or control of the Seller Entities, or otherwise held or processed on the Seller Entities’ behalf.

“Business Day” means any day other than a Saturday, a Sunday or a day on which all banking institutions in the State of Mississippi are authorized or obligated by Law or executive order to close.

“Buyer Benefit Plan” means each Employee Benefit Plan currently adopted (including all amendments thereto), maintained by, sponsored in whole or in part by, or contributed to by any Buyer Entity or Buyer ERISA Affiliate for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate or with respect to which Buyer or any Buyer ERISA Affiliate has or may have any obligation or Liability.

“Buyer Common Stock” means the common stock, par value $5.00 per share, of Buyer.

“Buyer Entities” means, collectively, Buyer and all Buyer Subsidiaries.

“Buyer ERISA Affiliate” means any entity which together with a Buyer Entity would be treated as a single employer under Code Section 414.

“Buyer Financial Statements” means (a) the consolidated balance sheets (including related notes and schedules, if any) of Buyer as of December 31, 2023 and 2022, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the two fiscal years ended December 31, 2023 and 2022, as filed by Buyer in the SEC Reports, and (b) the consolidated balances sheets of Buyer (including related notes and schedules, if any) and related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) included in the SEC Reports filed with respect to periods ended subsequent to most recent quarter end.

“Buyer Restricted Stock Award” means each award of restricted stock (or units in respect thereof) or performance-based restricted stock (or units in respect thereof) granted under the Buyer Stock Plans.

“Buyer Share Issuance” means the issuance of shares of Buyer Common Stock in connection with the Merger.

“Buyer Stock Plans” means the existing stock option and other stock-based compensation plans of Buyer designated as the Renasant Corporation 2020 Long-Term Incentive Compensation Plan, as amended and the Renasant Corporation Deferred Stock Unit Plan, as amended.

“Buyer Subsidiaries” means the Subsidiaries of Buyer, including the Buyer Bank.

“Call Reports” mean Consolidated Reports of Condition and Income (FFIEC Form 041) or any successor form of the Federal Financial Institutions Examination Council of Seller, Seller Bank, Buyer or Buyer Bank.

“Carrier” means any insurance company, surety, benefit plan, insurance pool, risk retention group, reinsurer, Lloyd’s syndicate, ancillary employee benefit carrier, state fund or pool or other risk assuming entity, or any managing general underwriter, managing general agent, wholesale broker, captive, Lloyd’s coverholder or similar market for the foregoing risk assuming entities, in which any insurance policy, reinsurance policy or bond may be placed or obtained or from which Seller earned commissions or other fees associated with placement of any such insurance policy, reinsurance policy, or bond.

“Client” means, with respect to Seller, any other Person (including any insured, or any sub-producer or insured to whom or which such sub-producer provides insurance services) to whom or which Seller has provided any services in connection with the conduct of Seller’s insurance agency, brokerage and related insurance business during the 12-month period prior to the date hereof. For purposes of this Agreement, the term “Client” shall include any employer, employer group, affinity group, association and any equityholder of any of the foregoing, any individual insured, retail insurance agent or broker, and any Carrier or other entity to the extent third party administration claims processing or underwriting is performed by Seller for such Carrier or other entity.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, non-objection, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, mortgage, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Criticized Loan” means a Loan that was classified by a Seller Entity as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” or words of similar import.

“Default” means (a) any breach or violation of, default under, contravention of, conflict with, or failure to perform any obligations under any Contract, Law, Order, or Permit, (b) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (c) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophic events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Determination Date” shall mean the 10th Business Day prior to the Closing Date, provided that if shares of the Buyer Common Stock are not actually traded on NYSE on such day, the Determination Date shall be the immediately preceding day to the 10th Business Day prior to the Closing Date on which shares of Buyer Common Stock actually trade on NYSE.

“Disclosure Memorandum” of a Party means a letter delivered by such Party to the other Party prior to execution of this Agreement, setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in ARTICLE 4 and ARTICLE 5 or to one or more of its covenants contained in this Agreement; provided, that (a) no such item is required to be set forth in a Disclosure Memorandum as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue, incomplete or incorrect, (b) the mere inclusion of an item in a Disclosure Memorandum as an exception to a representation or warranty shall not be deemed an admission by a Party that such item represents a material exception or fact, event or circumstance or that such item is reasonably expected to result in a Material Adverse Effect on the Party making the representation or warranty, and (c) any disclosures made with respect to a section of ARTICLE 4 or ARTICLE 5 shall be deemed to qualify (i) any other Section of ARTICLE 4 or ARTICLE 5 specifically referenced or cross-referenced, and (ii) other Sections of ARTICLE 4 or ARTICLE 5 to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, restricted stock, stock appreciation rights, employee stock ownership, share purchase, severance pay, vacation, bonus, incentive, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, split dollar life insurance policy, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom, understanding, agreement, or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (a) covered or qualified under the Code, ERISA or any other applicable Law, (b) written or oral, (c) funded or unfunded, (d) actual or contingent, or (e) arrived at through collective bargaining or otherwise.

“Environmental Laws” means all Laws, Orders, Permits, opinions or agency requirements relating to pollution or protection of human health or safety or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) including the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“Equity Rights” means all arrangements, calls, commitments, Contracts, options, restricted shares, restricted stock units, performance units, rights (including preemptive rights or redemption rights), stock appreciation rights, contingent value rights, “phantom” stock or similar securities or rights, scrip, units, understandings, warrants, or other binding obligations (including under any shareholder rights plan or other arrangement commonly referred to as a “poison pill”) of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock or equity interests of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other equity interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exhibit” means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“Federal Reserve” means the Board of Governors of the Federal Reserve System or a Federal Reserve Bank acting under the appropriately delegated authority thereof, as applicable.

“GAAP” means U.S. generally accepted accounting principles, consistently applied during the periods involved.

“Hazardous Material” means (a) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws), (b) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, lead-containing paint or plumbing, radioactive materials or radon, asbestos-containing materials and any polychlorinated biphenyls, and (c) any other substance which has been, is, or may be the subject of regulatory action by any Regulatory Authority in connection with any Environmental Law.

“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, brand names, internet domain names, logos together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“Joint Proxy/Prospectus” means the joint proxy statement and prospectus in definitive form relating to the meetings of Seller’s and Buyer’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto).

“Key Employee” means an employee of any Seller Entity having the position of Vice President or above.

“Knowledge” or “knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means the actual knowledge of the chairman, president, chief executive officer, chief financial officer, chief risk officer, chief compliance officer, chief accounting officer, chief operating officer, chief credit officer, chief lending officer, chief administrative officer, general counsel, any assistant or deputy general counsel or chief human resources officer, secretary, assistant secretary or Persons with the functional responsibilities of such positions, of such Person and the knowledge of any such Persons obtained or which would have been obtained from a reasonable investigation.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the Ordinary Course) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, option, right of first refusal, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest.

“Litigation” means any action, arbitration, mediation, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Loans” means any written or oral loan, loan agreement, loan repurchase agreement, note or borrowing arrangement (including leases, credit enhancements, guarantees and interest bearing assets) to which any of Seller, Seller Bank, Buyer or Buyer Bank, as applicable, is party as a creditor.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided, that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” means with respect to any Party and its Subsidiaries, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate together with all other facts, circumstances, events, changes, effects, developments or occurrences, directly or indirectly, (a) has had or would reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), results of operations, Assets, Liabilities (whether contingent or otherwise), prospects, privileges (whether contractual or otherwise), or business of such Party and its Subsidiaries taken as a whole; provided, that a “Material Adverse Effect” shall not be deemed to include effects to the extent resulting from (i) changes after the date of this Agreement in GAAP or regulatory accounting requirements, (ii) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry, (iii) changes after the date of this Agreement in global, national or regional political conditions or general economic or market conditions in the United States (and with respect to each of Seller and Buyer, in the respective markets in which they operate), including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry, (iv) after the date of this Agreement, general changes in the credit markets or general downgrades in the credit markets, (v) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof unless separately excluded hereunder, or changes in the trading price of a Party’s common stock, in and of itself, but not including any underlying causes unless separately excluded hereunder, (vi) the public disclosure of this Agreement and the impact thereof on relationships with customers or employees, (vii) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, civil disobedience, sabotage, or military action or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, national or international political, general economic, social conditions or changes in the financial or capital markets (including any disruption thereof and any decline in the price of any security or any market index), any acts of God, calamities, earthquakes, floods, hurricanes, tornadoes, natural disasters or epidemics, pandemics, disease outbreaks or other public health emergencies or the effects thereof, including the imposition by a Regulatory Authority of any travel restrictions, quarantine measures or other closures or supply chain blockages or restrictions, or (viii) actions or omissions taken with the prior written consent of the other Party or expressly required by this Agreement; except, with respect to clauses (i), (ii), (iii), (iv), and (vii), to the extent that the effects of such change disproportionately affect such Party and its Subsidiaries, taken as a whole, as compared to other companies of similar size in the industry and geographic markets in which such Party and its Subsidiaries operate, or (b) prevents or materially impairs, or would reasonably be expected to prevent or materially impact, the ability of such Party to timely consummate the transactions contemplated hereby.

“Nasdaq” means the Nasdaq Global Market.

“NYSE” means the New York Stock Exchange.

“Order” means any administrative decision or award, decree, injunction, judgment, order, consent decree, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“Ordinary Course” means the conduct of the business of the Party and its Subsidiaries, in substantially the same manner as such business was operated on the date of this Agreement, including operations in conformance and consistent with such Party’s practices and procedures prior to and as of such date.

“Party” means either of Seller or Buyer and “Parties” means Seller and Buyer.

“Per Share Cash Equivalent Consideration” means the product of the Average Closing Price multiplied by the Exchange Ratio.

“Permit” means any federal, state, local, or foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Person” means a natural person or any legal, commercial or Regulatory Authority, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a Representative capacity.

“Personal Information” means data or information in any medium that alone or in combination with other information allows the identification of an individual or that that otherwise is personal data, protected health information, or other data regulated under applicable Privacy and Information Security Requirements, including by way of example: name, street address, telephone number, e-mail address, photograph, social security number, bank account number, pin code, race, gender, religion, political affiliation, sexual orientation, driver’s license number, passport number or customer or account number, IP address, or any persistent identifier.

“Previously Disclosed” by a Party means information set forth in its Disclosure Memorandum or, if applicable, information set forth in its SEC Reports that were filed after January 1, 2022, but prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors” or disclosures of risk factors set forth in any “forward-looking statements” disclaimer or other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature).

“Privacy and Information Security Requirements” means all (a) applicable Laws relating to privacy, information security, or the Processing of Personal Information; (b) all applicable Laws concerning the security of the Seller Entities’ products, services and Systems; (c) all Contracts to which a Seller Entity is a party or is otherwise bound that relate to Personal Information or protecting the security or privacy of information or Systems, (d) the Seller Entities’ internal and posted policies and notices relating to Personal Information and/or the privacy and the security of the Seller Entities’ products, services, Systems and Business Data, and (e) to the extent applicable, the Payment Card Information Data Security Standards and any industry self-regulatory principles regarding direct marketing, telemarketing, and online behavioral advertising.

“Processing” means any operation or set of operations that is performed upon Personal Information or other Business Data, whether or not by automatic means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Buyer under the Securities Act with respect to the shares of Buyer Common Stock to be issued to the shareholders of Seller pursuant to this Agreement.

“Regulatory Authority” means, collectively, the SEC, NYSE, Nasdaq, state securities authorities, the Financial Industry Regulatory Authority, the Securities Investor Protector Corporation, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations, the Federal Reserve, the FDIC, the DBCF, the Bureau of Consumer Financial Protection, the IRS, the DOL, the PBGC, and all other foreign, federal, state, county, local or other governmental, banking or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards, courts, administrative agencies, commissions or bodies.

“Representative” means, with respect to any Person, any officer, director, employee, investment banker, financial or other advisor, attorney, auditor, accountant, consultant, or other representative or agent of or engaged or retained by such Person.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means all forms, proxy statements, registration statements, reports, schedules, and other documents filed, together with any amendments thereto, by any Buyer Entities with the SEC on or after January 1, 2021, or by any Seller Entities with the SEC on or after January 1, 2021, as applicable.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, the Investment Advisers Act of 1940, the Trust Indenture Act of 1939, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Security Incident” means (a) any unauthorized access, acquisition, interruption, alteration or modification, loss, theft, corruption or other unauthorized Processing of Personal Information or other Business Data, (b) inadvertent, unauthorized, and/or unlawful sale, or rental of Personal Information or other Business Data, or (c) any breach of the security of or other unauthorized access to or use of or other compromise to the integrity or availability of the Systems.

“Seller Common Stock” means the common stock, par value $1.00 per share, of Seller.

“Seller Entities” means, collectively, Seller and all Seller Subsidiaries.

“Seller ERISA Affiliate” means any entity which together with a Seller Entity would be treated as a single employer under Code Section 414.

“Seller Financial Statements” means (a) the consolidated balance sheets (including related notes and schedules, if any) of Seller as of December 31, 2023, 2022 and 2021, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2023, 2022 and 2021, as filed by Seller in the SEC Reports, and (b) the consolidated balances sheets of Seller (including related notes and schedules, if any) and related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) included in SEC Reports filed with respect to periods ended subsequent to March 31, 2024.

“Seller Stock Plans” means the existing stock option and other stock-based compensation plans of Seller designated as the The First Bancshares, Inc. 2007 Stock Incentive Plan, as amended, and the Beach Bancorp, Inc. 2018 Stock Option Plan.

“Seller Subsidiary” means the Subsidiaries of Seller, including the Seller Bank.

“Software” means all computer programs (including any software implementation of algorithms, models and methodologies), assemblers, applets, compilers, interfaces, applications, utilities, diagnostics and embedded systems, tools, firmware, and computations (including any data and collections of data), each of the foregoing in any form or format, and documentation (including user manuals and training materials) relating to the foregoing.

“Subsidiaries” means all those corporations, associations, or other business entities of which the entity in question either (a) owns or controls more than 50% of the outstanding equity securities or other ownership interests either directly or through an unbroken chain of entities as to each of which more than 50% of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (b) in the case of partnerships, serves as a general partner, (c) in the case of a limited liability company, serves as a managing member, or (d) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal with respect to which the board of directors of Seller determines in its good faith judgment (after consultation with, or the receipt of the advice of, outside legal counsel and a financial advisor of national reputation) is reasonably likely to be consummated in accordance with its terms, and if consummated, would result in a transaction more favorable, from a financial point of view, to Seller’s shareholders than the Merger and the other transactions contemplated by this Agreement (as it may be proposed to be amended by Buyer), taking into account all relevant factors (including (a) the Acquisition Proposal and this Agreement (including any proposed changes to this Agreement that may be proposed by Buyer in response to such Acquisition Proposal), and (b) any conditions to closing and certainty of closing, timing, any applicable break-up fees and expense reimbursement provisions, and ability of such offeree to consummate the Acquisition Proposal); provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Acquisition Transaction shall be deemed to be references to “50%.”

“Tax” or “Taxes” means any federal, state, county, local, or foreign taxes, or, to the extent in the nature of a tax, any charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, commercial rent, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, real property, personal property, escheat, unclaimed property, registration, ad valorem, value added, goods and services, alternative or add-on minimum, estimated, or other tax, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto (including any such interest, penalties, or additions imposed as a result of a failure to timely, correctly or completely file any Tax Return).

“Tax Return” means any report, return, information return, or other document supplied to, or required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries and including any amendment, attachment, or schedule thereto.

“Third Party Service Provider” shall mean a third party that provides outsourcing or other data or IT-related services for the Company, including any third party that the Company engages to Process Personal Information on behalf of Company and/or to develop Software on behalf of Company.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 (or any similar applicable local Law insofar as it relates to an employer’s obligations in the context of mass layoffs).

10.2.       Referenced Pages.

The terms set forth below shall have the meanings ascribed thereto in the referenced pages:

401(a) Plan	57
ACL	29
Additional Directors	61
Adjusted Restricted Stock Award	4
Agreement	1
Bank Merger	1
Bankruptcy and Equity Exceptions	9
BOLI	27
Book-Entry Share	4
Burdensome Condition	54

Buyer	1
Buyer Bank	1
Buyer Contracts	40
Buyer Meeting	50
Buyer Recommendation	50
Buyer Regulatory Agreement	41
Buyer SEC Reports	35
Buyer Shareholder Approval	32
Buyer Voting Agreements	1
Canceled Shares	3
Certificate	4
Change in the Buyer Recommendation	51
Change in the Seller Recommendation	50
Chosen Courts	83
Claim	58
Closing	2
Closing Date	2
Confidentiality Agreement	55
Covered Employees	56
DBCF	8
DOL	22
Effective Time	2
Employment Agreements	1
Exchange Agent	5
Exchange Fund	6
Exchange Ratio	3
FDIA	21
FDIC	8
Fractional Share Payment	5
Holders	5
Indemnified Party	58
Independent Contractors	22
IRS	20
Maximum Amount	59
MBCA	1
Merger	1
Merger Consideration	3
Mergers	1
Money Laundering Laws	20
PBGC	23
Permitted Liens	16
Pool	29
Producer	31
Real Property	17
Requisite Regulatory Approvals	63
Sanctioned Countries	30
Sanctions	30
Sarbanes-Oxley Act	12
Seller	1
Seller Bank	1
Seller Bank Common Stock	10

Seller Benefit Plan	23
Seller Contracts	26
Seller Directors	61
Seller Insiders	62
Seller Meeting	50
Seller Nonqualified Plans	57
Seller Recommendation	50
Seller Regulatory Agreement	26
Seller Restricted Stock Award	4
Seller SEC Reports	12
Seller Shareholder Approval	8
Seller Stock Option	4
Seller Voting Agreements	1
Subsidiary Plan of Merger	3
Surviving Bank	3
Surviving Corporation	1
Systems	17
Takeover Statutes	28
Tax Opinion	63
Termination Date	66
Termination Fee	80
Treasury Regulations	16

Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The word “or” shall not be exclusive and “any” means “any and all.” “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” The words “hereby,” “herein,” “hereof,” “hereunder” and similar terms refer to this Agreement as a whole and not to any specific Section. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. If a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning. A reference to a document, agreement or instrument also refers to all addenda, exhibits or schedules thereto. A reference to any “copy” or “copies” of a document, agreement or instrument means a copy or copies that are true, complete and correct. Unless otherwise specified in this Agreement, all accounting terms used in this Agreement will be interpreted, and all accounting determinations under this Agreement will be made, in accordance with GAAP. Any capitalized terms used in any schedule, Exhibit or Disclosure Memorandum but not otherwise defined therein shall have the meaning set forth in this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. All references to “the transactions contemplated by this Agreement” (or similar phrases) include the transactions provided for in this Agreement, including the Mergers. Any Contract or Law defined or referred to herein or in any Contract that is referred to herein means such Contract or Law as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of Law) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein. The term “made available” means any document or other information that was (a) provided (whether by physical or electronic delivery) by one Party or its representatives to the other Party or its representatives at least five Business Days prior to the date hereof, (b) included in the virtual data room (on a continuation basis without subsequent modification) of a Party at least five Business Days prior to the date hereof, or (c) filed or furnished by a Party with the SEC and publicly available on EDGAR at least five Business Days prior to the date hereof.

10.3.       Expenses.

(a)            Except as otherwise provided in this Section 10.3, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing and mailing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Joint Proxy/Prospectus and printing costs incurred in connection with the printing of the Registration Statement and the Joint Proxy/Prospectus.

(b)            Notwithstanding the foregoing, if

(i)            (A) either Seller or Buyer terminates this Agreement pursuant to (1) Sections 9.1(b)(ii) or (2) Section 9.1(c) and the Seller Shareholder Approval has not been obtained, or (B) Buyer terminates pursuant to Section 9.1(f), and after the date of this Agreement, any Person has made an Acquisition Proposal or has publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, and within 12 months of such termination Seller shall either (x) consummate an Acquisition Transaction or (y) enter into an Acquisition Agreement with respect to an Acquisition Transaction, whether or not such Acquisition Transaction is subsequently consummated and, in each case, whether or not relating to the same Acquisition Proposal that had been made or publicly announced prior to such termination; or

(ii)            Buyer shall terminate this Agreement pursuant to Section 9.1(d),

then Seller shall pay to Buyer an amount equal to $40,000,000 (the “Termination Fee”). If the Termination Fee shall be payable pursuant to subsection (i) of this Section 10.3(b) as a result of a termination by of this Agreement by Seller, the Termination Fee shall be paid in same-day funds at or prior to the earlier of the date of consummation of such Acquisition Transaction or the date of execution of an Acquisition Agreement with respect to such Acquisition Transaction. If the Termination Fee shall be payable pursuant to subsection (i) of this Section 10.3(b) as a result of a termination by of this Agreement by Buyer or pursuant to subsection (ii) of this Section 10.3(b), the Termination Fee shall be paid in same-day funds within two Business Days from the date of termination of this Agreement.

(c)            The payment of the Termination Fee by Seller pursuant to Section 10.3(b) constitutes liquidated damages and not a penalty, and except in the case of fraud or willful breach, shall be the sole monetary remedy of Buyer in the event of termination of this Agreement pursuant to Sections 9.1(b)(ii), 9.1(c), 9.1(d), or 9.1(f). Notwithstanding the foregoing, nothing in this Section 10.3 shall prevent, limit or otherwise restrict the right of Buyer to bring or maintain any claims arising out of fraud or willful breach by any Seller, any other Seller Entity or any of their respective Representatives of any provision of this Agreement or any other agreement delivered in connection herewith and any Termination Fee paid to Buyer hereunder will be offset against any award for damages given to Buyer pursuant to any claim for fraud or willful breach. The Parties acknowledge that the agreements contained in Section 10.3(b) are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if Seller fails to pay any fee payable by it to Buyer pursuant to this Section 10.3 when due, then Seller shall pay to Buyer its costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of the fee at the prime rate of Citibank, N.A. from the date such payment was due under this Agreement until the date of payment.

10.4.       Entire Agreement; No Third Party Beneficiaries.

This Agreement (including the Disclosure Memorandum of each of Seller and Buyer, the Exhibits, and the other documents and instruments referred to herein) together with the Confidentiality Agreement, the Subsidiary Plan of Merger, and the Seller Voting Agreements, and the Buyer Voting Agreements constitute the entire agreement between the Parties with respect to the transactions contemplated hereunder and thereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement (including the documents and instruments referred to herein) expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as specifically provided in Section 7.9. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision hereof to the contrary, no Consent of any third party beneficiary will be required to amend, modify to waive any provision of this Agreement.

10.5.       Amendments.

To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after the Seller Shareholder Approval or Buyer Shareholder Approval has been obtained; provided, that after obtaining the Seller Shareholder Approval or Buyer Shareholder Approval, there shall be made no amendment that requires further approval by such shareholders.

10.6.       Waivers.

At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective boards of directors, may, to the extent permitted by Law, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, that after the Seller Shareholder Approval or Buyer Shareholder Approval has been obtained, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable Law. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply with an obligation, covenant, agreement or condition. No failure or delay by any Party in exercising any right, power, remedy or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege.

10.7.       Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

10.8.       Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by registered or certified mail, postage pre-paid, return receipt requested, or by courier or overnight carrier, or by email (with confirmed receipt) to the Persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered; provided, that delivery by email shall be deemed delivered when transmitted if transmitted prior to 6:00 p.m., Central Time, and, if not, the next Business Day:

Buyer:	Renasant Corporation
Renasant Bank
209 Troy Street
Tupelo, Mississippi 38804
Attention: C. Mitchell Waycaster
Email: mitchw@renasant.com;
With a copy to: Mark Jeanfreau
Email: Mark.Jeanfreau@renasant.com

Copy to Counsel:	Covington & Burling LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018-1405
Attention: Frank M. (Rusty) Conner
Email: rconner@cov.com;
Attention: Michael P. Reed
Email: mreed@cov.com;
Attention: Charlotte May
Email: cmay@cov.com

Seller:	The First Bancshares, Inc. The First Bank 6480 U.S. Highway 98 West Hattiesburg, MS 39404-5549 Attention: M. Ray Cole, Jr. Email: hcole@thefirstbank.com

Copy to Counsel:	Alston & Bird LLP One Atlantic Center 1201 W. Peachtree St. NE Atlanta, GA 30305 Attention: Mark Kanaly Email: Mark.Kanaly@alston.com; Attention: Will Hooper Email: Will.Hooper@alston.com

10.9.       Governing Law; Jurisdiction; Waiver of Jury Trial

(a)            The Parties agree that this Agreement shall be governed by, and construed in all respects in accordance with, and all disputes arising out of or in connection with this Agreement or the transactions contemplated hereby shall be resolved under, the Laws of the State of Mississippi without regard to any conflict of Laws or choice of Law principles that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction.

(b)            Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the counties of Hinds, Madison, or Rankin in the State of Mississippi (the “Chosen Courts“), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 10.8.

(c)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.

10.10.     Counterparts; Signatures.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by electronic means, including by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party or to any such agreement or instrument shall raise the use of electronic means, including e-mail delivery of a “.pdf” format data file, to deliver a signature to this Agreement or any amendment or waiver hereto or any agreement or instrument entered into in connection with this Agreement or the fact that any signature or agreement or instrument was transmitted or communicated through the use electronic means, including e-mail delivery of a “.pdf” format data file, as a defense to the formation of a contract and each Party forever waives any such defense.

10.11.     Interpretation.

(a)            The captions, table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles, Sections or Exhibits shall mean and refer to the referenced Articles, Sections and Exhibits of this Agreement.

(b)            Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and, unless otherwise defined herein, the words used shall be construed and interpreted according to their ordinary meaning so as fairly to accomplish the purposes and intentions of all Parties.

10.12.     Enforcement of Agreement.

The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled, without the requirement of posting bond, to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties waives any defense in any action for specific performance that a remedy at law would be adequate.

10.13.     Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.14.     Confidential Supervisory Information.

Information and documents commonly known as “confidential supervisory information” that is prohibited from disclosure under 12 C.F.R. § 261.2(b), 12 C.F.R. § 309.6, or 12 C.F.R. § 4.32(b) shall not be disclosed by any Party and nothing in this Agreement shall require such disclosure or be understood as constituting such disclosure.

[signatures on following page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

RENASANT CORPORATION

By:	/s/ C. Mitchell Waycaster
	Name:	C. Mitchell Waycaster
	Title:	Chief Executive Officer and Executive Vice Chairman

THE FIRST BANCSHARES, INC.

By:	M. Ray (Hoppy) Cole, Jr
	Name:	M. Ray (Hoppy) Cole,Jr.
	Title:	Vice Chairman, President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A-1

Form of Seller Voting Agreement

[See attached]

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is made and entered into as of July 29, 2024, by and among Renasant Corporation (“Buyer”), a Mississippi corporation, The First Bancshares, Inc (“Seller”), a Mississippi corporation, and the undersigned shareholder [and director][and executive officer] (the “Shareholder”) of Seller in the Shareholder’s capacity as a shareholder of Seller, and not in his or her capacity as [a director][an executive officer] of Seller.

Preamble

Concurrently with the execution of this Agreement, Buyer and Seller are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, Seller will merge with and into Buyer, with Buyer as the surviving corporation (the “Merger”), and The First Bank, a Mississippi state-chartered bank and wholly owned subsidiary of Seller (“Seller Bank”), will merge with and into Renasant Bank, a Mississippi state-chartered bank and wholly owned subsidiary of Buyer (“Buyer Bank”), with Buyer Bank as the surviving bank (together with the Merger, the “Mergers”).

As of the date hereof, the Shareholder is [a director][an executive officer] of Seller and has Beneficial Ownership of, in the aggregate, those shares of common stock, par value $1.00 per share, of Seller (“Seller Common Stock”) specified on Schedule 1 attached hereto, which, by virtue of the Merger, will be converted into the right to receive shares of Buyer Common Stock (as such term is defined in the Merger Agreement), and therefore the Mergers are expected to be of substantial benefit to the Shareholder.

As a condition and inducement to Buyer and Seller entering into the Merger Agreement, Buyer and Seller have required that the Shareholder agree, and the Shareholder has agreed, to enter into this Agreement and abide by the covenants and obligations set forth herein.

Other individuals, as a condition and inducement to Buyer and Seller entering into the Merger Agreement, will enter into and abide by the covenants and obligations set forth in substantially similar voting agreements.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
GENERAL

1.1.            Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Affiliate” of a Person means any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person.

“Beneficial Ownership” by a Person of any securities means ownership by any Person who, directly or indirectly, through any Contract, arrangement, understanding, relationship or otherwise, has or shares (a) voting power which includes the power to vote, or to direct the voting of, such security; or (b) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 under the Exchange Act; provided, that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which such Person has, at any time during the term of this Agreement, the right to acquire pursuant to any Contract, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “Beneficially Own” and “Beneficially Owned” shall have a correlative meaning.

“Business” means the business of acting as a commercial, community or retail banking business including, but not limited to, entities which lend money, take deposits, provide financial advice, provide investment advice and offer financial products and services either directly or indirectly through other Persons, including insurance products and services.

“Control” (including the terms “controlling”, “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or any other means.

“Constructive Sale” means, with respect to any security, a short sale with respect to such security, entering into or acquiring an offsetting derivative Contract with respect to such security, entering into or acquiring a futures or forward Contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits and risks of ownership of any security.

“Covered Shares” means, with respect to the Shareholder, the Existing Shares, together with any shares of Seller Common Stock or other capital stock of Seller and any Buyer securities convertible into or exercisable or exchangeable for shares of Seller Common Stock or other capital stock of Seller, in each case, that the Shareholder acquires Beneficial Ownership of on or after the date hereof.

“Encumbrance” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or other right to acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, voting trust or agreement, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement).

“Existing Shares” means, with respect to the Shareholder, all shares of Seller Common Stock Beneficially Owned by the Shareholder as specified on Schedule 1 hereto.

“Permitted Transfer” means a Transfer (a) as the result of the death of the Shareholder by the Shareholder to a descendant, heir, executor, administrator, testamentary trustee, lifetime trustee or legatee of the Shareholder, (b) Transfers to Affiliates (including trusts) and family members in connection with estate and tax planning purposes, (c) Transfers to any other shareholder [and director][and executive officer] or executive officer of Seller who has executed a copy of this Agreement on the date hereof, (d) Transfers in connection with the payment of any withholding taxes owed by the Shareholder in connection with any vesting, settlement, or exercise, as applicable, of a Seller Restricted Stock Award or Seller Stock Option, (e) Transfers in respect of Covered Shares pledged in a bona fide transaction, which is outstanding prior to or as of the date hereof, to a lender to the Shareholder, and (f) such transfers as Buyer may otherwise permit; provided, that, in the case of the foregoing clauses (a), (b), and (f), prior to the effectiveness of such Transfer, such transferee executes and delivers to Buyer and Seller an agreement that is identical to this Agreement or such other written agreement, in form and substance acceptable to Buyer, to assume all of Shareholder’s obligations hereunder in respect of the Covered Shares subject to such Transfer and to be bound by the terms of this Agreement, with respect to the Covered Shares subject to such Transfer, to the same extent as the Shareholder is bound hereunder and to make each of the representations and warranties hereunder in respect of the Covered Shares Transferred as the Shareholder shall have made hereunder.

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“Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the grant, creation or suffrage of an Encumbrance in or upon, or the gift, placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession or otherwise by operation of Law) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each Contract, arrangement or understanding, whether or not in writing, to effect any of the foregoing. The term “Transferred” shall have a correlative meaning.

ARTICLE II
COVENANTS OF SHAREHOLDER

2.1.            Agreement to Vote. The Shareholder hereby irrevocably and unconditionally agrees that during the term of this Agreement, at a special meeting of the shareholders of Seller or at any other meeting of the shareholders of Seller, however called, including any adjournment or postponement thereof, and in connection with any written consent of the shareholders of Seller (collectively, “Seller Shareholders’ Meeting”), the Shareholder shall, in each case to the fullest extent that such matters are submitted for the vote or written consent of the Shareholder and that the Covered Shares are entitled to vote thereon or consent thereto:

(a)            appear at each such meeting or otherwise cause the Covered Shares as to which the Shareholder controls the right to vote to be counted as present thereat for purposes of calculating a quorum; and

(b)            vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Covered Shares as to which the Shareholder controls the right to vote:

(i)            in favor of the approval of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Mergers, and any actions required in furtherance thereof;

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(ii)            against any action or agreement that could result in a breach of any covenant, representation or warranty or any other obligation of Seller under the Merger Agreement;

(iii)            against any Acquisition Proposal; and

(iv)            against any action, agreement, amendment to any agreement or organizational document, transaction, matter or proposal submitted for the vote or written consent of the shareholders of Seller that is intended or would reasonably be expected to impede, interfere with, prevent, delay, postpone, discourage, frustrate the purposes of or adversely affect the Mergers or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by Seller of its obligations under the Merger Agreement.

2.2.            No Inconsistent Agreements. The Shareholder hereby covenants and agrees that, except for this Agreement, the Shareholder (a) shall not enter into, at any time while this Agreement remains in effect, any voting agreement or voting trust or any other Contract with respect to the Covered Shares, (b) shall not grant at any time while this Agreement remains in effect, a proxy, Consent or power of attorney in contravention of the obligations of the Shareholder under this Agreement with respect to the Covered Shares, (c) shall not commit any act, except for Permitted Transfers, that could restrict or affect his or her legal power, authority and right to vote any of the Covered Shares then held of record or Beneficially Owned by the Shareholder or otherwise reasonably expected to prevent or disable the Shareholder from performing any of his or her obligations under this Agreement, and (d) shall not take any action that would reasonably be expected to make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of impeding, preventing, delaying, interfering with, disabling or adversely affect the performance by, the Shareholder from performing any of his or her obligations under this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1.            Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Seller, Buyer and Buyer Bank as follows:

(a)            Authorization; Validity of Agreement; Necessary Action. The Shareholder has the requisite capacity and authority to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Shareholder and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Shareholder, enforceable against him or her in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exceptions).

(b)            Ownership. The Existing Shares are, and all of the Covered Shares owned by the Shareholder from the date hereof through and on the Closing Date will be, Beneficially Owned by the Shareholder except to the extent such Covered Shares are Transferred after the date hereof pursuant to a Permitted Transfer. From the date hereof through and on the Closing Date, the Shareholder has and will have sole title to the Covered Shares, free and clear of any Encumbrances other than those imposed by applicable Securities Laws. As of the date hereof, the Existing Shares constitute all of the shares of Seller Common Stock Beneficially Owned by the Shareholder. The Shareholder has and will have at all times through the Closing Date sole voting power (including the right to control such vote as contemplated herein), sole power of disposition (including the right to control any disposition), sole power to issue instructions with respect to the matters set forth in ARTICLE II hereof (including the right to control the making or issuing of any such instructions), and sole power to agree to all of the matters set forth in this Agreement (including the right to cause such agreements), in each case with respect to all of the Existing Shares and with respect to all of the Covered Shares owned by the Shareholder at all times through the Closing Date. The Shareholder has and will have possession of an outstanding certificate or outstanding certificates representing all of the Covered Shares (other than Covered Shares held at the Depository Trust Company or in book-entry form) and such certificate or certificates does or do not contain any legend or restriction inconsistent with the terms of this Agreement, the Merger Agreement or the transactions contemplated hereby and thereby.

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(c)            No Violation. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of his or her obligations under this Agreement will not, (i) conflict with or violate any Law or Order applicable to the Shareholder or by which any of his or her Assets is bound, or (ii) constitute or result in a Default under or the loss of any benefit under, or result in the creation of any Encumbrance on the Assets of the Shareholder under, any of the terms, conditions or provisions of any Contract to which the Shareholder is a party or by which the Shareholder or any of his or her Assets is bound, except for any of the foregoing as would not be reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Shareholder to perform his or her obligations under this Agreement. Except as contemplated by this Agreement, neither the Shareholder nor any of his or her Affiliates (A) has entered into any voting agreement or voting trust with respect to any Covered Shares or entered into any other Contract relating to the voting of the Covered Shares or (B) has appointed or granted a proxy or power of attorney with respect to any Covered Shares.

(d)            Consents and Approvals. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require the Shareholder to obtain any Consent. No Consent of Shareholder’s spouse is necessary under any “community property” or other laws in order for Shareholder to enter into and perform its obligations under this Agreement.

(e)            Legal Proceedings. There is no Litigation pending or, to the knowledge of the Shareholder, threatened against or affecting the Shareholder or any of his or her Affiliates that could reasonably be expected to impair the ability of the Shareholder to perform his or her obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(f)            No Fees. The Shareholder has not employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

(g)            Reliance by Buyer. The Shareholder understands and acknowledges that Buyer is entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement and the representations and warranties of Shareholder contained herein.

ARTICLE IV
OTHER COVENANTS

4.1.            Prohibition on Transfers; Other Actions.

(a)            Until the earlier of the receipt of the Seller Shareholder Approval or the date on which the Merger Agreement is terminated in accordance with its terms, the Shareholder hereby agrees not to (i) Transfer any of the Covered Shares, Beneficial Ownership thereof or any other interest specifically therein unless such Transfer is a Permitted Transfer; (ii) enter into any Contract with any Person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, the Shareholder’s representations, warranties, covenants and obligations under this Agreement; (iii) grant any proxy, power-of-attorney or other authorization in or with respect to any or all of the Covered Shares other than as required to effect the Shareholder’s voting obligations in Section 2.1; (iv) except as otherwise permitted by this Agreement or by order of a court of competent jurisdiction, take any action that could restrict or otherwise affect the Shareholder’s legal power, authority and right to vote all of the Covered Shares then Beneficially Owned by him or her, or otherwise comply with and perform his or her covenants and obligations under this Agreement; or (v) publicly announce any intention to do any of the foregoing. Any Transfer in violation of this provision shall be void. Following the date hereof, Seller shall notify its transfer agent that there is a stop transfer order with respect to all of the Covered Shares and that this Agreement places limits on the voting of the Covered Shares; provided, that any such stop transfer order and notice will immediately be withdrawn and terminated by Seller following the termination of this Agreement in accordance with Section 5.1.

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(b)            The Shareholder understands and agrees that if the Shareholder attempts to Transfer, vote or provide any other Person with the authority to vote any of the Covered Shares other than in compliance with this Agreement, Seller shall not, and the Shareholder hereby unconditionally and irrevocably instructs Seller to not (i) permit such Transfer on its books and records, (ii) issue a new certificate representing any of the Covered Shares, or (iii) record such vote unless and until the Shareholder shall have complied with the terms of this Agreement.

4.2.            Certain Events. In the event of a stock split, stock dividend or distribution, or any change in the Seller Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

4.3.            Notice of Acquisitions. The Shareholder hereby agrees to notify Seller and Buyer as promptly as practicable (and in any event at least two Business Days prior to the occurrence of any of the following events) in writing of (a) the number of any additional shares of Seller Common Stock or other securities of Seller of which the Shareholder acquires Beneficial Ownership on or after the date hereof, and (b) any proposed Permitted Transfers of the Covered Shares, Beneficial Ownership thereof or other interest specifically therein.

4.4.            Acquisition Proposals. The Shareholder shall not, and shall use his or her reasonable best efforts to cause his or her Affiliates and each of their respective Representatives not to, directly or indirectly, (a) solicit, initiate, seek, encourage (including by providing information or assistance), facilitate or induce any Acquisition Proposal, (b) engage or participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any Person any information or data in connection with, or afford access to the business, personnel, Assets or Books and Records of the Seller Entities in connection with, or take any other action to solicit, facilitate or induce the making of, any inquiry, offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (c) approve, agree to, accept, endorse or recommend any Acquisition Proposal, (d) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined under the Exchange Act) with respect to an Acquisition Proposal or otherwise encourage or assist any party in taking or planning any action that would reasonably be expected to compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (e) initiate a shareholders’ vote or action by consent of Seller’s shareholders with respect to an Acquisition Proposal, (f) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Seller that takes any action in support of an Acquisition Proposal, (g) approve, agree to, accept, endorse or recommend, or propose to approve, agree to, accept, endorse or recommend any Acquisition Agreement contemplating or otherwise relating to any Acquisition Transaction, or (h) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 4.4 by any Affiliate or Representative of the Shareholder shall constitute a breach of this Section 4.4 by the Shareholder.

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4.5.            [Non-Competition and Non-Solicitation.

(a)            The Shareholder acknowledges and agrees that that during the Shareholder's ownership, directly or indirectly, of Seller and as [a director][an executive officer] of Seller, the Shareholder and its Affiliates have become familiar with Seller’s trade secrets and with other confidential information concerning Seller and its Affiliates. Therefore, and in further consideration of the compensation to be paid to the Shareholder pursuant to the Merger Agreement, the Shareholder agrees to the covenants set forth in this Section 4.5 and acknowledges that: (i) the goodwill (including customer relationships) of Seller and its Affiliates associated with the transactions contemplated by the Merger Agreement is being acquired by Buyer; (ii) the Shareholder’s receipt of consideration for the Merger Consideration is a direct benefit from Buyer’s acquisition of such goodwill of Seller and its Affiliates; (iii) it is fair and appropriate to preserve the value of the goodwill of Seller and its Affiliates by entering into the covenants contained in this Section 4.5, which limits the Shareholder's ability to compete with Seller and its Affiliates and their respective successors and assigns; (iv) the agreements and covenants provided by the Shareholder in this Section 4.5 are essential to protect the value of Seller and its Affiliates, including the goodwill associated with Seller and its Affiliates; (v) without the covenants and agreements of the Shareholder contained in this Section 4.5, Buyer would not have entered into the Merger Agreement and such covenants and agreements contained herein were a condition and inducement to Buyer to enter into the Merger Agreement and to consummate the transactions pursuant to the Merger Agreement; and (vi) each and all of the restrictions contained in this Section 4.5, including the duration, scope and geographic area of the covenants described in this Section 4.5 are fair, reasonable and necessary in order to protect Seller and its Affiliates’ goodwill and other assets and legitimate interests of Seller and its Affiliates as those interests exist as of the date hereof.

(b)            The Shareholder hereby covenants and agrees that, for a period commencing on the Closing Date and terminating on the second anniversary of the Closing Date (the “Restricted Period”), such Shareholder shall not, within 50 miles of any branch or other office of Seller or Seller Bank in operation as of the date of this Agreement directly or indirectly, either for him or herself or for any other Person other than for Buyer or its Affiliates, participate in any business (including, without limitation, any division, group or franchise of a larger organization) that engages (or proposes to engage) in the Business; provided, that if as of the date hereof the Shareholder holds not more than a 1% direct or indirect equity interest in such Person, then the Shareholder may retain (but not increase) such ownership interest without being deemed to “participate” in the Business conducted by such Person. For purposes of this Agreement, the term “participate” shall mean having more than 1% direct or indirect ownership interest in any Person, whether as a sole proprietor, investor, owner, equity holder, partner, member, manager, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any Person (whether as [a director][an executive officer], officer, manager, member, supervisor, employee, agent, consultant or otherwise), with respect to the Business.

(c)            The Shareholder covenants and agrees that during the Restricted Period, the Shareholder shall not directly or indirectly, (i) as employee, agent, consultant, director, equity holder, member, manager, partner or in any other capacity, without Buyer’s prior written consent (other than for the benefit of Buyer or its Affiliates), solicit, call upon, communicate with or attempt to communicate (whether by mail, telephone, electronic mail, social media, personal meeting or any other means), excluding general solicitations of the public that are not based in whole or in part on any list of customers of Seller, Seller Bank, the Surviving Corporation, the Surviving Bank or any of their respective Affiliates with any Person that is or was a customer of Seller or any of its Affiliates (including Seller Bank) during the one-year period preceding the Closing Date for the purpose of engaging in opportunities related to the Business or contracts related to the Business, or (ii) interfere with or damage (or attempt to interfere with or damage) any relationship between Seller, Seller Bank, the Surviving Corporation, the Surviving Bank or any of their respective Affiliates and any such customers, supplier, licensee, licensor, franchisee or other business relation (including making, publishing or communicating any negative, defamatory or disparaging statements, remarks or comments concerning or alluding to Seller, Seller Bank, the Surviving Corporation, the Surviving Bank or any of their respective Affiliates or their products, customers, suppliers, licensees, licensors, franchisees and other associated third parties or make any maliciously false statements about Seller’s, Seller Bank’s, the Surviving Corporation’s, the Surviving Bank’s or any of their respective Affiliates’ employees and officers).

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(d)            The Shareholder covenants and agrees that during the Restricted Period, such Shareholder shall not directly or indirectly, as employee, agent, consultant, director, equity holder, member, manager, partner or in any other capacity, without Buyer’s prior written consent, employ, engage, recruit, hire, solicit or induce, or cause others to solicit or induce, for employment or engagement, any employee of Seller or its Affiliates (including Seller Bank) (excluding general solicitations of the public that are not based on any list of, or directed at, employees of Seller or its Affiliates (including Seller Bank)).]1

4.6.            Shareholder Capacity. The Shareholder is signing this Agreement solely in his or her capacity as a holder of Seller Common Stock, and nothing herein shall prohibit, prevent or preclude the Shareholder from taking or not taking any action in the Shareholder’s capacity as [a director][an executive officer] of Seller to the extent permitted by the Merger Agreement.

4.7.            Further Assurances. From time to time, at the request of Buyer or Seller and without further consideration, the Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to effect the actions and consummate the transactions contemplated by this Agreement.

4.8.            Disclosure. The Shareholder hereby authorizes Buyer and Seller to publish and disclose in any announcement or disclosure required by applicable Law and any proxy statement filed in connection with the transactions contemplated by the Merger Agreement the Shareholder’s identity and ownership of the Covered Shares and the nature of the Shareholder’s obligation under this Agreement.

ARTICLE V
MISCELLANEOUS

5.1.            Termination. This Agreement shall remain in effect until the earlier to occur of (a) the Effective Time, (b) the date of termination of the Merger Agreement in accordance with its terms, and (c) the termination of this Agreement by mutual written consent of the parties hereto; provided, that (i) the provisions of ARTICLE V shall survive any termination of this Agreement and (ii) the provisions of Section 4.5 shall survive until the end of the Restricted Period in the case of termination pursuant to clause (a) of this Section 5.1. Nothing in this Section 5.1 and no termination of this Agreement shall relieve or otherwise limit any party of liability for fraud, or willful or intentional breach of this Agreement.

1 Section 4.5 shall only be included in agreements where the Shareholder is also a director. Where the Shareholder is also an officer, Section 4.5 shall be omitted and marked as “Reserved”.

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5.2.            No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Buyer or Seller any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Shareholder, and Buyer or Seller shall not have any authority to direct the Shareholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

5.3            Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by registered or certified mail, postage pre-paid, return receipt requested, by courier or overnight carrier, or by email (with confirmed receipt) to the Persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Buyer:	Renasant Corporation
Renasant Bank
209 Troy Street
Tupelo, Mississippi 38804
Attention: James C. Mabry IV,
Executive Vice President
Chief Financial Officer
Email: Jim.Mabry@renasant.com

Copy to Counsel:	Covington& Burling LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018-1405
Attention: Frank M. (Rusty) Conner
Email: rconner@cov.com
Attention: Michael P. Reed
Email: mreed@cov.com;
Attention: Charlotte May
Email: cmay@cov.com

Seller:	The First Bancshares, Inc.
The First Bank
6480 U.S. Highway 98 West, Suite A
Hattiesburg, Mississippi 39402
Attention: M. Ray Cole, Jr.,
President & CEO
Email: hcole@thefirstbank.com

Copy to Counsel:	Alston & Bird LLP
One Atlantic Center
1201 W. Peachtree St. NE
Atlanta, GA 30305
Attention: Mark Kanaly
Email: Mark.Kanaly@alston.com;
Attention: Will Hooper
Email: Will.Hooper@alston.com

Shareholder:	To those Persons indicated on Schedule 1.

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5.4            Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and, unless otherwise defined herein, the words used shall be construed and interpreted according to their ordinary meaning so as fairly to accomplish the purposes and intentions of all parties hereto. Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive and “any” means “any and all.” “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” The words “hereby,” “herein,” “hereof,” “hereunder” and similar terms refer to this Agreement as a whole and not to any specific Section.

5.5            Counterparts; Delivery by Electronic Transmission. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by electronic means, including by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of electronic means, including e-mail delivery of a “.pdf” format data file, to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic means, including e-mail delivery of a “.pdf” format data file, as a defense to the formation of a contract and each party hereto forever waives any such defense.

5.6            Entire Agreement. This Agreement and, to the extent referenced herein, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, constitute the entire agreement among the parties hereto with respect to the transactions contemplated hereunder and thereunder and supersedes all prior arrangements or understandings, with respect thereto, written and oral.

5.7            Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

5.7.1            The parties agree that this Agreement shall be governed by and construed in all respects in accordance with and all disputes arising out of or in connection with this Agreement or the transactions contemplated hereby shall be resolved under, the Laws of the State of Mississippi without regard to any conflict of Laws or choice of Law principles that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction.

5.7.2            Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in Hinds, Madison, and Rankin County, Mississippi (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, and (d) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 5.3.

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5.7.3            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.7.

5.8            Amendments; Waivers. To the extent permitted by Law, this Agreement may be amended or waived by a subsequent writing signed by each of the parties upon the approval of each of the parties. The parties hereto may, to the extent permitted by Law, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply with an obligation, covenant, agreement or condition. No failure or delay by any party hereto in exercising any right, power, remedy or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege.

5.9            Enforcement of Agreement. The parties hereto agree that irreparable damage would occur and that the parties hereto would not have any adequate remedy at law in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

5.10            Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

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5.11            Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by merger, consolidation or otherwise by operation of Law) without the prior written consent of the other parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

5.12            Third Party Beneficiaries. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision hereof to the contrary, no Consent, approval or agreement of any third party beneficiary will be required to amend, modify or waive any provision of this Agreement.

5.13            Expenses. Each of the parties hereto shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder.

5.14            Reasonable Efforts. On the terms and subject to the conditions of this Agreement, the Shareholder agrees to execute and deliver such additional documents as Buyer may reasonably request and use its reasonable best efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereby as promptly as practicable. Without limiting the foregoing, the Shareholder shall execute and deliver to Buyer and any of its designees any proxies reasonably requested by Buyer with respect to the Shareholder’s voting obligations under this Agreement.

[signatures on following page]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the day and year first written above.

RENASANT CORPORATION

By:
Name:
Title:

The First Bancshares, Inc.

By:
Name:
Title:

[Signature Page to Voting Agreement]

SHAREholder

Name:

Schedule 1

INFORMATION

Name	Existing Shares

Address for notice:

Name:

Street:

City, State:

ZIP Code:

Telephone:

Fax:

Email:

EXHIBIT A-2

Form of Buyer Voting Agreement

[See attached]

EXHIBIT B

Form of Subsidiary Plan of Merger

[See attached]

Execution Version

Agreement and Plan of Merger

between

The First Bank

and

Renasant Bank

This Agreement and Plan of Merger (the “Agreement”) made between The First Bank, a Mississippi state-chartered bank, being located at Hattiesburg, county of Lamar, in the State of Mississippi (“Seller Bank”), with total capital of $[●], paid in capital and surplus of $[●] for [●] shares of common stock, each with a par value $[●] per share, and undivided profits or capital reserves of $[●], as of [●], and Renasant Bank, a Mississippi state-chartered bank, being located at Tupelo, county of Lee, in the state of Mississippi (“Buyer Bank” and together with Seller Bank, the “Merging Banks”), with total capital of $[●], paid in capital and surplus of $[●] for [●] shares of common stock, each with a par value of $[●] per share, and undivided profits and capital reserves of $[●], as of [●], 2024 each acting pursuant to a unanimous resolution of its board of directors, witnessed as follows:

Section 1.

Seller Bank shall be merged with and into Buyer Bank with the Buyer Bank as the surviving entity in the merger (the “Bank Merger”).

Section 2.

The name of the surviving entity in the Bank Merger (hereinafter referred to as the “Surviving Bank”) shall be Buyer Bank.

Section 3.

The business of the Surviving Bank shall be that of a Mississippi state-chartered bank. This business shall be conducted by the Surviving Bank at its main office to be located at 209 Troy Street, Tupelo, Mississippi 38804 and at its legally established branches.

Section 4.

The amount of total capital of the Surviving Bank shall be approximately $[●], divided into [●] shares of common stock, each of $[●] par value, and at the time the Bank Merger shall become effective, the Surviving Bank shall have a surplus of approximately $[●] and undivided profits, including capital reserves, which when combined with the capital and surplus will be equal to the combined capital structures of the Merging Banks as stated in the preamble of this Agreement, adjusted however, for normal earnings and expenses (and if applicable, purchase accounting adjustments) between [●], and the effective time of the Bank Merger (the “Effective Time”).

Section 5.

All rights, franchises and interests of the Merging Banks in and to every species of property, personal and mixed, and choses in action thereto belonging to each of the Merging Banks as they exist at the Effective Time shall pass to and vest in the Surviving Bank without any deed, conveyance or other transfer. The Surviving Bank shall hold and enjoy the same and all rights of property, franchises and interests in the same manner and to the same extent as were held and enjoyed by the Merging Banks. The Surviving Bank shall be responsible for all of the liabilities of every kind and description of each of the Merging Banks existing as of the Effective Time.

Section 6.

Of the capital stock of the Surviving Bank, the presently outstanding [●] shares of common stock each of $[●] par value, and the holders of it shall retain their present rights, and the shares of Seller Bank shall be cancelled for no consideration as of the Effective Time.

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Section 7.

Neither Seller Bank nor Buyer Bank shall declare or pay any dividend to its shareholders between the date of this Agreement and the Effective Time, or dispose of any of its assets in any other manner, except (a) in order to facilitate the Bank Merger or the merger (the “Parent Transaction”) contemplated by the Agreement and Plan of Merger by and between Renasant Corporation (“Buyer”) and The First Bancshares, Inc. (“Seller”), dated as of July 29, 2024 (the “Parent Merger Agreement”), or (b) as permitted in the Parent Merger Agreement.

Section 8.

The present board of directors of Buyer Bank shall continue to serve as the board of directors of the Surviving Bank until the next annual meeting or until such time as their successors have been elected and have qualified, except that on or prior to the Effective Time, and pursuant to the terms of the Parent Merger Agreement, the board of directors of Buyer Bank shall cause the number of directors that will comprise the full board of directors of Buyer Bank to be increased by six members, and shall appoint six directors of Seller Bank’s board of directors, of which no fewer than five shall be independent directors, as mutually agreed by Buyer and Seller, and one director shall be the Chief Executive Officer of Seller Bank or such other director of Seller or Seller Bank as mutually agreed by Buyer and Seller to fill the vacancies resulting from such increase.

Section 9.

The articles of incorporation of Buyer Bank in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Bank following the Bank Merger.

The bylaws of Buyer Bank in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Bank following the Bank Merger.

Section 10.

This Agreement may be terminated by the mutual written consent of Buyer Bank and Seller Bank or if the Parent Merger Agreement is terminated in accordance with its terms. If this Agreement is terminated, this Agreement will become void and have no effect, and none of Buyer Bank or Seller Bank, any of their respective subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby.

Section 11.

The Boards of Directors of each of Buyer Bank and Seller Bank have each unanimously approved this Agreement and the transactions contemplated hereby, including, without limitation, the Bank Merger, and have authorized the execution and performance thereof, and Buyer and Seller as sole shareholders of each of Buyer Bank and Seller Bank, respectively, have approved, ratified and confirmed this Agreement and the Bank Merger; and the Bank Merger shall become effective at the time specified in the articles of merger to be filed with the Secretary of State of the State of Mississippi.

Section 12.

Each of Buyer Bank and Seller Bank hereby represents and warrants to the other that (a) it has full power and authority to enter into this Agreement; (b) this Agreement does not conflict with or violate or cause it to be in default under any other agreement, document or instrument to which it is a party or by which it or its assets is bound or affected; (c) this Agreement does not violate any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to it or any of its respective assets (each, a “Law”), or any administrative decision or award, decree, injunction, judgment, order, consent decree, quasi-judicial decision or any award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or regulatory authority; and (d) this Agreement is a valid, binding and enforceable obligation against it, except as such enforceability may be limited by creditors rights laws and general principles of equity.

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Section 13.

Buyer Bank and Seller Bank agree that the Bank Merger shall not occur under this Agreement until (a) after the effective time of the Parent Transaction; and (b) after receipt of all necessary regulatory approvals for the transactions contemplated for consummation of the Parent Transaction and the Bank Merger, and all applicable waiting periods in respect thereof shall have expired.

Section 14.

(a) Buyer Bank and Seller Bank agree to (i) furnish upon request to each other such further information; (ii) execute and deliver to each other such other documents; and (iii) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

(b) To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by each of Buyer Bank and Seller Bank upon the approval of each of the same.

(c) None of the agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the effective time of the Bank Merger or the termination of this Agreement.

(d) The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

(e) Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

(f) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Mississippi. The parties agree that this Agreement shall be governed by, and construed in all respects in accordance with, and all disputes arising out of or in connection with this Agreement or the transactions contemplated hereby shall be resolved under, the Laws of the State of Mississippi without regard to any conflict of Laws or choice of Law principles that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction.

(g) Each of the Merging Banks acknowledges and agrees that it has participated in the drafting and negotiation of this Agreement. Accordingly, in the event of a dispute with respect to the interpretation or enforcement of the terms hereof, no provision shall be construed so as to favor or disfavor either party hereto.

(h) This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signatures on Following Page]

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WITNESS, the signatures of Buyer Bank and Seller Bank this        day of                       , 2024, each set by its president or a vice president, acting pursuant to a [unanimous] resolution of its board of directors.

THE FIRST BANK

By:
[President/Vice President]

RENASANT BANK

By:
[President/Vice President]

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EXHIBIT C

Employment Agreement Signatories

1. M. Ray (Hoppy) Cole, Jr.

2. Donna T. (Dee Dee) Lowery

Seller’s Disclosure Memorandum

[Omitted pursuant to Item 601(b)(2) of Regulation S-K]

Buyer’s Disclosure Memorandum

[Omitted pursuant to Item 601(b)(2) of Regulation S-K]